SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among
WABASH NATIONAL CORPORATION,
THE SUBSIDIARIES OF WABASH NATIONAL CORPORATION
 IDENTIFIED ON THE SIGNATURE PAGES HEREOF AND THE ADDITIONAL BORROWERS FROM TIME TO TIME PARTY HERETO,
as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
and
WELLS FARGO CAPITAL FINANCE, LLC
as the Administrative Agent, Joint Lead Arranger and Joint Bookrunner,
and

CITIZENS BUSINESS CAPITAL,
 a division of Citizens Asset Finance, Inc.,
as Syndication Agent, Joint Lead Arranger and Joint Bookrunner,

Dated as of December 21, 2018

1.		DEFINITIONS AND CONSTRUCTION.	1
	1.1.	Definitions.	1
	1.2.	Accounting Terms.	1
	1.3.	Code.	2
	1.4.	Construction.	2
	1.5.	Schedules and Exhibits.	3
	1.6.	Currency Matters.	3
	1.7.	Effect of Amendment and Restatement; No Novation.	4
2.		LOAN AND TERMS OF PAYMENT.	4
	2.1.	Revolver Advances.	4
	2.2.	Revolver Increases.	6
	2.3.	Borrowing Procedures and Settlements.	6
	2.4.	Payments; Reduction of Commitments; Prepayments.	14
	2.5.	Overadvances.	20
	2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.	21
	2.7.	Crediting Payments.	22
	2.8.	Designated Account.	22
	2.9.	Maintenance of Loan Account; Statements of Obligations.	23
	2.10.	Fees.	23
	2.11.	Letters of Credit.	24
	2.12.	LIBOR Option.	29
	2.13.	Capital Requirements.	32
	2.14.	Joint and Several Liability of Borrowers.	33
	2.15.	Dollars; Conversion to Dollars.	36
		Judgment Currency; Contractual Currency.	36
		Common Enterprise.	37
	2.18.	Extensions of Revolver Commitments.	37
	2.19.	Additional Borrowers.	40
3.		CONDITIONS; TERM OF AGREEMENT.	41
	3.1.	Conditions Precedent to the Initial Extension of Credit.	41

-i-

(continued)

	3.2.	Conditions Precedent to all Extensions of Credit.	41
	3.3.	Maturity.	42
	3.4.	Effect of Maturity.	42
	3.5.	Early Termination by Borrowers.	42
4.		REPRESENTATIONS AND WARRANTIES.	42
	4.1.	Due Organization and Qualification; Subsidiaries.	43
	4.2.	Due Authorization; No Conflict.	44
	4.3.	Governmental Consents.	44
	4.4.	Binding Obligations; Perfected Liens.	44
	4.5.	Title to Assets; No Encumbrances.	45
	4.6.	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.	45
	4.7.	Litigation.	46
	4.8.	Compliance with Laws.	46
	4.9.	No Material Adverse Change.	46
	4.10.	Fraudulent Transfer.	46
	4.11.	Employee Benefits.	46
	4.12.	Environmental Condition.	47
	4.13.	Intellectual Property.	47
	4.14.	Leases.	47
	4.15.	Deposit Accounts and Securities Accounts.	48
	4.16.	Complete Disclosure.	48
	4.17.	Material Contracts.	48
	4.18.	Patriot Act.	49
	4.19.	Indebtedness.	49
	4.20.	Payment of Taxes.	49
	4.21.	Margin Stock.	50
	4.22.	Governmental Regulation.	50
	4.23.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.	50
	4.24.	Employee and Labor Matters.	51
	4.25.	Eligible Accounts.	51
	4.26.	Eligible Inventory.	52
	4.27.	[Intentionally Omitted].	52
	4.28.	[Intentionally Omitted].	52
	4.29.	Locations of Inventory and Equipment.	52
	4.30.	Inventory Records.	52
	4.31.	Business Activity.	52
	4.32.	Vehicles.	52
5.		AFFIRMATIVE COVENANTS.	52
	5.1.	Financial Statements, Reports, Certificates.	53
	5.2.	Collateral Reporting.	53
	5.3.	Existence.	53
	5.4.	Maintenance of Properties.	53
	5.5.	Taxes.	54
	5.6.	Insurance.	54
	5.7.	Inspection.	55
	5.8.	Compliance with Laws.	55
	5.9.	Environmental.	56
	5.10.	Disclosure Updates.	56
	5.11.	Formation of Subsidiaries.	56
	5.12.	Further Assurances.	58
	5.13.	Employee Benefits.	58
	5.14.	[Intentionally Omitted].	58
	5.15.	Location of Inventory and Equipment.	58
	5.16.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.	59
	5.17.	Physical and Cycle Counts of Inventory.	59
	5.18.	Vehicle Titles.	59
	5.19.	Post-Closing Obligations.	59
6		NEGATIVE COVENANTS.	60
	6.1.	Indebtedness.	60

-ii-

(continued)

	6.2.	Liens.	60
	6.3.	Restrictions on Fundamental Changes.	61
	6.4.	Disposal of Assets.	61
	6.5.	Change Name.	62
	6.6.	Nature of Business.	62
	6.7.	Prepayments and Amendments.	62
	6.8.	Change of Control.	63
	6.9.	Restricted Junior Payments.	63
	6.10.	Accounting Methods.	64
	6.11.	Investments; Controlled Investments.	64
	6.12.	Transactions with Affiliates.	65
	6.13.	Use of Proceeds.	66
	6.14.	Limitation on Issuance of Stock.	66
	6.15.	Consignments and Other Arrangements.	67
	6.16.	Inventory and Equipment with Bailees.	67
7.		FINANCIAL COVENANT.	67
8.		EVENTS OF DEFAULT.	67
9.		RIGHTS AND REMEDIES.	70
	9.1.	Rights and Remedies.	70
	9.2.	Remedies Cumulative.	71
10.		WAIVERS; INDEMNIFICATION.	71
	10.1.	Demand; Protest; etc.	71
	10.2.	The Lender Group's Liability for Collateral.	71
	10.3.	Indemnification.	71
11.		NOTICES.	72
12.		CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.	73
13.		ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	74
	13.1.	Assignments and Participations.	74
	13.2.	Successors.	78

-iii-

(continued)

14.		AMENDMENTS; WAIVERS.	79
	14.1.	Amendments and Waivers.	79
	14.2.	Replacement of Certain Lenders.	81
	14.3.	No Waivers; Cumulative Remedies.	82
15.		AGENT; THE LENDER GROUP.	82
	15.1.	Appointment and Authorization of Agent.	82
	15.2.	Delegation of Duties.	83
	15.3.	Liability of Agent.	83
	15.4.	Reliance by Agent.	83
	15.5.	Notice of Default or Event of Default.	84
	15.6.	Credit Decision.	84
	15.7.	Costs and Expenses; Indemnification.	85
	15.8.	Agent in Individual Capacity.	86
	15.9.	Successor Agent.	86
	15.10.	Lender in Individual Capacity.	87
	15.11.	Collateral and Guaranty Matters.	87
	15.12.	Restrictions on Actions by Lenders; Sharing of Payments.	89
	15.13.	Agency for Perfection.	90
	15.14.	Payments by Agent to the Lenders.	90
	15.15.	Concerning the Collateral and Related Loan Documents.	90
	15.16.	Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.	90
	15.17.	Several Obligations; No Liability.	91
	15.18.	Documentation and Syndication Agent.	92
	15.19.	Disqualified Institutions.	92
16.		WITHHOLDING TAXES.	92
	16.1.	Payments	92
	16.2.	Exemptions.	93
	16.3.	Reductions.	95
	16.4.	Refunds	96

-iv-

(continued)

17.		GENERAL PROVISIONS.	96
	17.1.	Effectiveness.	96
	17.2.	Section Headings.	96
	17.3.	Interpretation.	96
	17.4.	Severability of Provisions.	96
	17.5.	Bank Product Providers.	97
	17.6.	Debtor-Creditor Relationship.	98
	17.7.	Counterparts; Electronic Execution.	98
	17.8.	Revival and Reinstatement of Obligations.	98
	17.9.	Confidentiality.	98
	17.10.	Lender Group Expenses.	100
	17.11.	Survival.	100
	17.12.	Patriot Act; Due Diligence.	100
	17.13.	Integration.	100
	17.14.	Wabash as Agent for Borrowers.	101
	17.15.	Intercreditor Agreement.	101
	17.16.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	101

-v-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit D-1	Form of Notice of Additional Borrower
Exhibit E-1	Form of Borrower Termination Notice
Exhibit L-1	Form of LIBOR Notice
Exhibit 3.1	Closing Checklist

Schedule A-1	Agent's Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 2.11(g)	Existing Letters of Credit
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers' Subsidiaries
Schedule 4.6(a)	Jurisdictions of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.11	Benefit Plans
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.24	Union Activity
Schedule 4.29	Locations of Inventory and Equipment
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.6	Nature of Business

-vi-

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), is entered into as of December 21, 2018, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as joint lead arranger, joint bookrunner and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Agent"), CITIZENS BUSINESS CAPITAL, a division of Citizens Asset Finance, Inc., as joint lead arranger, joint bookrunner and syndication agent (in such capacity, the "Syndication Agent"), WABASH NATIONAL CORPORATION, a Delaware corporation ("Wabash"), the Subsidiaries of Wabash identified on the signature pages hereof and the Additional Borrowers from time to time party thereto (such Additional Borrowers and such Subsidiaries, together with Wabash, are referred to hereinafter each individually as a "Borrower", and individually and collectively, jointly and severally, as the "Borrowers").
STATEMENT OF PURPOSE
Wabash, certain of the other Borrowers, the lenders party thereto, and Agent executed and delivered that certain Amended and Restated Credit Agreement dated as of the Existing Credit Facility Closing Date (as amended, restated or otherwise modified prior to the Closing Date, the "Existing Credit Agreement").
Borrowers have requested, and, subject to the terms and conditions hereof, Agent and such Lenders have agreed, effective on the Closing Date, to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree, effective on the Closing Date, as follows:
1.	DEFINITIONS AND CONSTRUCTION.
1.1. Definitions.
Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2. Accounting Terms.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if any Borrower notifies Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and such Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and such Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  Notwithstanding any changes in GAAP after the Closing Date (including the phase-in of the effectiveness of any changes to GAAP pursuant to any amendment to GAAP adopted as of the Closing Date), any lease of the Borrowers or their Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (without giving effect to such phase-in), whether such lease is entered into before or after the Closing Date, shall not constitute a Capital Lease under this Agreement or any other Loan Document (except for purposes of provisions relating to the preparation of financial statements in accordance of GAAP) as a result of such changes in GAAP unless otherwise agreed to in writing by Administrative Borrower and Agent. When used herein, the term "financial statements" shall include the notes and schedules thereto.  Whenever the term "Borrower" or "Borrowers" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP, unless the context clearly requires otherwise.

1.3. Code.
Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4. Construction.
Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and  "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."  The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could reasonably be expected to become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification, reimbursement and similar Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable agreements between the applicable Loan Party and the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid.  Any reference herein or in any other Loan Document to any Person shall be construed to include such Person's successors and permitted assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5. Schedules and Exhibits.
All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.6. Currency Matters.
Notwithstanding anything to the contrary contained herein, for purposes of any determination under Article 4, Article 5, Article 6 or Article 8 (any of the foregoing, an "Applicable Transaction"), in a currency other than Dollars, (i) the Dollar Equivalent of an applicable transaction in any such currency shall be calculated as of the date of such applicable transaction (which, in the case of any distribution, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under another clause of the definition of Permitted Indebtedness (provided such incurrence shall be deemed a usage of such additional clause of the definition of Permitted Indebtedness for all purposes) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any Applicable Transaction so long as such Applicable Transaction was permitted at the time incurred, made, acquired, committed, entered or declared.

1.7. Effect of Amendment and Restatement; No Novation.
On the Closing Date, upon the effectiveness of this Agreement, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement.  The Existing Obligations (as amended and restated hereby) shall continue in full force and effect, and the effectiveness of this Agreement on the Closing Date shall not constitute a novation or repayment of the Existing Obligations.  Such Existing Obligations, together with any and all additional Obligations incurred by Borrowers under this Agreement or under any of the other Loan Documents, shall continue to be secured by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in the Loan Documents.  Each Borrower hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants by it contained in any and all Loan Documents, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered on the Closing Date (including, without limitation, as modified by any releases of Collateral delivered on the Closing Date).  On the Closing Date, any and all references in any Loan Documents to the Existing Credit Agreement shall be deemed to be amended to refer to this Agreement.
2.	LOAN AND TERMS OF PAYMENT.
2.1. Revolver Advances.
(a) On the Closing Date, the outstanding principal balance of the Advances (as defined in the Existing Credit Agreement) is $49,157.51.  All Advances (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Closing Date shall be continued and shall, for all purposes of this Agreement, constitute Advances hereunder owing to Lenders as if such Advances had been made by Lenders to Borrowers hereunder.  Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans ("Advances") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i) such Lender's Revolver Commitment, or
(ii) such Lender's Pro Rata Share of an amount equal to the lesser of:
(A) the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, and
(B) the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.
(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, in the case of an Extended Revolver Commitment, the applicable extended maturity date, or in either case, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that any Borrower is or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has or have failed to pay when due, (B) amounts owing by any Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease or Liens securing the Term Loan Indebtedness and subject to the Intercreditor Agreement), which Lien or trust, in the Permitted Discretion of Agent likely would be pari passu with or have a priority superior to Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (C) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of a Borrower's business; (D) shrinkage, spoilage and obsolescence of Inventory; (E) slow moving Inventory; (F) amounts relating to currency exchange rate risk; (G) amounts determined by Agent (in its Permitted Discretion) to be necessary in order to complete any Remedial Action required in order for Borrowers and their Subsidiaries to be in compliance in all material respects with applicable Environmental Law or to cause to be discharged any existing or reasonably expected Environmental Liabilities; and (H) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment as is customary for asset based facilities of this type, determines reserves should be established from time to time hereunder.  Agent will provide written notice in reasonable detail to Administrative Borrower at least five (5) Business Days' prior to the establishment of any new categories of reserves after the date hereof or any change in the methodology of calculating an existing reserve after the date hereof that results in an increase to such reserve, except that such prior notice shall not be required (i) for a change that arises from the application of any existing criteria of reserves, (ii) for a change that arises as a result of Agent correcting any errors in calculation by the Borrowers, (iii) at any time that an Event of Default has occurred and is continuing, (iv) at any time there is a Dominion Period, or (v) if in the commercially reasonable good faith determination of Agent, it is necessary to act sooner to preserve or protect the Collateral or its value or the rights of Agent therein or to otherwise address any event, condition or circumstance that, in the commercially reasonable good faith judgment of the Agent, is reasonably likely to imminently cause a diminution in the value of the Collateral or to imminently threaten the ability to realize upon any portion of the Collateral, and provided, however, that, during such period of five (5) Business Days, no additional Borrowings that would cause an Overadvance to exist upon giving effect to such change shall be permitted.  Upon receipt of such notice, Administrative Borrower may take such action as may be required so that the event, condition, or matter that is the basis for the reserve no longer exists.  In any case where the foregoing does not require prior written notice of the establishment of any new categories of reserves or any change in the methodology of calculating an existing reserve that results in an increase to such reserve, Agent shall provide written notice thereof in reasonable detail to Administrative Borrower as promptly as practicable following the application thereof.

2.2. Revolver Increases.
Borrowers may, prior to the Latest Maturity Date, by written notice to Agent (whereupon Agent shall promptly deliver a copy to each of the Lenders), request up to 4 increases (in minimum increments of $25,000,000) and not to exceed $100,000,000 in the aggregate, to the amount of the Maximum Revolver Amount (any such increase, a "Revolver Increase" and collectively, the "Revolver Increases"); provided, that (i) no such request shall be made, and no Revolver Increase shall be effective, if at the time that such Revolver Increase is to be made (and upon giving effect thereto) a Default or Event of Default shall exist and (ii) any such Revolver Increase may be subject to a closing fee to be determined.  The notice from Borrowers pursuant to this Section shall set forth the requested amount of such Revolver Increase.  Each Lender shall have the right to increase by its Pro Rate Share of any proposed Revolver Increase by written notice to Administrative Borrower and Agent by the deadline therefor reasonably established by Agent in consultation with Administrative Borrower.  Any Lender who fails to respond to any such Revolver Increase by such deadline shall be deemed to have elected to not participate in such Revolver Increase. No Lender shall have any obligation to participate in any Revolver Increase. If any Lender shall elect not to participate in any Revolver Increase, Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with such proposed Revolver Increase, subject to the provisions of Section 13 (including, without limitation, consent rights of Agent and Administrative Borrower with respect to any such prospective lender as if it were an Assignee).  In connection with each Revolver Increase and as a further condition to providing each Revolver Increase, Lenders and each Loan Party shall execute such amendments, agreements, instruments and documents, if any, as Agent shall reasonably request to evidence such Revolver Increase and to increase each minimum Excess Availability or minimum Availability threshold set forth in this Agreement and the other Loan Documents by an amount in proportion to such Revolver Increase and, any Person that becomes a Lender shall execute a joinder to this Agreement as a Lender.
2.3. Borrowing Procedures and Settlements.
(a) Procedure for Borrowing.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent.  Such notice must be received by Agent no later than 1:00 p.m. (Chicago time) on the Business Day that is the requested Funding Date (in the case of a Swing Loan) or no later than 1:00 p.m. (Chicago time) on (A) the Business Day prior to the date that is the requested Funding Date in the case of a Base Rate Loan and (B) the Business Day that is three Business Days' prior to the requested Funding Date in the case of a LIBOR Loan as required by Section 2.12(b), specifying, in each case, (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day.  At Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, each Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.  All Borrowing requests which are not made on-line via Agent's electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent's authentication process (with results satisfactory to Agent) prior to the funding of any such requested Advance.
(b) Making of Swing Loans.  In the case of a request for an Advance and so long as the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed an amount equal to ten percent (10%) of the Maximum Revolver Amount, and Swing Lender, in its sole discretion, shall agree to make a Swing Loan, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account.  Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent's Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.
(c) Making of Loans.
(i) Promptly after receipt of a request for a Borrowing (other than a Swing Loan) pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 3:00 p.m. (Chicago time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 12:00 noon (Chicago time) on the Funding Date applicable thereto.  After Agent's receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 11:00 a.m. (Chicago time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If and to the extent that any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest or demonstrable error.  If such amount is so made available, such payment to Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.
(d) Protective Advances and Optional Overadvances.
(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv) and the last sentence of this Section 2.3(d)(i), Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent's sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders (subject to the aggregate amount limitation set forth in Section 2.4(d)(iv)) that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as "Protective Advances").  In any event, if any Protective Advances remain outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Agent shall not make additional Protective Advances.
(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), and the last sentence of this Section 2.3(d)(ii), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) upon giving effect to such Advances, the aggregate amount of Overadvances and Protective Advances does not exceed the limitation set forth in Section 2.4(d)(iv), and (B) upon giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the immediately preceding sentence.  In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5.  Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.  In any event: (x) if any Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Advances in an amount sufficient to eliminate all such Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least five consecutive days before Overadvances are made.
(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.  The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances.  For the avoidance of doubt, the limitations on Agent's ability to make Protective Advances do not apply to Overadvances and the limitations on Agent's ability to make Overadvances do not apply to Protective Advances.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.
(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary:  (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Maximum Revolver Amount or such higher amount as the Required Lenders may approve; (B) to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the

Maximum Revolver Amount, each such Protective Advance shall be for Agent's sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b); and (C) no Lender shall be required to make Advances (including reimbursement to Agent of Overadvances and Protective Advances) in excess of the amount of its Revolver Commitment.
(e) Settlement.  It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
(i) Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers' or their Subsidiaries' Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. (Chicago time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date").  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing  Loans, and Protective Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. (Chicago time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender's Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. (Chicago time) on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender's balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and, if applicable, proceeds of Collateral.
(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections or payments of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f) Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g) Defaulting Lenders.
(i) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender's benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of an Advance (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, prior to the occurrence and continuation of an Application Event, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, however, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the Non-Defaulting Lenders, Agent, Issuing Lender and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent or Administrative Borrower, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Administrative Borrower).  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender (which may be a new Lender) to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or any Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A) such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of the Revolving Loan Exposure of all Non-Defaulting Lenders plus such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that (I) Borrower shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also the Issuing Lender and (II) Agent shall from time to time upon Borrower's request release any such cash collateral to Borrower to the extent the amount of such cash collateral exceeds such Defaulting Lender's Letter of Credit Exposure not otherwise reallocated;
(C) if Borrower cash collateralizes any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrower shall not be required to pay any Letter of Credit fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;
(E) to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Letter of Credit fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated (or, in the case of Swing Loan Exposure, reduced by prepayment) pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Lender, as applicable, and Borrower to eliminate the Swing Lender's or Issuing Lender's risk with respect to the Defaulting Lender's participation in Swing Loans or Letters of Credit, including the cash collateralization of any Defaulting Lender's Letter of Credit Exposure as provided in Section 2.3(g)(ii)(B); and
(G) Agent may release any cash collateral provided by Borrower pursuant to this Section 2.3(g)(ii) to the Issuing Lender and the Issuing Lender may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.11(a).
(h) Independent Obligations.  All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4. Payments; Reduction of Commitments; Prepayments.
(a) Payments by Borrower.
(i) Except as otherwise expressly provided herein, all payments by any Borrower or any Guarantor shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:00 p.m. (Chicago time) on the date specified herein.  Any payment received by Agent later than 1:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.  If the due date for any payment to be made by any Borrower or any Guarantor shall fall due on a day that is not a Business Day, payment shall instead be due on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Latest Maturity Date, payment shall be made on the immediately preceding Business Day.
(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent

Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b) Apportionment and Application.
(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv) and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent in respect of the Obligations and all proceeds of Collateral received by Agent shall be applied to the Obligations as follows:
(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) then due to Agent or indemnities then due to Agent under the Loan Documents, until paid in full,
(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C) third, to pay interest due in respect of all Protective Advances until paid in full,
(D) fourth, to pay the principal of all Protective Advances until paid in full,
(E) fifth, ratably, to pay any Lender Group Expenses then due to the Lender Group (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H) eighth, to pay the principal of all Swing Loans until paid in full,
(I) ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,
(J) tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) to the Bank Product Providers to the extent that the amount of Bank Product Obligations owed to each such Bank Product Provider is reflected in the Bank Product Reserve Amount at such time (after taking into account any amounts previously paid pursuant to this clause (iii) during the continuation of the applicable Application Event),
(K) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations in excess of the amounts described in tier (J) hereof, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),
(L) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M) thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Loan Party to Agent and specified by such Loan Party to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c) Reduction of Commitments.
(i) The Revolver Commitments shall terminate on the Latest Maturity Date.  Borrowers may from time to time reduce the Revolver Commitments, without premium or penalty, other than any payments required pursuant to Section 2.12(b)(ii), to an amount (which may be zero) (A) not less than the sum of (x) the Revolver Usage as of such date, plus (y) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (z) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a), and (B) except in the case of a reduction of the Revolver Commitments to zero, that would not cause WFCF's Pro Rata Share of the Maximum Revolver Amount to be less than $30,000,000 or if WFCF has assigned all or any portion of its Revolver Commitment after the Closing Date in accordance with the terms of this Agreement, an amount equal to $30,000,000 minus such assigned amounts.  Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than seven (7) Business Days prior written notice to Agent and shall be irrevocable; provided, however, that a notice of reduction may state that such notice is conditioned upon the consummation of one or more transactions specified therein, in which case such notice may be revoked or modified by Administrative Borrower (by notice to the Agent on or prior to the specified date of reduction) if such transaction is not consummated.  Once reduced, the Revolver Commitments may not be increased.  Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.
(d) Optional Prepayments.  Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty, other than payments required pursuant to Section 2.12(b)(ii).

(e) Mandatory Prepayments.
(i) Borrowing Base.  If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the "Borrowing Base Excess"), then Borrowers shall within one (1) Business Day thereof prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the Borrowing Base Excess; provided, however, that such one (1) Business Day time period shall be extended to five (5) Business Days in the case of any Borrowing Base Excess caused solely by the imposition of a new category of reserves or the change in the methodology of calculating an existing reserve and provided further that Agent is obligated to provide Administrative Borrower with at least five (5) Business Days' notice thereof in accordance with Section 2.1(c).
(ii) Dispositions.  Subject to the applicable provisions of the Intercreditor Agreement, within three (3) Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds in excess of $1,000,000 (provided, however, that such amount shall automatically increase to $5,000,000 upon the effectiveness of the Term Loan Mandatory Prepayment Amendment) from any voluntary or involuntary sale or disposition by any Loan Party or any of its Subsidiaries of assets (excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j) and (l) of the definition of Permitted Dispositions and, to the extent that a Dominion Period is not then in effect, clause (f) of the definition of Permitted Disposition, but including casualty losses or condemnations in respect thereof), such Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers' intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrowers or their Subsidiaries, (C) pending such application, the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest (subject to Permitted Liens), and (D) Borrowers or their Subsidiaries, as applicable, complete such replacement, purchase, or construction, or enter into a binding commitment with respect to such replacement, purchase or construction, in each case within 365 days after the initial receipt of such monies, then the Loan Party or Subsidiary whose assets were the subject of such disposition (in the case of a replacement) or any of the Loan Parties shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrowers or their Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed (or, in the case of replacements, purchases or construction to which Borrowers or their Subsidiaries have committed within such 365-day period, to the extent that such replacement, purchase or construction shall not have been made or completed within 180 days from the end of such 365-day period), in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f); provided, however, that (x) in the case of ABL Priority Collateral, Borrowers and their Subsidiaries shall not have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $1,500,000 in any given fiscal year and (y) in the case of the Term Priority Collateral, Borrowers and their Subsidiaries shall not have the right to use such Net Cash Proceeds to make such replacements, purchases or construction unless, while the Term Loan Credit Agreement is in effect, such replacements, purchases and construction are permitted by the terms of the Term Loan Credit Agreement (as in effect on the Closing Date, or in the case of the Net Cash Proceeds from the sale or other disposition of the Real Property located at 10498 North Vancouver Way, Portland, Oregon as may be consented by the requisite lenders party to the Term Loan Credit Agreement) or, if the Term Loan Credit Agreement is no longer in effect, such Net Cash Proceeds are in excess of $1,500,000 in any given fiscal year; provided, however, that each of the monetary caps in the foregoing clauses (x) and (y) shall no longer apply upon the effectiveness of the Term Loan Mandatory Prepayment Amendment.  Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.  For clarity, in the event that Borrowers at any time elect to apply the Net Cash Proceeds described in this Section 2.4(e)(ii) to prepay the Obligations, the reinvestment requirements described herein shall cease to be applicable to Borrowers and their Subsidiaries without regard to whether such amounts are subsequently reborrowed.
(iii) Extraordinary Receipts.  Subject to the applicable provisions of the Intercreditor Agreement, within three (3) Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds of such Extraordinary Receipts.
(iv) Indebtedness.  Subject to the applicable provisions of the Intercreditor Agreement, within 1 Business Day of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence.  The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.
(v) Net Cash Proceeds Rejected by a Term Loan Lender.  Within 1 Business Day of the date that Administrative Borrower is permitted under the Term Loan Credit Agreement to retain any Net Cash Proceeds that otherwise would have been required to be paid as a mandatory prepayment of the Term Loan Indebtedness under any of Sections 5.2(a), (b) and (e) of the Term Loan Credit Agreement (the "Rejected Term Loan Prepayment Proceeds"), Borrowers shall prepay the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Rejected Term Loan Prepayment Proceeds.
(vi) No Reduction of Maximum Revolver Amount.  For clarity, none of the mandatory prepayments described in this Section 2.4(e) shall have the effect of reducing the Maximum Revolver Amount or any Lender's Revolver Commitment.
(vii) Exceptions for Foreign Subsidiaries.  Notwithstanding anything to the contrary contained in this Section 2.4(e), (i) to the extent that any of or all the Net Cash Proceeds of any disposition by a Foreign Subsidiary (a "Foreign Disposition") or Extraordinary Receipts attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Extraordinary Receipts so affected will not be required to be applied to repay Obligations at the times provided in this Section 2.4(e) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (Borrowers hereby agree to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Extraordinary Receipts is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Extraordinary Receipts will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.4(e) and (ii) to the extent that the Administrative Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Extraordinary Receipts attributable to Foreign Subsidiaries would have adverse tax cost consequences with respect to such Net Cash Proceeds or Extraordinary Receipts (including, without limitation, creating a tax obligation or requiring the use of  net operating losses or similar tax credits to reduce such tax obligation), such Net Cash Proceeds or Extraordinary Receipts so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any such Net Cash Proceeds or Extraordinary Receipts so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.4(e)(ii), Borrowers may, at their option, apply an amount equal to such Net Cash Proceeds or Extraordinary Receipts to such reinvestments or prepayments, as applicable, as if such Net Cash Proceeds or Extraordinary Receipts had been received by a Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against (or, if applicable, the net operating losses that would have been applied) if such Net Cash Proceeds or Extraordinary Receipts had been repatriated (or, if less, the Net Cash Proceeds or Extraordinary Receipts that would be calculated if received by such Foreign Subsidiary).
(f) Application of Payments.  Each prepayment pursuant to Section 2.4(e)(i), 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv) and 2.4(e)(v) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
2.5. Overadvances.
If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an "Overadvance"), Borrowers shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Latest Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

2.6. Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.
(a) Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and
(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b) Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
(c) Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders (written notice of which election promptly shall be given by Agent to Administrative Borrower),
(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and
(ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d) Payment.  Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding; provided, however, that the Borrowers shall have 2 Business Days to review the invoice for any Lender Group Expenses comprised of attorneys' fees prior to the same becoming due and payable under this sentence.  Each Borrower hereby authorizes Agent, from time to time without prior notice to such Borrower, to charge all interest, Letter of Credit fees, and all other fees payable  hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans; provided, however, that the Borrowers shall have 2 Business Days to review and pay Lender Group Expenses comprised of attorneys' fees prior to Agent charging the Loan Account.  Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are properly charged to the Loan Account shall thereafter constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e) Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year or in the case of Base Rate Loans only, on the basis of a 365 or 366 day year (as the case may be), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f) Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7. Crediting Payments.
The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent's Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 1:00 p.m. (Chicago time).  If any payment item is received into Agent's Account on a non-Business Day or after 1:00 p.m. (Chicago time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8. Designated Account.
Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be (and reasonably and in good faith believed by Agent to be) an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9. Maintenance of Loan Account; Statements of Obligations.
Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by Issuing Lender for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for any Borrower's account.  Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest or demonstrable error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
2.10. Fees.
Borrower shall pay to Agent,
(a) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b) for the ratable account of those Lenders (excluding Defaulting Lenders) with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.20% per annum times the result of (i) the aggregate amount of the Revolver Commitments (excluding the Revolver Commitments of Defaulting Lenders), less (ii) the average Daily Balance of the Revolver Usage (excluding Revolving Usage attributable to Defaulting Lenders) during the immediately preceding month (or portion thereof).  For the avoidance of doubt, Borrowers need not pay any unused line fee attributable to the Revolver Commitment of any Defaulting Lender, to such Defaulting Lender or otherwise.
(c) audit, appraisal, field examination, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus reasonable and documented out-of-pocket expenses for each financial audit of the Loan Parties performed by personnel employed by Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus reasonable and documented out-of-pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of the Loan Parties, to establish electronic collateral reporting systems, or any portion thereof, or to appraise the Collateral consisting of Inventory, or any portion thereof or, to the extent required by applicable law, Real Property; provided, however, that (A) so long as no Event of Default shall have occurred and be continuing and (x) Borrowers have Excess Availability in an amount equal to or greater than 15% of the Maximum Revolver Amount as of the date such audit is scheduled, Borrowers shall not be obligated to reimburse Agent for more than 1 audit during any calendar year, or (y) Borrowers have Excess Availability in an amount less than 15% of the Maximum Revolver Amount as of the date such audit is scheduled, Borrowers shall not be obligated to reimburse Agent for more than 2 audits during any calendar year, and (B) so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than 1 appraisal during any calendar year of each of the following types of Collateral:  Inventory consisting of trailers and Inventory consisting of raw materials, parts and work-in-process; provided, further, however, that to the extent an Event of Default has occurred and is continuing, Borrowers shall be obligated to reimburse Agent for all fees and charges for each audit and appraisal during any calendar year occurring from and after such Event of Default.
2.11. Letters of Credit.
(a) Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in accordance herewith, the Issuing Lender agrees to issue, or to cause an Underlying Issuer (including, as Issuing Lender's agent) to issue, a requested Letter of Credit.  If Issuing Lender, at its option, elects to cause an Underlying Issuer to issue a requested Letter of Credit, then Issuing Lender agrees that it will enter into arrangements relative to the reimbursement of such Underlying Issuer (which may include, among, other means, by becoming an applicant with respect to such Letter of Credit or entering into undertakings which provide for reimbursements of such Underlying Issuer with respect to such Letter of Credit; each such obligation or undertaking, irrespective of whether in writing, a "Reimbursement Undertaking") with respect to Letters of Credit issued by such Underlying Issuer.  By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue or that an Underlying Issuer issue the requested Letter of Credit and to have requested Issuing Lender to issue a Reimbursement Undertaking with respect to such requested Letter of Credit if it is to be issued by an Underlying Issuer (it being expressly acknowledged and agreed by each Borrower that Borrowers are and shall be deemed to be applicants (within the meaning of Section 5-102(a)(2) of the Code) with respect to each Underlying Letter of Credit).  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit or to issue a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, that supports the obligations of Borrowers or their Subsidiaries in respect of (A) a lease of real property or (B) an employment contract.  The Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if any of the following would result after giving effect to the requested issuance:
(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances (inclusive of Swing Loans), or
(ii) the Letter of Credit Usage would exceed $15,000,000, or
(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).
Issuing Lender shall have no obligation to issue a Letter of Credit or a Reimbursement Undertaking in respect of an Underlying Letter of Credit, in either case, if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such Letter of Credit or Reimbursement Undertaking or Underlying Issuer from issuing such Letter of Credit, or any law applicable to Issuing Lender or Underlying Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender or Underlying Issuer shall prohibit or request that Issuing Lender or Underlying Issuer refrain from the issuance of letters of credit generally or such Letter of Credit or Reimbursement Undertaking (as applicable) in particular, or (II) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender or Underlying Issuer applicable to letters of credit generally.
Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that, except as provided in the next paragraph of this Section 2.11(a)(iii), the amounts payable thereunder must be payable in Dollars.  If Issuing Lender makes a payment under a Letter of Credit or an Underlying Issuer makes a payment under an Underlying Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder notwithstanding any timing requirements in Section 2.3 to the contrary, and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers' obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Advance.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.
After the Closing Date, Borrowers may request that Letters of Credit and/or Reimbursement Undertakings be issued in any lawful currency other than Dollars that is at such time freely traded in the offshore interbank foreign exchange and foreign deposit market in which Issuing Lender customarily funds loans in currencies other than Dollars, by means of a written request received by Agent at least 7 Business Days prior to the issuance date for the Letter of Credit or Reimbursement Undertaking.  Agent may accept or reject such request in the exercise of its sole discretion and shall promptly inform Borrowers thereof.  If Agent accepts any such request, the currency designated shall be referred to as an "Agreed Alternate Currency".  Notwithstanding the foregoing, any otherwise Agreed Alternate Currency shall automatically cease being an Agreed Alternate Currency at such time that, in Agent's reasonable determination, such currency could not reasonably be converted by Agent into Dollars within 3 Business Days.  Upon any draw upon a Letter of Credit or Reimbursement Undertaking, the amount of such draw shall be immediately converted into Dollars in the manner provided in Section 2.15.  The Letter of Credit Usage shall be adjusted at a frequency determined by Agent (but no less frequently than monthly) on the basis of a mark-to-market conversion completed in the manner set forth in Section 2.15.
(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(a) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit or a Reimbursement Undertaking (or an amendment to a Letter of Credit or a Reimbursement Undertaking increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender and each Reimbursement Undertaking, in an amount equal to its Pro Rata Share of such Letter of Credit or Reimbursement Undertaking, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender or an Underlying Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrowers for any reason.  Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group and each Underlying Issuer harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 16), and reasonable and documented attorneys' fees incurred by Issuing Lender, any other member of the Lender Group, or any Underlying Issuer arising out of or in connection with any Reimbursement Undertaking or any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify the Issuing Lender, any other member of the Lender Group or the Underlying Issuer for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer.  Each Borrower agrees to be bound by the Underlying Issuer's regulations and good faith interpretations of any Letter of Credit, and each Borrower understands and agrees that none of the Issuing Lender, the Lender Group, or any Underlying Issuer shall be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower's instructions or instructions contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the Reimbursement Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by a Borrower against such Underlying Issuer.  Each Borrower hereby agrees to indemnify, save, defend, and hold Issuing Lender and the other members of the Lender Group harmless with respect to any loss, cost, expense (including reasonable and documented attorneys' fees), or liability (other than Taxes, which shall be governed by Section 16) incurred by them as a result of the Issuing Lender's indemnification of an Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify any Issuing Lender or other member of the Lender Group for any such loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Each Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
(e) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such usage charge may be changed from time to time on a prospective basis, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(f) If by reason of (i) any change after the Closing Date (or, as to any Lender that becomes a Lender after the Closing Date, the date such Lender becomes a Lender) in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, any other member of the Lender Group, or Underlying Issuer with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii) there shall be imposed on the Issuing Lender, any other member of the Lender Group, or Underlying Issuer any other condition regarding any Letter of Credit or Reimbursement Undertaking, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer of issuing, making, guaranteeing, or maintaining any Reimbursement Undertaking or Letter of Credit or to reduce the amount receivable in respect thereof by the Issuing Lender, the Underlying Issuer or any other member of the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor in accordance with this Section accompanied by a certificate in reasonable detail as contemplated below, such amounts as Agent may specify to be necessary to compensate the Issuing Lender, any other member of the Lender Group, or an Underlying Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that no Borrower shall be required to provide any compensation pursuant to this Section 2.11(f) for any such amounts incurred more than 90 days prior to the date on which the demand for payment of such amounts is first made to Borrowers (provided, that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a change in applicable law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued); provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(g) As of the Closing Date, there are certain outstanding letters of credit that were issued under the Existing Credit Agreement (the "Existing Letters of Credit"), all as described on Schedule 2.11(g) hereto.  Effective as of the Closing Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement.

2.12. LIBOR Option.
(a) Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that interest on each LIBOR Rate Loan having an Interest Period of six (6) months shall be payable on the last day of each 3 month interval; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect to a continuation or conversion of the applicable Borrowing as contemplated by this Agreement, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.
(b) LIBOR Election.
(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 1:00 p.m. (Chicago time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline").  Notice of Administrative Borrower's election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii) Each LIBOR Notice shall be irrevocable and binding on each Borrower.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses").  A certificate of Agent or a Lender delivered to Borrowers setting forth the calculation in reasonable detail of any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest or demonstrable error.  Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.  If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Administrative Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.  Neither Agent nor any Lender shall be entitled to recover under this Section losses, costs or expenses incurred by Agent or such Lender as a result of the bad faith, gross negligence or willful misconduct of Agent or such Lender, as applicable.
(iii) Borrowers shall have not more than 6 LIBOR Rate Loans in effect at any given time.  Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
(iv) The parties hereto agree that all interest periods with respect to LIBOR Rate Loans under the Existing Credit Agreement in existence as of the Closing Date shall be deemed for all purposes to be Interest Periods selected under this Agreement for a like period, commencing and ending on the same dates as the existing interest periods.
(c) Conversion.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers' and their Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d) Special Provisions Applicable to LIBOR Rate.
(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrowers and Agent prompt written notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any additional or increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrowers of such law giving rise to such additional or increased costs and of such Lender's demand for compensation therefor in accordance herewith; provided further that if such claim arises by reason of the adoption of or change in any law that is retroactive, then the 180 day period day period referred to above shall be extended to include the period of retroactive effect thereof.
(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the Closing Date, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give written notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii) If at any time the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Administrative Borrower) that the Required Lenders have determined, that (i) adequate and reasonable means do not exist for ascertaining the LIBOR Rate (including because the LIBOR Rate is not available or published on a current basis or the circumstances set forth in Section 2.12(d)(ii) above have occurred) and such circumstances are unlikely to be temporary; (ii) the administrator of the LIBOR Rate or a Governmental Authority has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining the interest rate of loans (such specific date, the "Scheduled Unavailability Date"); or (iii) the LIBOR Rate is no longer a widely recognized benchmark rate for newly-originated loans in the United States syndicated loan market, then the Agent and the Administrative Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate and agree on the margin applicable thereto, giving due consideration to any selection, endorsement or recommendation of a replacement rate and/or replacement spread or the mechanism for determining such a rate or spread by the relevant Governmental Authority in effect at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest, the margin applicable thereto and such other related changes to this Agreement as may be applicable; provided that such amendment shall provide that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding anything to the contrary in Section 14.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within ten (10) Business Days of the date a copy of such amendment is provided to the Lenders, written notice from the Required Lenders stating that such Required Lenders object to such amendment and including a reasonably detailed description of the basis for the objection thereto.  If no such alternate rate has been determined and implemented in accordance with the foregoing and the circumstances under clause (i) or (iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Administrative Borrower and each Lender.  Thereafter until implementation of such an alternate rate in accordance with the foregoing, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) the LIBOR Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, any Borrower may revoke any pending request for an Advance of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.
(e) No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.13. Capital Requirements.
(a) If, after the Closing Date (or, as to any Lender that becomes a Lender after the Closing Date, the date such Lender becomes a Lender), any Lender reasonably determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof (provided, that notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a change in applicable law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued).  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest or demonstrable error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 120 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender's demand for compensation therefor in accordance herewith; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may seek a substitute Lender (which may be a new Lender) reasonably acceptable to Agent to purchase the Obligations (other than any Bank Product Obligations if so specified pursuant to agreements between the relevant Bank Product Provider and the applicable Loan Party) owed to such Affected Lender and such Affected Lender's Commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a "Lender" for purposes of this Agreement and such Affected Lender shall cease to be a "Lender" for purposes of this Agreement.  In connection with the arrangement of such a Replacement Lender, the Affected Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of Replacement Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations at par (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts than may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit).
2.14. Joint and Several Liability of Borrowers.
(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
(d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.
(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Except as expressly provided otherwise in this Agreement, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g) The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise as required by applicable law, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.
(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

(j) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.14(j) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.14(j), or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 2.14(j) shall remain in full force and effect until payment in full of the Obligations.  Each Qualified ECP Guarantor intends that this Section 2.14(j) constitutes and this Section 2.14(j) shall be deemed to constitute a "keepwell, support or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
2.15. Dollars; Conversion to Dollars.
Unless otherwise specifically set forth in this Agreement, all monetary amounts shall be in Dollars.  Subject to the provisions of Section 1.6, (a) all valuations or computations of monetary amounts set forth in this Agreement shall include the Dollar Equivalent of amounts designated in any Agreed Alternate Currency, and (b) in connection with all Dollar amounts set forth in this Agreement, all amounts in any Agreed Alternate Currency shall be converted to Dollars in accordance with prevailing exchange rates, as determined by Agent in its reasonable discretion, on the applicable date.
          Judgment Currency; Contractual Currency.
(a) If, for the purpose of obtaining or enforcing judgment against any Borrower or Guarantor or any other party to this Agreement in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 2.16 referred to as the "Judgment Currency") an amount due under any Loan Document in any currency (the "Obligation Currency") other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 2.16 being hereinafter in this Section 2.16 referred to as the "Judgment Conversion Date").
(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 2.16(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrower or Guarantor shall pay such additional amount (if any, but in any event not a lesser amount) as is necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from a Borrower or Guarantor under this Section 2.16(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Documents.

(c) The term "rate of exchange" in this Section 2.16 means the rate of exchange at which Agent would, on the relevant date at or about 12:00 noon (Chicago time), be prepared to sell the Obligation Currency against the Judgment Currency.
(d) Any amount received or recovered by Agent in respect of any sum expressed to be due to it (whether for itself or as trustee for any other person) from any Borrower or Guarantor of any other party under this Agreement or under any of the other Loan Documents in a currency other than the currency (the "contractual currency") in which such sum is so expressed to be due (whether as a result of or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Borrower or Guarantor or otherwise) shall only constitute a discharge of such Borrower or Guarantor to the extent of the amount of the contractual currency that Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable).  If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower or Guarantor shall indemnify Agent against any loss sustained by it as a result, including the cost of making any such purchase.
       Common Enterprise.
Wabash is the direct or indirect and beneficial owner and holder of all of the issued and outstanding shares of stock or other equity interests in each other Borrower and each Guarantor.  Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others.  Borrowers and certain of the Guarantors render services to or for the benefit of Borrowers and/or the other Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of Borrowers and Guarantors (including inter alia, the payment by Borrowers and Guarantors of creditors of the Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of Borrowers and Guarantors).  Borrowers and Guarantors have centralized accounting, common officers and directors and are in certain circumstances, identified to creditors as a single economic and business enterprise.
2.18. Extensions of Revolver Commitments.
(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an "Extension Offer") made from time to time by Administrative Borrower to all Lenders with Revolver Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Revolver Commitments with a like maturity date) and on the same terms to each such Lender, Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such

Lender's Revolver Commitments and otherwise modify the terms of such Revolver Commitments pursuant to the terms of the relevant Extension Offer (including by increasing or decreasing the interest rate margin, interest rate floor, all-in yield pricing or fees payable in respect of such Revolver Commitments (and related outstandings) (each, an "Extension," and each portion of Revolver Commitments in each case as so extended, as well as the original Revolver Commitments (in each case not so extended), being a "tranche"; any Extended Revolver Commitments shall constitute a separate tranche of Revolver Commitments from the tranche of Revolver Commitments from which they were converted), in each case, so long as each of the following terms is satisfied:  (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rate margin, interest rate floor, all-in yield pricing, fees, AHYDO Payments, optional redemption or prepayment terms, final maturity, and, after the final maturity date of the other existing Revolver Commitments, any other covenants and provisions (which shall be determined by Borrowers and the Extending Revolver Lenders and set forth in the relevant Extension Offer), the Revolver Commitment of any Lender (an "Extending Revolver Lender") extended pursuant to an Extension (an "Extended Revolver Commitment"), and the related outstandings, shall be a Revolver Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or not more favorable to the Extending Revolver Lenders than, those applicable to the Revolver Commitments not subject to such Extension Offer (and related outstandings); provided, that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolver Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolver Commitments, and (C) repayment made in connection with a permanent repayment and termination of commitments) of Advances with respect to Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, (2) all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolver Commitments in accordance with their percentage of the Revolver Commitments subject to the express terms herein, (3) the permanent repayment of Advances with respect to, and termination of, Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, except that Borrowers shall be permitted to permanently repay and terminate commitments of any tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche, (4) assignments and participations of Extended Revolver Commitments and extended Advances shall be governed by the same assignment and participation provisions applicable to Revolver Commitments and Advances, and (5) at no time shall there be Revolver Commitments hereunder (including Extended Revolver Commitments and any original Revolver Commitments) which have more than three different maturity dates, (iii) if the aggregate principal amount of Revolver Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolver Commitments offered to be extended by Borrowers pursuant to such Extension Offer, then the Revolver Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings or commitments of record) with respect to which such Lenders have accepted such Extension Offer, (iv) Borrowers shall have delivered to Agent such legal opinions, certificates, resolutions and other documents as Agent shall reasonably request with respect to the transactions contemplated by this Section 2.18, (v) all documentation in respect of such Extension shall be consistent with the foregoing, (vi) the Revolver Commitments extended pursuant to any Extension Offer shall be in a minimum amount of $50,000,000 and increments of $5,000,000 in excess thereof, and (vii) any Extension made pursuant to any Extension Offer must be consummated within 60 days of such Extension Offer.

(b) With respect to all Extensions consummated by Borrowers pursuant to this Section 2.18, such Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement.  Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolver Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18.
(c) No consent of any Lender or Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to its Revolver Commitment (or a portion thereof), and (ii) the consent of the Issuing Lender or Swing Lender to the extent the Letter of Credit facility and/or Swing Loan facility is to be extended, which consent shall not be unreasonably withheld, delayed or conditioned.  All Extended Revolver Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolver Commitments so extended, that reflect the terms and conditions of any such Extension and such technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.18.  All such amendments entered into with the Loan Parties by Agent hereunder shall be binding and conclusive on the Lenders.  In addition, if so provided in such amendment and with the consent of Issuing Bank, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Advances shall be re-allocated from Lenders holding Revolver Commitments to Lenders holding Extended Revolver Commitments in accordance with the terms of such amendment; provided, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolver Commitments, be deemed to be participation interests in respect of such Extended Revolver Commitments and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly.  On and after the applicable maturity date with respect to the Revolver Commitment and Advances of any Lender that has not extended its Revolver Commitments and Advances beyond such maturity date pursuant to this Section 2.18, the Letter of Credit Exposure of such Lender shall be reallocated to Lenders that have extended their Advances and Revolver Commitments beyond such maturity date pro rata in accordance with the Revolver Commitments and Advances of all Lenders that have so extended their Revolver Commitments and Advances.  Notwithstanding the provisions of this Section 2.18, Agent shall have the right to resign on the Maturity Date in accordance with Section 15.9.

(d) In connection with any Extension, Borrowers shall provide Agent at least ten days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.
(e) The provisions of this Section 2.18 shall govern notwithstanding any other provisions of this Agreement to the contrary, including, without limitation, any contrary provisions contained in Section 14.1.
2.19. Additional Borrowers.
(a) At any time after the Closing Date, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Administrative Borrower may elect that any wholly-owned Domestic Subsidiary (other than an Excluded Subsidiary) that is a Loan Party to be added as an Additional Borrower hereunder by delivery to the Agent of a Notice of Additional Borrower as follows:
(i) such Subsidiary shall (x) be deemed a "Borrower" hereunder and under the Loan Documents upon confirmation from Agent of receipt of, in form and substance reasonably satisfactory to Agent, joinder and any other documentation reasonably requested by Agent with respect to such Additional Borrower, including the materials set forth in clause (iii) below, any promissory notes requested by a Lender through Agent and written opinions of the Loan Parties' counsel, and (y) substantially contemporaneously with the effectiveness of becoming a "Borrower" in accordance with the terms hereof, automatically cease to be a Guarantor without the necessity of any further action;
(ii) such Additional Borrower shall deliver the documents required by Section 5.11 with respect thereto; and
(iii) as a condition to the effectiveness of any joinder of any Additional Borrower, such Additional Borrower shall deliver all documentation and other information reasonably requested in writing (at least five (5) Business Days prior to the effective date of such joinder) by and reasonably acceptable to Agent and each Lender to satisfy requirements under Agent's and such Lender's applicable "know your customer" and anti‑money laundering rules and regulations, including the Patriot Act.
(b) Notwithstanding anything herein to the contrary, until the completion of an appraisal and field examination of the assets of any Additional Borrower, in each case, reasonably satisfactory to Agent, no asset of such Additional Borrower shall be included in the Borrowing Base.
(c) Any Additional Borrower shall continue to be a Borrower under this Agreement until Administrative Borrower delivers a Borrower Termination Notice with respect to such Subsidiary to Agent, whereupon such Subsidiary shall cease to be a Borrower hereunder; provided that no Borrower Termination Notice will become effective as to any Additional Borrower until a new Borrowing Base Certificate reflecting the removal of such Additional Borrower has been delivered to Agent, all Loans made to such Additional

Borrower shall have been repaid, all Letters of Credit issued for the account of such Additional Borrower have been drawn in full or have expired or have been cash collateralized in an amount equal to 103% of the then extant Letter of Credit Usage with respect thereto and all amounts payable by such Additional Borrower in respect of the Issuing Lender, interest and/or fees (and, to the extent notified by Agent, the Issuing Lender or any Lender, any other amounts payable under this Agreement by such Additional Borrower) shall have been paid in full; provided further that (i) such Borrower Termination Notice shall be effective to terminate the right of such Additional Borrower to request or receive further Advances under this Agreement, (ii) no Borrower Termination Notice shall be effective if there is only one Borrower prior to delivery of the Borrower Termination Notice, (iii) no Borrower Termination Notice shall be effective to remove Wabash as a Borrower and (iv) substantially contemporaneously with the effectiveness of any such Borrower Termination Notice, the applicable Subsidiary shall become a Guarantor by delivering a joinder to the Guaranty and any other documentation reasonably required by Agent, unless such Subsidiary is then an Excluded Subsidiary or ceases to be a Subsidiary of Wabash as a result of a transaction permitted under this Agreement.
3.	CONDITIONS; TERM OF AGREEMENT.
3.1. Conditions Precedent to the Initial Extension of Credit.
This Agreement shall not become effective, and the Commitments hereunder shall not become effective, neither the Agent nor any Lender shall have any obligation to make any extension of credit hereunder, and no Borrower or other Loan Party shall, notwithstanding anything herein to the contrary, have any obligations, duties or liabilities of any kind whatsoever hereunder, in each case until the date upon which each of the conditions precedent set forth on Schedule 3.1 is fulfilled subject to the satisfaction of Agent and each Lender.  Upon the occurrence of the Closing Date, and the satisfaction or waiver of the conditions set forth on Schedule 3.1, this Agreement shall, without the taking of any further action, be deemed to have amended and restated in its entirety the Existing Credit Agreement as provided in Section 1.7 hereof.  Agent or any Agent-Related Party shall provide written notice (which may be by electronic means) to Administrative Borrower and the Lenders of the occurrence of the Closing Date, which notice shall be conclusive and binding.
3.2. Conditions Precedent to all Extensions of Credit.
The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a) each of the representations and warranties of each Loan Party and its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3. Maturity.
This Agreement shall continue in full force and effect for a term ending on the Latest Maturity Date.  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without prior notice to Administrative Borrower upon the occurrence and during the continuation of an Event of Default in accordance with Section 9.1.
3.4. Effect of Maturity.
On the Latest Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all monetary Obligations have been paid in full and the Commitments have been terminated.  When all of the monetary Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers' sole expense, deliver all possessory collateral held under or in connection with the Loan Documents and execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably requested to release, as of record, Agent's Liens and all notices of security interests and liens previously filed or delivered by Agent with respect to the Obligations.
3.5. Early Termination by Borrowers.
Borrowers have the option, at any time upon at least seven (7) Business Days prior written notice by Administrative Borrower to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full; provided, however, that any notice of termination may state that such notice is conditioned upon the consummation of one or more transactions specified therein, in which case such notice may be revoked or modified by the Administrative Borrower (by notice to the Agent on or prior to the specified date of termination) if such transaction is not consummated.
4.	REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes each of the following representations and warranties to the Lender Group, each of which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof)  at and as of the date of the making of each Advance (or other extension of credit) made after the Closing Date, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.
4.1. Due Organization and Qualification; Subsidiaries.
(a) Each Loan Party (i) is duly organized and existing and in good standing (or the equivalent) under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b) Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case as of the Closing Date.  Other than as described on Schedule 4.1(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock, other than any of the foregoing that would not constitute a Restricted Junior Payment in violation of this Agreement.
(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time by notice from Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions), is a complete and accurate list of the Loan Parties' direct and indirect Subsidiaries, showing:  (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Loan Parties.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and, in the case of each Subsidiary that is a corporation, is fully paid and non-assessable.
(d) Except as set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions), there are no subscriptions, options, warrants, or calls relating to any shares of Borrowers' Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Neither Borrowers nor any of their Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrowers' Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock, other than any of the foregoing that would not constitute a Restricted Junior Payment in violation of this Agreement.
4.2. Due Authorization; No Conflict.
(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party's interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
4.3. Governmental Consents.
The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, and (ii) filings and recordings with respect to the Collateral to be made or otherwise delivered to Agent for filing or recordation from time to time as contemplated by the terms of the Loan Documents.
4.4. Binding Obligations; Perfected Liens.
(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(b) Agent's Liens are validly created, perfected (to the extent perfection is required by the terms of the Loan Documents) and first priority Liens, subject, with respect to their priority, only to Permitted Liens and the terms of the Intercreditor Agreement.
4.5. Title to Assets; No Encumbrances.
Each of the Loan Parties and its Domestic Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in or other contractual rights to use (in the case of leasehold interests or other contractual interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets necessary for the ordinary conduct of their respective businesses except, with respect to any Real Property, for easements, rights of way, covenants, conditions, zoning restrictions and minor defects in title that do not interfere with the ability of the Loan Parties, taken as a whole, to conduct their business as currently conducted and, in each case, any Permitted Liens.  All of such assets are free and clear of Liens except for Permitted Liens.
4.6. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Domestic Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions).  As of the Closing Date, the name of and jurisdiction of organization of each Foreign Subsidiary of each Loan Party is set forth on Schedule 4.6(a).
(b) The chief executive office of each Loan Party and each of its Domestic Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions).  As of the Closing Date, the chief executive office of each Foreign Subsidiary of each Loan Party is located at the address indicated on Schedule 4.6(b).
(c) Each Loan Party's and each of its Domestic Subsidiaries' tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions).
(d) As of the Closing Date, no Loan Party and no Domestic Subsidiary of a Loan Party holds any commercial tort claims that exceed $5,000,000 in amount, except as set forth on Schedule 4.6(d).

4.7. Litigation.
(a) There are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.
(b) [Reserved].
4.8. Compliance with Laws.
No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
4.9. No Material Adverse Change.
All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any of the Borrowers to Agent in connection with this Agreement or the Existing Credit Agreement have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly, in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2017, no Material Adverse Change has occurred.
4.10. Fraudulent Transfer.
(a) Upon giving effect to the Advances made hereunder and the Letters of Credit and Reimbursement Obligations to be issued hereunder, and the consummation of the other transactions contemplated hereby, the Loan Parties, on a consolidated basis, are Solvent.
(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.11. Employee Benefits.
Except as disclosed on Schedule 4.11 hereto, as of the Closing Date, no Loan Party, none of their Domestic Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan or Multiemployer Plans.  Except as could not reasonably be expected to have a Material Adverse Change: (i) each Employee Benefit Plan is compliant with, and has been operated in compliance with, all applicable laws, including ERISA and the IRC, and the terms of such plan, and (ii) no Loan Party or Subsidiary has any liability for any excise tax, fine, penalty, or breach of fiduciary duty with respect to any Employee Benefit Plan.  No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Benefit Plan that, in each case, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Change.
4.12. Environmental Condition.
Except as set forth on Schedule 4.12, (a) to Borrowers' knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, except to the extent that the foregoing could not reasonably be expected to result in a Material Adverse Change, (b) no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified on (i) the National Priorities List or (ii) CERCLIS or on any other governmental database or list of properties indicating an actual or potential material liability under any Environmental Law, which in the case of this clause (b), could reasonably be expected to result in a Material Adverse Change, (c) no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law securing an amount in excess of $500,000 has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, except to the extent that such Liens are subject to a Permitted Protest or are Permitted Liens, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
4.13. Intellectual Property.
Each Loan Party and its Domestic Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary and material to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time by notice from Administrative Borrower to Agent as contemplated by the proviso below) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which any Borrower or one of its Domestic Subsidiaries is the owner or is an exclusive licensee; provided, however, that any Borrower may amend Schedule 4.13 to add additional intellectual property or remove intellectual property that is no longer within the scope of the foregoing representation and warranty, in each case so long as such amendment occurs by written notice to Agent by the time that such Borrower provides its Compliance Certificate pursuant to Section 5.1 for the related period.
4.14. Leases.
Except as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change, (a) each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, (b) subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.15. Deposit Accounts and Securities Accounts.
Set forth on Schedule 4.15 (as such Schedule may be updated pursuant to the provisions of the Security Agreement from time to time or by notice from Administrative Borrower to Agent to reflect changes resulting from transactions otherwise permitted or required under the Loan Documents reasonably promptly after the occurrence of such transactions) is a listing of all of the Loan Parties' and their Domestic Subsidiaries' Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
4.16. Complete Disclosure.
All written factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such written factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries for purposes of or pursuant to the terms of this Agreement or the other Loan Documents in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on November 13, 2018 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, on a consolidated basis, Borrowers' good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).
4.17. Material Contracts.
Set forth on Schedule 4.17 is a reasonably detailed description of the Material Contracts of each Loan Party and its Domestic Subsidiaries as of the Closing Date. As of the Closing Date, except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract of a Loan Party or its Domestic Subsidiaries (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Domestic Subsidiary and, to Borrower's knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default in any material respect due to the action or inaction of the applicable Loan Party or its Domestic Subsidiary.
4.18. Patriot Act.
To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Patriot Act").  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.19. Indebtedness.
Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than Indebtedness with respect to any one transaction or series of related transactions in an amount not to exceed $5,000,000; provided, that all such unscheduled Indebtedness shall not exceed $15,000,000 in the aggregate) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.20. Payment of Taxes.
Except as could not reasonably be expected to result in a Material Adverse Change, all tax returns and reports of each Loan Party and its Subsidiaries required by law to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all other Taxes, assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable; provided, however, that, notwithstanding the foregoing Material Adverse Change qualification, (a) no such payment delinquency in excess of 30 days exists as to the payment of any such Taxes and assessments in an aggregate amount in excess of $500,000, and (b) no Liens (other than inchoate Liens) secure any such delinquent Taxes and assessments in an aggregate amount in excess of $500,000.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable.  No Borrower knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change that is not being actively contested by such Loan Party or such Subsidiary through a Permitted Protest; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21. Margin Stock.
No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates any of the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.
4.22. Governmental Regulation.
No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.
4.23. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.
No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities that would be prohibited by Sanctions, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, in each case that would be prohibited by Sanctions applicable to any party thereto.  Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed in a commercially reasonable manner to promote and achieve compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance in all material respects with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.  The proceeds of any Advance, Swing Loan, Protective Advance or Letter of Credit made hereunder will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, in each case that would be prohibited by Sanctions applicable to any party thereto, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.24. Employee and Labor Matters.
There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened in writing against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and, in each case, that could reasonably be expected to result in a Material Adverse Change, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change, or (iii) except as set forth on Schedule 4.24 (as such Schedule may be updated from time to time by notice from Administrative Borrower to Agent to reflect changes in circumstances after the Closing Date reasonably promptly after the occurrence of such changes) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or any of its Domestic Subsidiaries and no material union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Domestic Subsidiaries.  No Loan Party and no Subsidiary of any Loan Party has incurred any liability or obligation in excess of $500,000 under the Worker Adjustment and Retraining Notification Act or similar state law, which is due and remains unpaid or unsatisfied.  The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  All material payments due from each Loan Party and its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
4.25. Eligible Accounts.
As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers' business (except to the extent that the foregoing was true as of the date of the Borrowing Base Certificate most recently delivered to Agent, but ceases to be true after the date of such Borrowing Base Certificate, solely as a result of payment of the amounts owed by the applicable Account Debtor to the applicable Borrower in respect of such Account after the date of such Borrowing Base Certificate), (b) owed to one or more of the Borrowers, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts (except to the extent that the foregoing was true as of the date of the Borrowing Base Certificate most recently delivered to Agent, but ceases to be true after the date of such Borrowing Base Certificate solely as a result of the excluding criteria set forth in clauses (a), (h) and (i) of the definition of Eligible Accounts and such change does not cause the occurrence of any of (i) an Overadvance, (ii) a Triggering Event, and (iii) the delivery of the Borrowing Base Certificate on a weekly basis).

4.26. Eligible Inventory.
As to each item of Inventory that is identified by any Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory, except to the extent that the foregoing ceases to be true solely as a result of the sale or use of, or casualty event with respect to, such Inventory by Borrowers since the date of the Borrowing Base Certificate most recently delivered to Agent.
4.27. [Intentionally Omitted].
4.28. [Intentionally Omitted].
4.29. Locations of Inventory and Equipment.
Except as disclosed in Schedule 4.29 (as such Schedule may be updated by notice from the Administrative Borrower to Agent pursuant to Section 5.15), the Inventory and Equipment (other than (i) Inventory and Equipment stored at temporary (not to exceed 90 days) locations in the ordinary course of business, (ii) vehicles and Equipment out for repair or refurbishment and (iii) other Inventory and Equipment with an aggregate net book value of less than $5,000,000) of the Loan Parties and their Domestic Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.29.
4.30. Inventory Records.
Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Domestic Subsidiaries' Inventory and the book value thereof, pursuant to physical inventories and/or cycle counts contemplated by Section 5.17.
4.31. Business Activity.
No Inactive Subsidiary engages in any business activity or has any material assets, or has or incurs any Indebtedness, other than the performance of its obligations under intercompany agreements and agreements with its shareholders that have been disclosed to Agent in writing.
4.32. Vehicles.
Each Borrower or Guarantor that at any time holds title to any used vehicles returned to it on a trade-in basis is primarily in the business of selling new and used vehicles.
5.	AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries (as applicable) to comply with each of the following:

5.1. Financial Statements, Reports, Certificates.
Deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein; Agent will make available to the Lenders electronic copies of all items delivered pursuant to Schedule 5.1 reasonably promptly after Agent's receipt thereof from Borrowers.  In addition, each Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrowers.  In addition, each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP.  Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries' sales in accordance in all material respects with any applicable requirements of GAAP and/or applicable law, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.
5.2. Collateral Reporting.
Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein; Agent will make available to the Lenders electronic copies of all items delivered pursuant to Schedule 5.2 reasonably promptly after Agent's receipt thereof.  In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3. Existence.
Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing (or the equivalent) in its jurisdiction of organization) and (b) all rights and franchises (if any), licenses and permits that are material to its business except (in the case of this clause (b)) as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders or to the business of any Loan Party.
5.4. Maintenance of Properties.
(a) Maintain and preserve all of its assets that are material to the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change).
(b) Comply with the provisions of all leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest, except (in the case of this clause (b)) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.5. Taxes.
Cause all federal and other material assessments and Taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that (a) the validity of such assessment or Tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or Tax that has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such assessment or Tax and/or (b) such assessments and Taxes, in the aggregate, could not reasonably be expected to result in a Material Adverse Change; provided, however, that, notwithstanding the foregoing Material Adverse Change qualification, (i) the aggregate amount of any such assessments and taxes delinquent in excess of 30 days shall in no event exceed $500,000, and (ii) the aggregate amount of any such delinquent assessments and taxes secured by Liens (other than inchoate Liens) shall in no event exceed $500,000.  Each Loan Party will and will cause each of its Subsidiaries to make timely payment or deposit of all Tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes, in each of the foregoing cases to the extent that the failure to make such payment or deposit could reasonably be expected to result in a Material Adverse Change, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Borrower and each of its Subsidiaries have made such payments or deposits.
5.6. Insurance.
At Borrowers' expense, maintain insurance, or cause such insurance to be maintained, respecting each of the Loan Parties' and their Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, general liability, product liability insurance, director's and officer's liability insurance, and fiduciary liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation and with respect to owned Real Property located in a flood zone, flood insurance.  All such policies of insurance shall be with responsible and reputable insurance companies (as determined at the time of entry into or renewal of the applicable coverage) reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent (and Agent acknowledges that based on the information provided to it on or prior to the Closing Date with respect to the Loan Parties' and their Subsidiaries' insurance coverage in effect on such date, the amounts, adequacy and scope are reasonably satisfactory to it and such insurance coverage otherwise complies with the requirements of this Section).  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of

Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at such Borrower's expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided, that such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence reasonably satisfactory to Agent that such Borrower has obtained insurance as required by this Agreement.  Borrowers shall give Agent prompt notice of any loss exceeding $2,000,000 covered by its casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default and, subject to the terms of the Intercreditor Agreement, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
5.7. Inspection.
Subject to Section 2.10(c), permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower. Agent and each of its duly authorized representatives or agent, as applicable, shall use commercially reasonable efforts to conduct all appraisals and field examinations in such a manner as to minimize impact on the operations of the Loan Parties and their Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, none of Wabash nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by any applicable legal requirement or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, however, that if the foregoing is relied upon to withhold any information and Agent reasonably deems such information necessary or appropriate to determine eligibility of any asset under the Borrowing Base, such asset shall be excluded from the Borrowing Base.
5.8. Compliance with Laws.
Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9. Environmental.
(a) Keep any property either owned or operated by any Loan Party free of any Environmental Liens securing an amount in excess of $500,000 or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except to the extent that such Liens are subject to a Permitted Protest,
(b) Comply with Environmental Laws and provide to Agent material documentation of such compliance which Agent reasonably requests, except to the extent that non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change,
(c) Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) written notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) written notice of commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority relating to any liability of any Loan Party with respect to Environmental Laws in excess of $5,000,000.
5.10. Disclosure Updates.
Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished to Agent or the Lenders pursuant to any Loan Document contained, at the time it was furnished and taken together with all information then or thereafter furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11. Formation of Subsidiaries.
At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date or any Excluded Subsidiary becomes a non-Excluded Subsidiary, such Loan Party shall (a) within 15 days of such formation or acquisition or change in status (or, in the case of a Subsidiary that ceases to be an Immaterial Subsidiary, by the date delivery of the Compliance Certificate relating to the period during which such change in status occurred or, in any case, such later date as permitted by Agent in its sole discretion), cause such Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens and the Intercreditor Agreement) in and to the assets (other than Real Property) of such newly formed or acquired Subsidiary or such existing Subsidiary that becomes a non‑Excluded Subsidiary; provided that (i) such joinder to the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Excluded Subsidiary, so long as such Subsidiary does not guaranty any of the Term Loan Indebtedness and (ii) no Excluded Subsidiary shall be excluded from the foregoing requirements to the extent that such Subsidiary is, or is required to become, an obligor in respect of Term Loan Indebtedness, (b) within 15 days of such formation or acquisition or change in status (or, in the case of a Subsidiary that ceases to be an Immaterial Subsidiary, by the date delivery of the Compliance Certificate relating to the period during which such change in status occurred or, in any case, such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary reasonably satisfactory to Agent; provided that (i) only 65% of the total outstanding voting Stock of any first tier Foreign Subsidiary of any Borrower shall be required to be pledged (which pledge, (1) if provided to the Term Loan Administrative Agent and/or the lenders under the Term Loan Credit Agreement or (2) if reasonably requested by Agent with respect to a Foreign Subsidiary that generates annual revenue in excess of 5.0% of the consolidated annual revenue of Borrowers and their Subsidiaries or owns assets the book value of which exceeds 5.0% of the consolidated book value of the total assets of Borrowers and their Subsidiaries, shall be governed by the laws of the jurisdiction of such Foreign Subsidiary), and (ii) this clause (b) shall not apply to the Stock of any Excluded Subsidiary, other than to the extent contemplated by the immediately preceding clause (i), and (c) within 15 days of such formation or acquisition or change in status (or, in the case of a Subsidiary that ceases to be an Immaterial Subsidiary, by the date delivery of the Compliance Certificate relating to the period during which such change in status occurred or, in any case, such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including, if requested by Agent, one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  In addition, no Loan Party that is a limited liability company shall be permitted to divide itself into two or more limited liability companies (pursuant to a "plan of division" as contemplated under the Delaware Limited Liability Company Act or otherwise) other than to effectuate a Permitted Disposition without the prior written consent of Agent, and in the event that any Loan Party that is a limited liability company divides itself into two or more limited liability companies (with or without the prior consent of Agent as required above), any limited liability companies formed as a result of such division shall be required to comply with the obligations set forth in this Section 5.11 (regardless of whether any such new companies are "Subsidiaries" or not, unless any such new company is not a Subsidiary as the result of a Permitted Disposition or such new company is an Excluded Subsidiary) and the other further assurances obligations set forth in the Loan Documents and, except in the case of an Excluded Subsidiary or a Person that is not a Subsidiary as the result of a Permitted Disposition, become a Borrower or Guarantor under this Agreement and the other Loan Documents.  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.  This Section 5.11 is subject in all respects to the provisions of the Intercreditor Agreement.

5.12. Further Assurances.
At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, security agreements, pledges, assignments, endorsements of certificates of title, opinions of counsel, and all other similar documents (collectively, the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in substantially all of the personal property assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible), including without limitation the Stock of each Borrower (other than Administrative Borrower) and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Real Property or to any Foreign Subsidiary of Borrowers or if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as reasonably determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the benefits afforded thereby.  To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's or its Subsidiary's name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Subsidiaries (other than any Excluded Subsidiary) and are secured by substantially all of the personal property assets of the Subsidiaries (other than any Excluded Subsidiary) and all of the outstanding capital Stock of Borrowers (other than Administrative Borrower) and their Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to Foreign Subsidiaries and Excluded Subsidiaries).  This Section 5.12 is subject in all respects to the provisions of the Intercreditor Agreement.
5.13. Employee Benefits.
Promptly notify Agent if any Loan Party or any of its Subsidiaries becomes obligated to make a contribution in excess of $500,000 in the aggregate in any fiscal year to any Benefit Plan or Multiemployer Plan or the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect.
5.14. [Intentionally Omitted].
5.15. Location of Inventory and Equipment.
Keep each Loan Parties' and its Domestic Subsidiaries' Inventory and Equipment (other than (i) Inventory and Equipment stored at temporary (not to exceed 90 days) locations in the ordinary course of business, (ii) vehicles and Equipment out for repair or refurbishment and (iii) other Inventory and Equipment with an aggregate net book value of less than $5,000,000)

only at the locations identified on Schedule 4.29 and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that by notice from any Borrower to Agent Schedule 4.29 or Schedule 4.6(b) may be amended so long as such amendment occurs by written notice to Agent, which notice shall be delivered prior to or concurrently with the first Borrowing Base Certificate required to be delivered pursuant to Section 5.2 after the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.
5.16. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.
Comply, and cause each of its Subsidiaries to comply, with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, in each case in all material respects.  Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed in a commercially reasonable manner to promote and achieve compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
5.17. Physical and Cycle Counts of Inventory.
Conduct one or more physical inventories and/or cycle counts of the Inventory of each Loan Party and its Domestic Subsidiaries during each fiscal year sufficient to enable the delivery of audited financial statements in accordance with GAAP (accompanied by the requisite audit report) pursuant to Section 5.1, and, in each case, provide to Agent a report based on each such physical inventory or cycle count promptly thereafter, together with such supporting information as Agent shall reasonably request.
5.18. Vehicle Titles.
Maintain in place at all times its current system for processing and safekeeping of certificates of title for Inventory comprised of used trailers.
5.19. Post-Closing Obligations.
(a) On or before the 45th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall use commercially reasonable efforts to deliver, or cause to be delivered to Agent, a recorded copy of an amendment to UCC financing statement number 20184241200 filed by Summit Funding Group, Inc., and assigned to MB Financial Bank. N.A. against Continental Transit Corporation and Wabash, filed on June 21, 2018 with the Delaware Department of State, in form and substance reasonably acceptable to Agent.
(b) On or before the 60th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall deliver, or cause to be delivered to Agent, if then binding on a Loan Party, a recorded copy of a UCC termination statement, terminating UCC financing statement number 07-0017647395 filed by DaimlerChrysler Services Americas LLC, and assigned to Mercedes-Benz Financial Services USA LLC, filed on May 24, 2007 with the Secretary of State of Texas, in form and substance reasonably acceptable to Agent.

(c) On or before the 25th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), to the extent required by Section 5.10, Borrowers shall cause Supreme Armored, Inc. to be joined as a Borrower or Guarantor under the Loan Documents, together with such other documentation and deliverables required by Agent, in each case in accordance with the provisions of Section 5.10.
(d) On or before the 45th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall deliver, or cause to be delivered, to Agent, Control Agreements with respect to the accounts maintained with PNC Bank, National Association with account numbers ending in -4043, -9097 and -0993, respectively.
(e) On or before the 120th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall provide access to Agent, or use commercially reasonable efforts to provide access to any applicable third parties, to permit Agent to receive an appraisal of the Inventory of Borrowers, which appraisal shall be performed by an appraiser reasonably acceptable to Agent, and shall be in form, substance and scope reasonably acceptable to Agent.
(f) On or before the 90th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall use commercially reasonable efforts to deliver, or cause to be delivered, to Agent, Collateral Access Agreements with respect to the leased and third party locations listed on Schedule E-1, to the extent not previously received by Agent.
(g) On or before the 15th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall deliver to Agent the certificates of insurance and related endorsements contemplated by Section 5.6 of this Agreement, in form and substance reasonably acceptable to Agent.
6.	NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries (as applicable) to do any of the following:
6.1. Indebtedness.
Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2. Liens.
Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3. Restrictions on Fundamental Changes.
(a) Other than in order to consummate a Permitted Acquisition, or a sale or other disposition of a Borrower (other than Administrative Borrower) or a Subsidiary of a Borrower permitted by Section 6.4, enter into any merger, consolidation, reorganization, or recapitalization, other than mergers, consolidations and reorganizations (i) between Borrowers, (ii) between Guarantors, (iii) between Subsidiaries that are not Loan Parties, (iv) between any Subsidiary of any Borrower that is not a Loan Party and any Loan Party (other than a Borrower), provided that, in the case of this clause (iv), such Loan Party is the surviving entity of such merger, consolidation or reorganization, and (v) between any Borrower and any Subsidiary of Administrative Borrower, provided that, in the case of this clause (v), (y) such Borrower is the surviving entity of such merger, consolidation or reorganization, and (z) the Accounts of such Subsidiary shall not be Eligible Accounts, and the Inventory of such Subsidiary shall not be Eligible Inventory, in each case until such time as the Agent and the Lenders shall have completed an audit of such Accounts and Inventory, as applicable, and such other due diligence reasonably requested by the Agent, in a manner and with results reasonably satisfactory to the Agent,
(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Inactive Subsidiaries or non-operating Subsidiaries of any Borrower with no material assets and no material liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Administrative Borrower) or any of any Borrower's wholly-owned Subsidiaries, in each case so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party (or, in the case of a liquidating or dissolving non-Loan Party, to another wholly-owned Subsidiary of any Borrower) that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Borrower that is not a Loan Party so long as (A) all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving and (B) if all or any portion of the Stock of the liquidating or dissolving Subsidiary is subject to a Lien in favor of Agent, the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower the Stock of which is subject to a Lien in favor of Agent (subject to exceptions and limitations contained in the Loan Documents with respect to Foreign Subsidiaries and Excluded Subsidiaries), or
(c) Suspend or discontinue a substantial portion of any material line of business of Borrowers and their Subsidiaries, taken as a whole, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4; provided, however, that the foregoing requirement shall not apply to temporary suspensions of operations in the ordinary course of business or in response to the occurrence of any force majeure events.
6.4. Disposal of Assets.
Other than Permitted Dispositions, Permitted Investments or transactions expressly permitted by Section 6.3 (including without limitation in connection with any merger, dissolution or liquidation permitted thereunder) or Section 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or (unless the effectiveness of such agreement is expressly conditioned upon the consent thereto by the Required Lenders or the repayment in full of the Obligations) enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of the assets of any Loan Party or any of the Subsidiaries of a Loan Party.

6.5. Change Name.
Change any Loan Party's name, organizational identification number, state of organization or type of organization; provided, however, that any Loan Party may change its name upon at least 10 days prior written notice (or such shorter period approved by Agent in its sole discretion) to Agent of such change.
6.6. Nature of Business.
Make any change in the principal nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably similar or related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Loan Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to, or a reasonable extension of, its or their business.
6.7. Prepayments and Amendments.
(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) the Term Loan Indebtedness, which is addressed in Section 6.7(a)(iii), or (D) any other Indebtedness so long as, in the case of this clause (D), the Payment Conditions are satisfied,
(ii) [Reserved],
(iii) optionally or mandatorily pay, prepay, redeem, defease, purchase or otherwise acquire any or all of the Term Loan Indebtedness, except for (A) the mandatory prepayment of the Term Loan Indebtedness pursuant to Sections 5.2(a), (b) and (e) of the Term Loan Credit Agreement (as in existence on the Closing Date and otherwise amended or modified in accordance with Section 6.7(b) or as set forth in analogous provisions of any instruments, agreements or documents evidencing Refinancing Indebtedness thereof), to the extent permitted under the Intercreditor Agreement, (B) annual payments of "Excess Cash Flow" (as defined in the Term Loan Agreement, as in existence on the Closing Date and otherwise amended or modified in accordance with Section 6.7(b) or as defined in analogous provisions of any instruments, agreements or documents evidencing Refinancing Indebtedness thereof) pursuant to the terms of the Term Loan Credit Agreement (as in existence on the Closing Date and otherwise amended or modified in accordance with Section 6.7(b) or as set forth in analogous provisions of any instruments, agreements or documents evidencing Refinancing Indebtedness thereof), to the extent permitted under the Intercreditor Agreement and (C) optional prepayments of the Term Loan Indebtedness from time to time, so long as, in the case of this clause (C), the Payment Conditions are satisfied, or

(iv) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i) except in connection with Refinancing Indebtedness permitted by Section 6.1, any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness for borrowed money other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j), (k), (o) and (s) of the definition of Permitted Indebtedness, and (D) the Term Loan Indebtedness to the extent permitted pursuant to the terms of the Intercreditor Agreement,
(ii) any Material Contract of a Loan Party or its Domestic Subsidiaries except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or
(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.8. Change of Control.
Cause, permit, or suffer, directly or indirectly, any Change of Control.
6.9. Restricted Junior Payments.
Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would exist upon giving effect thereto,
(a) Administrative Borrower may make distributions to former employees, officers, or directors of any Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Administrative Borrower on account of repurchases of the Stock of Administrative Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of Administrative Borrower,
(b) Administrative Borrower may make distributions to former employees, officers, or directors of Administrative Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Administrative Borrower held by such Persons, provided, however, that the aggregate amount of such redemptions made by Administrative Borrower plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed the Stock Redemption Base Amount in any fiscal year; provided, that an amount of up to the Stock Redemption Carry-Forward Amount (minus the amount of any Stock Redemption Carry-Forward Amount for such year under clause

 (l) of the definition of Permitted Indebtedness) may be carried forward to the next succeeding fiscal year if not used in such fiscal year; provided further, that any amount so carried over may not be used in that fiscal year until the Stock Redemption Base Amount permitted to be expended in such fiscal year has first been used in full and any such carry-over amount applicable to a succeeding fiscal year may not be carried forward to another fiscal year,
(c) Administrative Borrower may make distributions in respect of its Stock or purchase, redeem, or otherwise acquire or retire for value any of its Stock so long as the Payment Conditions are satisfied,
(d) Administrative Borrower may make Restricted Junior Payments consisting of repurchases of Stock deemed to occur upon the non-cash exercise of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities,
(e) Administrative Borrower or any Subsidiary may make Restricted Junior Payments consisting of cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock of Administrative Borrower or such Subsidiary,
(f) Administrative Borrower may make withholding tax payments on behalf of employees in connection with the exercise by such employees of stock options or other rights to purchase Stock or the vesting of restricted Stock,
(g) Administrative Borrower or any Subsidiary may make cash payments representing the "strike price" for any stock option, warrant or other convertible or exchangeable security payable by the holder thereof, but only to the extent such "strike price" was actually received by Administrative Borrower or such Subsidiary and no netting of such payment was made by Administrative Borrower or such Subsidiary, in each case, prior to Administrative Borrower or such Subsidiary making any cash payment in respect of such stock option, warrant or other convertible or exchangeable security, and
(h) any other Restricted Junior Payments so long as the Payment Conditions are satisfied.
6.10. Accounting Methods.
Modify or change its fiscal year or its method of accounting (other than Accounting Changes as may be required by GAAP or, subject to Section 1.2, permitted by GAAP).
6.11. Investments; Controlled Investments.
(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment.

(b) Other than (i) an aggregate amount of not more than (x) $400,000 in any individual Deposit Account or Securities Account of any Borrower or any of its Domestic Subsidiaries, or (y) $2,500,000 in the aggregate in all such Deposit Accounts and Securities Accounts of Borrowers and their Domestic Subsidiaries, in each case at any one time, (ii) Term Loan Collateral Accounts, (iii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the employees of any Loan Party or any of its Subsidiaries and (iv) Securities Accounts maintained in connection with 10b5-1 plans from time to time for the purpose of holding shares of Stock of Wabash acquired pursuant thereto, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless such Loan Party or such Domestic Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent's Liens in such Permitted Investments.  Except as provided in Section 6.11(b)(i), (ii), and (iii), no Loan Party shall or shall permit any Domestic Subsidiary of any Loan Party to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
6.12. Transactions with Affiliates.
Directly or indirectly enter into or permit to exist any transaction with any Affiliate except for:
(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Loan Party or any of its Subsidiaries, on the one hand, and any Affiliate of any Loan Party or Subsidiaries of any Loan Party, on the other hand, so long as such transactions (i) are in the ordinary course of business and (ii) are no less favorable, taken as a whole, to any Loan Party or any of its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,
(b) so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law, the provision of officers' and directors' (or the equivalent) indemnification and insurance in reasonable amounts,
(c) so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body or authorized officer) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of each Loan Party and its Subsidiaries in the ordinary course of business and consistent with industry practice,
(d) so long as the Borrowers' file a consolidated or unitary return for federal and state income tax purposes, the Borrowers may make distributions to Administrative Borrower to permit Administrative Borrower to pay federal or state income taxes then due and owing, franchise taxes and other similar expenses incurred in the ordinary course of business; provided that the amount of such distribution shall not be greater, nor the receipt by Borrowers of tax benefits less, than they would have been had the Borrowers been treated as if they did not file a consolidated return or unitary return with Administrative Borrower,

(e) reorganizations of Subsidiaries consummated for the purpose of reducing tax obligations of Administrative Borrower and its Subsidiaries, so long as the transaction is permitted under Section 6.3,
(f) sales or leases of goods (other than goods constituting Accounts or Inventory) to Affiliates in the ordinary course of business consistent with past practice for less than fair market value, but for not less than cost, and
(g) transactions (i) among Loan Parties otherwise not prohibited by the terms of this Agreement, (ii) permitted by Section 6.3 or Section 6.9, (iii) that are Permitted Intercompany Advances, (iv) permitted by clauses (e) and (j) of the definition of the term "Permitted Investments", or (v) solely with respect to Investments in Joint Ventures, permitted by clause (o) of the definition of the term "Permitted Investments".
6.13. Use of Proceeds.
Use the proceeds of any loan made hereunder for any purpose other than (a)  to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes, including without limitation to finance the ongoing corporate needs of the Loan Parties, including Permitted Acquisitions; provided, however, that (x) no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates any of the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve, (y) no part of the proceeds of any Advance, Swing Loan, Protective Advance or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, in each case that would be prohibited by Sanctions applicable to any party hereto, or in any other manner that would result in a violation of Sanctions by any Person, and (z) no part of the proceeds of any Advance, Swing Loan, Protective Advance or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
6.14. Limitation on Issuance of Stock.
Issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock, other than (i) the issuance or sale of Qualified Stock by Administrative Borrower, (ii) the issuance of Stock by any wholly-owned Subsidiary to Wabash or any other wholly-owned Subsidiary that is a Loan Party and (iii) any sale of Stock of any Subsidiary that complies with Section 6.4.

6.15. Consignments and Other Arrangements.
Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale; provided that (a) Borrowers and their Subsidiaries may from time to time in the ordinary course of business sell Inventory on a bill and hold basis, so long as after sale and prior to delivery thereof to the applicable customer, such inventory is at all times readily identifiable as inventory being held for the account of a customer of such Borrower or Subsidiary, (b) Brenner may from time to time in the ordinary course of business consign Inventory to certain of its customers, so long as the aggregate amount of such Inventory does not exceed $2,500,000 at any time, and (c) the Loan Parties and their Subsidiaries may from time to time consign their Inventory so long as the applicable Loan Party or Subsidiary has perfected its security interest in the consigned Inventory in accordance with applicable law.
6.16. Inventory and Equipment with Bailees.
Except as disclosed in Schedule 4.29 (as such Schedule may be updated by notice from the Administrative Borrower to Agent pursuant to Section 5.15), store the Inventory or Equipment (other than (i) Inventory and Equipment stored at temporary (not to exceed 90 days) locations in the ordinary course of business, (ii) vehicles and Equipment out for repair or refurbishment and (iii) other Inventory and Equipment with an aggregate net book value of less than $5,000,000) of the Loan Parties and their Domestic Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party.
7.	FINANCIAL COVENANT.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Borrower will comply with the following financial covenant:
Fixed Charge Coverage Ratio.  If any time during any month a Financial Covenant Trigger Event occurs, Borrowers shall have a Fixed Charge Coverage Ratio, measured on the last day of the most recent calendar month for which financial statements have been delivered by Borrowers to Agent pursuant to Schedule 5.1, calculated for each month commencing with the month ending on December 31, 2018, on a trailing twelve month basis, of at least 1.00:1.00.
8.	EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1. If Borrowers fail to pay when due and payable, or when declared due and payable in accordance with the Loan Documents, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

8.2. If any Loan Party or any of its Subsidiaries:
(a) fails to perform or observe any covenant or other agreement applicable to it contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower ceases to exist), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower's affairs, finances, and accounts with officers and employees of such Borrower), 5.10, 5.11, 5.13 or 5.15 of this Agreement, (ii) Sections 6.1 through 6.16 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;
(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower ceases to exist), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;
(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;
8.3. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $25,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party, or any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4. If an Insolvency Proceeding is commenced by a Loan Party, any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries;
8.5. If an Insolvency Proceeding is commenced against a Loan Party, any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries and any of the following events occur:  (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or such Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6. If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of the Loan Parties and their Subsidiaries, taken as a whole;
8.7. If there is (a) an "Event of Default" (as defined in the Term Loan Indebtedness Documents), (b) a default in one or more agreements to which a Loan Party, any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of such Subsidiaries' Indebtedness involving an aggregate outstanding principal or commitment amount of $25,000,000 or more, and, in the case of this clause (b), such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the holders of the related Indebtedness, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or such Subsidiary's obligations; provided that there shall not be an Event of Default hereunder as a result of the existence of a default under the definitive documentation governing any Acquired Indebtedness permitted as Permitted Indebtedness hereunder to the extent (x) such Acquired Indebtedness is repaid in full within 60 days of the consummation of the Permitted Acquisition, (y) Administrative Borrower has notified Agent in writing of the Loan Parties' intent to so repay such Indebtedness in full during such 60 day period, and (z) no holder of such Acquired Indebtedness has commenced any enforcement actions with respect thereto or acceleration of the maturity thereof; provided that no such event under the Term Loan Indebtedness Documents (other than a payment default) shall constitute an Event of Default under this Section 8.7 until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Term Loan Indebtedness, and (z) the exercise of any remedies by the Term Loan Administrative Agent or collateral agent or any lenders holding Term Loan Indebtedness (or Refinancing Indebtedness in respect thereof) in respect of any Collateral.
8.8. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender pursuant to this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.9. If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.10. An ERISA Event occurs with respect to a Benefit Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Benefit Plan, Multiemployer Plan or the PBGC that could reasonably be expected to result in either a Material Adverse Change or the imposition of a lien on the assets of any Loan Party under Section 303(k) or Section 4068 of ERISA or Section 430(k) of the IRC securing an amount in excess of $5,000,000;

8.11. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, except to the extent permitted by the terms thereof or hereof, for any reason, fail or cease to create a valid and perfected, first priority Lien on or security interest in the Collateral covered thereby (subject to Permitted Liens), except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $5,000,000, or (c) as the result of an action or failure to act on the part of Agent; or
8.12. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document (except as the result of the release or termination thereof in accordance with the terms of the Loan Documents).
9.	RIGHTS AND REMEDIES.
9.1. Rights and Remedies.
Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;
(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and
(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Loan Party.

9.2. Remedies Cumulative.
The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements in connection herewith and therewith shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.	WAIVERS; INDEMNIFICATION.
10.1. Demand; Protest; etc.
Except for the written notice contemplated by the first sentence of Section 9.1, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.
10.2. The Lender Group's Liability for Collateral.
Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3. Indemnification.
Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Loan Party's and its Subsidiaries' compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims primarily related to Taxes, which shall governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries, if and to the extent required by law (each and all of the foregoing, the "Indemnified Liabilities").  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person, any of its Affiliates or any of its or its Affiliates' officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT (BUT NOT GROSSLY NEGLIGENT) ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11.	NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrowers:	c/o WABASH NATIONAL CORPORATION 1000 Sagamore Parkway South Lafayette, Indiana 47905 Attn: Chief Financial Officer Fax No.: (765) 771-5308
with copies to:	FOLEY & LARDNER LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attn: Patricia Lane, Esq. Fax No.: (414) 297-4900 Email: plane@foley.com
If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC 10 South Wacker Drive, 13th Floor Chicago, Illinois 60606 Attn: Relationship Manager - Wabash Fax No. (312) 332-0424
with copies to:	GOLDBERG KOHN LTD. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Anne Marie Pisano, Esq. Fax No. (312) 863-7488
Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).
If any notice, disclosure or report is required to be delivered pursuant to the terms of this Agreement on a day that is not a Business Day, such notice, disclosure or report shall be deemed to have been required to be delivered on the immediately following Business Day.
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1. Assignments and Participations.
(a) (1) With the prior written consent of Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required if a Specified Event of Default has occurred and is continuing, and (2) with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, other than a Defaulting Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"; provided, however, that (i) no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee and (ii) so long as no Specified Event of Default has occurred and is continuing at the time of such assignment, no Disqualified Institution shall be permitted to be an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent and, so long as no Event of Default shall have occurred and be continuing, Administrative Borrower) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), (iii) such assignment is entered into the Register in accordance with Section 13.1(h), and (iv) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent's separate account a processing fee in the amount of $5,000.  To the extent Administrative Borrower's consent is not required for any assignment, Agent shall provide Administrative Borrower with notice thereof prior to or promptly after the occurrence thereof.
(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, and such assignment has been entered into the Register in accordance with Section 13.1(h), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).
(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party or any of its Subsidiaries of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d) Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant"; provided, however, that so long as no Specified Event of Default has occurred and is continuing at the time of such sale, no Disqualified Institution shall be permitted to be a Participant) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating (other than a waiver of default interest), (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to each Loan Party and their Subsidiaries and their respective businesses.
(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of the Revolver Commitment (and the principal amount thereof and stated interest thereon and the portion of principal amount and interest of the Obligations assigned or transferred)) held by such Lender (each, a "Registered Loan").  Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolver Commitment to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Revolver Commitment to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.  The entries in the Register shall be conclusive and Borrowers, Agent and Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, in each case, in the absence of manifest or demonstrable error.

Notwithstanding anything to the contrary, any assignment of any Obligation shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by Borrowers, Agent and any Lender (solely with respect to its Obligations and/or Commitment), at any reasonable time and from time to time upon reasonable prior notice.  This Section shall be construed so that the Obligations are at all times maintained in "registered form" within the meaning of Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the IRC and any related regulations (and any successor provisions).  Nothing contained in this clause (h) shall be deemed to limit, impair or override any other restrictions upon assignments set forth in this Agreement.
(i) In the event that a Lender sells participations in a Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in such Registered Loan held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loan that is subject to such participations) (the "Participant Register").  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of a Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the IRC including Section 5f.103-1(c) of the United States Treasury Regulations or any successor thereto. The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.  Nothing contained in this clause (i) shall be deemed to limit, impair or override any other restrictions upon participations set forth in this Agreement.
(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one as contemplated by Section 13.1(i)) available for review by Borrowers from time to time as Borrowers may reasonably request.
13.2. Successors.
This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall, unless expressly provided in such consent, release any Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.
14.1. Amendments and Waivers.
(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements, the Fee Letter, or a joinder executed pursuant to Section 2.2), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document (it being understood that any waiver or amendment with respect to any mandatory prepayment contemplated by Section 2.4(e) shall not be subject to this clause (ii)),
(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),
(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v) other than as permitted by Section 15.11, release Agent's Lien in and to all or substantially all of the Collateral,
(vi) amend, modify, or eliminate the definition of "Required Lenders" or "Pro Rata Share",
(vii) other than as specifically provided in Section 15.11, contractually subordinate any of Agent's Liens,
(viii) other than in connection with a merger, liquidation, dissolution or sale or other disposition of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix) amend, modify, or eliminate any of the provisions of Section 2.3(b)(i), Section 2.4(b)(i) or (ii), Section 2.4(f), or Section 2.5,
(x) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or
(xi) amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Inventory, as well as any provision permitting Agent to exercise its discretion in modifying any applicable criteria contained within any such definition) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c).
(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,
(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,
(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,
(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that directly affects such Defaulting Lender, (iii) any amendment, waiver or other modification with respect to any condition precedent set forth in Section 3.2, affirmative or negative covenant, Default or Event of Default shall not constitute an increase in, or extension of, the Commitment of any Lender within the meaning of Section 14.1(a)(i); (iv) any amendment, waiver or other modification with respect to the calculation of Monthly Average Excess Availability (even if the effect thereof would be to reduce the rate of interest or any fee derived therefrom) shall require the consent of Required Lenders (and not all Lenders or all Lenders directly affected thereby), and (v) to the extent that a Lender will no longer be a Lender upon the consummation of any amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (an "Exiting Lender"), the signature, consent or other approval of such Exiting Lender shall not be required to effectuate such amendment, waiver or other modification.
14.2. Replacement of Certain Lenders.
(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby (or directly affected thereby) and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all such Lenders, (ii) any Lender makes a claim for compensation under Section 2.11(f) or Section 16, or (iii) any Lender enters into an Assignment and Acceptance or a participation with a Lender or Participant that is a Disqualified Institution at the time of such assignment or participation and such assignment or participation violates the terms of Section 13.1, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Holdout Lender"), any Lender that made a claim for compensation (a "Tax Lender"), or any Lender that entered into an assignment or participation with a Disqualified Institution in violation of Section 13.1 (an "Assignor DQ Lender") with one or more Replacement Lenders, and the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b) Prior to the effective date of such replacement, the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, being repaid in full its share of the outstanding Obligations (including (i) all interest, fees and other amounts that may be due and payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit, but excluding any Bank Product Obligations unless otherwise specified pursuant to agreements between the relevant Bank Product Provider and the applicable Loan Party) without any premium or penalty of any kind whatsoever.  If the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations (other than Bank Product Obligations), the Commitments, and the other rights and obligations of the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall remain obligated to make the Holdout Lender's, Tax Lender's or Assignor DQ Lender's, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3. No Waivers; Cumulative Remedies.
No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by each Borrower of any provision of this Agreement.  Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.	AGENT; THE LENDER GROUP.
15.1. Appointment and Authorization of Agent.
Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to each Loan Party and its Subsidiaries, the Obligations, the Collateral, the Collections of each Loan Party and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2. Delegation of Duties.
Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3. Liability of Agent.
None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or any of its Subsidiaries.
15.4. Reliance by Agent.
Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation reasonably and in good faith believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5. Notice of Default or Event of Default.
Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default."  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6. Credit Decision.
Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of each Loan Party and its Subsidiaries and Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein), to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7. Costs and Expenses; Indemnification.
Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by a Loan Party or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable share thereof.  Each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity.
WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding each Loan Party or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of each Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms "Lender" and "Lenders" include WFCF in its individual capacity.
15.9. Successor Agent.
Agent may resign as Agent upon 45 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders (and the Bank Product Providers).  If, at the time that Agent's resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated.  Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Lender, as applicable.  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed to between Administrative Borrower and such successor.  After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10. Lender in Individual Capacity.
Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding each Loan Party or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of each Loan Party or such other Person and that prohibit the disclosure of such information to the other members of the Lender Group, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11. Collateral and Guaranty Matters.
(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to, and Agent shall, (i) release any Lien on any Collateral (A) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (B) constituting property being conveyed, sold, leased, licensed, assigned, transferred or otherwise disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that such conveyance, sale, lease, license, assignment, transfer or other disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (C) constituting property in which neither a Loan Party nor any of its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, (D) constituting property leased to any Loan Party or any of its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement or subject to a Permitted Lien securing Permitted Purchase Money Indebtedness, or (E) constituting Real Property Collateral (under and as defined in the Existing Credit Agreement), (ii) release any Borrower (other than Administrative Borrower) or Guarantor from its Obligations (and any Lien on the assets and Stock of such Borrower or Guarantor) if such Borrower or Guarantor ceases to be a Subsidiary of Administrative Borrower as the result of a transaction permitted under this Agreement, and (iii) promptly after Administrative Borrower's written request therefor, release any Guarantor from its Obligations (and any Lien on the assets of such Guarantor) if such Guarantor becomes an Excluded Subsidiary.  Notwithstanding the foregoing, the Liens of the Agent on Term Priority Collateral shall be automatically released upon the consummation of any conveyance, sale, lease, license, assignment, transfer or other disposition of such Collateral in a transaction permitted under Section 6.4.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent's reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by the Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at the request of the Administrative Borrower, to subordinate (on terms and conditions reasonably satisfactory to Agent) any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
In connection with any termination or release that is authorized pursuant to this Section 15.11, Agent shall promptly (i) execute and deliver to any Loan Party, at such Loan Party's expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and (ii) deliver to the Loan Parties any portion of such Collateral so released that is in the possession of Agent.
(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by any Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.
(c) This Section 15.11 shall be subject in all respects to the provisions of the Intercreditor Agreement.
15.12. Restrictions on Actions by Lenders; Sharing of Payments.
(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts (general or special, time or demand, provisional or final, in whatever currency but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) of any Loan Party now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.  Notwithstanding the foregoing and without limiting any rights arising under any Bank Product Agreement in respect of amounts owing thereunder, no Lender shall exercise any such right of set-off or any such action unless an Event of Default has occurred and is continuing.
(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13. Agency for Perfection.
Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.
15.14. Payments by Agent to the Lenders.
All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15. Concerning the Collateral and Related Loan Documents.
Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16. Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.
By becoming a party to this Agreement, each Lender:
(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Borrower or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding a Borrower and its Subsidiaries and will rely significantly upon each Borrower's and its Subsidiaries' books and records, as well as on representations of each Borrower's personnel,

(d) agrees to keep all Reports and other material, non-public information regarding each Loan Party and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing:  (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or any Subsidiary of any Loan Party to Agent that has not been contemporaneously provided by such Loan Party or Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or any of its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from a Loan Party, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.  As an alternative to providing Lenders with a physical copy of any Report or other information described in this Section 15.16, Agent may, in its discretion, post any such Report or information in electronic form to a data site such as Intralinks.
15.17. Several Obligations; No Liability.
Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank

Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
15.18. Documentation and Syndication Agent.
Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Syndication Agent shall have no duties or responsibilities and the Syndication Agent shall not have or be deemed to have any fiduciary relationship with any Lender, and no implied responsibilities, duties or obligations shall be construed to exist in this Agreement or any other Loan Document.
15.19. Disqualified Institutions.
Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by or on behalf of any Loan Party, Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be "designated" pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other similar debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other similar debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
16.	WITHHOLDING TAXES.
16.1. Payments.  All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties.   Furthermore, if any such Tax is an Indemnified Tax or an Indemnified Tax is so levied or imposed, (i) the Loan Parties agree to pay the full amount of such Indemnified Taxes to the relevant Governmental Authority pursuant to applicable law and (ii)  the sum payable by the Loan Parties to the applicable recipient under this Agreement, any note, or Loan Document shall be increased as may be necessary so that the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes promptly after Agent's demand, accompanied by a reasonably detailed description and calculation of the amount demanded.  The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable and documented out-of-pocket costs and expenses related thereto (including reasonable and documented fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee).  The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.
16.2. Exemptions.
(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent and Administrative Borrower, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:
(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);
(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;
(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.  No Borrower shall be required to pay additional amounts to any Lender pursuant to this Section 16 with respect to United States federal withholding taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with its covenants under this Section 16.2.
(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender's reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, however, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) (i) upon the expiration or obsolescence of any previously delivered forms, (ii) to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (iii) upon the reasonable request of Agent or Administrative Borrower.
(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant.  To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable.  Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
16.3. Reductions.
(a) If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax.  If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4. Refunds.
(a)                If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes with respect to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
17.	GENERAL PROVISIONS.
17.1. Effectiveness.
This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2. Section Headings.
Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3. Interpretation.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4. Severability of Provisions.
Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers.
Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting; provided, that no provision of any Loan Document shall be construed to give any Bank Product Provider a right to consent to any amendment, modification, waiver or other action contemplated by any Loan Document, except that each Bank Product Provider's consent shall be required with respect to any amendment, modification, waiver or other action that would have the effect of (a) limiting or eliminating any Lien securing the Bank Product Obligation, unless any such Liens securing the other Obligations are similarly limited or eliminated or (b) changing Section 2.4(b)(ii) in a manner adverse to any such Bank Product Provider.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6. Debtor-Creditor Relationship.
The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7. Counterparts; Electronic Execution.
This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8. Revival and Reinstatement of Obligations.
If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
17.9. Confidentiality.
(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b) Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrowers and Loan Parties and the Total Commitments provided hereunder in any "tombstone" or comparable advertising, on its website or in other marketing materials of the Agent.

17.10. Lender Group Expenses.
Borrowers agree to pay any and all Lender Group Expenses promptly after receipt of written demand therefor by Agent, and agree that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
17.11. Survival.
All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instru-ments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstand-ing and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.
17.12. Patriot Act; Due Diligence.
Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.  In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners, in each case to the extent reasonably related to compliance with the Patriot Act and beneficial ownership regulations set forth in 31 CFR § 1020.230 or otherwise promulgated by the Financial Crimes Enforcement Network.  Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable and documented out-of-pocket costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.13. Integration.
This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14. Wabash as Agent for Borrowers.
Each Borrower hereby irrevocably appoints Wabash as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement, and (c) to represent such Borrower in all respects under this Agreement and the other Loan Documents.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein and in the other Loan Documents, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
17.15. Intercreditor Agreement.
Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, and (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Agent on behalf of each Lender.  Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Intercreditor Agreement and, in the event of a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
17.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Each Lender confirms, as of the Closing Date (or, if later, the date upon which such Lender becomes a party to this Agreement) that, unless notified in writing by such Lender to Agent and Administrative Borrower, such Lender is not an EEA Financial Institution.  Each Lender shall promptly notify Agent and Administrative Borrower if for any reason, at any time, it becomes an EEA Financial Institution.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

WABASH NATIONAL CORPORATION, a Delaware corporation By: /s/ Jeffery L. Taylor Name: Jeffery L. Taylor Title: Vice President and Chief Financial Officer

WABASH NATIONAL, L.P., a Delaware limited partnership By: Wabash National Trailer Centers, Inc., Its General Partner By: /s/ Jeffery L. Taylor Name: Jeffery L. Taylor Title: Treasurer

WABASH WOOD PRODUCTS, INC. (f/k/a WNC Cloud Merger Sub, Inc.), an Arkansas corporation By: /s/ Jeffery L. Taylor Name: Jeffery L. Taylor Title: Vice President and Treasurer

TRANSCRAFT CORPORATION, a Delaware corporation By: /s/ Jeffery L. Taylor Name: Jeffery L. Taylor Title: Vice President and Treasurer

Second Amended and Restated Credit Agreement

WABASH NATIONAL TRAILER CENTERS, INC., a Delaware corporation By: /s/ Jeffery L. Taylor Name: Jeffery L. Taylor Title: Treasurer

WALKER GROUP HOLDINGS LLC,
a Texas limited liability company

By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner

By: /s/ Jeffery L. Taylor
 Name: Jeffery L. Taylor
Title: Treasurer

BULK SOLUTIONS LLC, a Texas limited liability company

By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner

By: /s/ Jeffery L. Taylor
 Name: Jeffery L. Taylor
Title: Treasurer

Second Amended and Restated Credit Agreement

GARSITE/PROGRESS LLC, a Texas limited liability company

By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner
By: /s/ Jeffery L. Taylor
 Name: Jeffery L. Taylor
Title: Treasurer

WALKER STAINLESS EQUIPMENT COMPANY LLC, a Delaware limited liability company

By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner

By: /s/ Jeffery L. Taylor
 Name: Jeffery L. Taylor
Title: Treasurer

Second Amended and Restated Credit Agreement

BRENNER TANK LLC, a Wisconsin limited liability company

By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner

By: /s/ Jeffery L. Taylor
 Name: Jeffery L. Taylor
Title: Treasurer

BRENNER TANK SERVICES LLC, a Wisconsin limited liability company

By: Brenner Tank LLC,
 Its Sole Member

 By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner

By: /s/ Jeffery L. Taylor
 Name: Jeffery L. Taylor
Title: Treasurer

Second Amended and Restated Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender By: /s/ Daniel J. Manella Name: Daniel J. Manella Title: Authorized Signatory
Second Amended and Restated Credit Agreement

CITIZENS BUSINESS CAPITAL, a division of Citizens Asset Finance, Inc., as a Lender By: /s/ James Zamborsky Title: Vice President

Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ Andrew Schuler Title: VP

Second Amended and Restated Credit Agreement

EXHIBIT A-1
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _______________________________ between _______________________________ ("Assignor") and _______________________________ ("Assignee").  Reference is made to the Agreement described in Annex I hereto (the "Credit Agreement").  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor's portion of the Commitments, all to the extent specified on Annex I.
2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor's share of the Advances assigned hereunder, as reflected on Assignor's books and records.
3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee and is not a Disqualified Institution; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent.  The effective date of this Assignment (the "Settlement Date") shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $5,000 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.
5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Article 15 and Section 17.9(a) of the Credit Agreement.
6. Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I).  From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date.  On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.
7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor By Name: Title:

[NAME OF ASSIGNEE] as Assignee By Name: Title:

ACCEPTED THIS ____ DAY OF _______________ WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent By Name: Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

 ANNEX I

1.	Borrowers:
Wabash National Corporation, Wabash National, L.P., Wabash Wood Products, Inc., Transcraft Corporation, Wabash National Trailer Centers, Inc., Walker Group Holdings LLC, Brenner Tank LLC, Brenner Tank Services LLC, Bulk Solutions LLC, Garsite/Progress LLC, Walker Stainless Equipment Company LLC and the Additional Borrowers from time to time party to the Credit Agreement
2.	Name and Date of Credit Agreement:
Second Amended and Restated Credit Agreement, dated as of December __, 2018, by and among Borrowers, the lenders from time to time a party thereto (the "Lenders"), Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders
3.	Date of Assignment Agreement:__________
4.	Amounts:
(a)	Assigned Amount of Revolver Commitment $__________
(b)	Assigned Amount of Advances $__________
5.	Settlement Date:__________
6.	Purchase Price $__________
7.	Notice and Payment Instructions, etc.
Assignee: _______________________________ _______________________________ _______________________________	Assignor: _______________________________ _______________________________ _______________________________

Annex 1 - Page1

8.	Agreed and Accepted:
[ASSIGNOR] By:____________________________ Title:___________________________	[ASSIGNEE] By:____________________________ Title:___________________________

Accepted: WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent By Name: Title:

[WABASH NANTIONAL CORPORATION, as Administrative Borrower By Name: Title:]
Annex 1 - Page2

EXHIBIT B-1
FORM OF BORROWING BASE CERTIFICATE

Wells Fargo Capital Finance, LLC
150 South Wacker Drive
Suite 2200
MAC N2814-220
 Chicago, Illinois 60606
The undersigned, Wabash National Corporation ("Administrative Borrower"), pursuant to Schedule 5.2 of that certain Second Amended and Restated Credit Agreement dated as of December __, 2018 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the "Credit Agreement"), entered into among Administrative Borrower, Wabash National, L.P., Wabash Wood Products, Inc., Transcraft Corporation, Wabash National Trailer Centers, Inc., Walker Group Holdings LLC, Brenner Tank LLC, Brenner Tank Services LLC, Bulk Solutions LLC, Garsite/Progress LLC, Walker Stainless Equipment Company LLC and the Additional Borrowers from time to time party thereto (collectively with Administrative Borrower, the "Borrowers"), the lenders signatory thereto from time to time and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, "Agent"), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct.
All initially capitalized terms used in this Borrowing Base Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

[Remainder of page intentionally left blank]

Effective Date of Calculation: (the "Statement Date")
A. Borrowing Base Calculation
1. Borrowing Base
a. (i) 85% of Eligible Accounts[1]	$
(ii) the amount, if any, of the Dilution Reserve	$
(iii) Item 1.a.(i) minus Item 1.a.(ii)		$
b. Eligible Inventory (other than Build to Order Inventory)
(i) 85% of Eligible Inventory[2] (other than Build to Order Inventory) consisting of finished goods (including without limitation new and used trailers, FRAC tanks and portable storage containers)[3]	$
(ii) 70% of Eligible Inventory[2] consisting of raw materials[3]	$
(iii) 50% of Eligible Inventory[2] consisting of work in process[3]
(iv) Item 1.b.(i) plus Item 1.b.(ii) plus Item 1.b.(iii)		$
(v) 85% times the Net Liquidation Percentage	$
(vi) the value of Borrowers' Eligible Inventory (other than Build to Order Inventory)[2,3]	$
(vii) Item 1.b.(v) times Item 1.b.(vi)	$
(viii) The lesser of Items 1.b.(iv) and 1.b.(vii)		$
c. Eligible Inventory consisting of Build to Order Inventory
(i) 90% of Eligible Inventory[2] (calculated at cost on a basis consistent with Borrowers' historical accounting practices) consisting of Build to Order inventory	$
(ii) 90% times the Net Liquidation Percentage	$
(iii)        the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Borrowers' Eligible Inventory consisting of Build to Order Inventory
$
(iv) Item 1.c.(ii) times Item 1.c.(iii)	$
(v) The lesser of Items 1.c.(i) and 1.c.(iv)		$
2. Reserves
a. Bank Product Reserve Amount	$
b. the sum of the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Credit Agreement	$
c. Sum of Items 2.a. and 2.b.		$
3. Borrowing Base (Item 1.a.(iii) plus Item 1.b.(viii) plus Item 1.c.(v) minus Item 2.c.)		$
4. Availability calculation
a. (i) Maximum Revolver Amount	$
(ii) Letter of Credit Usage as of Statement Date	$
(iii) Amount of outstanding Advances (including Swing Loans) as of Statement Date	$
(iv) Item 4.a.(i) minus Item 4.a.(ii) minus Item 4.a.(iii)	$
b. (i) Borrowing Base as of Statement Date (Item 3)	$
(ii) Letter of Credit Usage as of Statement Date	$
(iii) Amount of outstanding Advances (including Swing Loans) as of Statement Date	$
(iv) Item 4.b.(i) minus Item 4.b.(ii) minus Item 4.b.(iii)	$
c. Lesser of Item 4.a.(iv) and 4.b(iv).		$
d. outstanding Advances against the value of Eligible Inventory that has been sold on a bill and hold basis[4]		$
B. Letters of Credit Calculation
1. Maximum L/C amount		$15,000,000
2. L/Cs permitted under Borrowing Base
a. Borrowing Base (from Section A, Item 3)	$
b. Amount of outstanding Advances as of Statement Date (including Swing Loans)	$
c. Item 2.a. minus Item 2.b.		$
3. L/Cs permitted under Maximum Revolver Amount
a. Maximum Revolver Amount	$
b. Amount of outstanding Advances as of Statement Date (including Swing Loans)	$
c. Item 3.a. minus Item 3.b.		$
4. Letter of Credit Usage plus the amount of any proposed Letters of Credit		$
5. No L/C Availability if Item 4 is greater than Item 1, Item 2.c. or Item 3.c.		$

1 See Annex A
2 See Annex B
3 Value calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices.
4 In no event shall outstanding Advances against the value of Eligible Inventory that has been sold on a bill and hold basis exceed $9,000,000 in the aggregate.

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrowers that all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

WABASH NATIONAL CORPORATION as Administrative Borrower By: Title:

Annex A – Eligible Accounts

Accounts created in the ordinary course arising out of sale of goods or rendition of services		$
less (without duplication)
Accounts that the Account Debtor has failed to pay by the earlier of (i) the 105th day after the original invoice date thereof or (ii) the 60th day after the due date thereof	$
Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are ineligible under the immediately preceding clause	$
Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower	$
Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional

$
Accounts that are not payable in Dollars	$
Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof, or Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state (other than Canada), or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent

$
Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States

$
Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute

$
Accounts with respect to which (i) the Account Debtor, or an Affiliate thereof, is a Person with an investment grade rating by S&P or Moody's (such Person, together with its Affiliates, a "Rated Account Debtor"), and total obligations owing to Borrowers by such Rated Account Debtor exceed 30% (such percentage as applied to such Rated Account Debtor, being subject to reduction by Agent in its Permitted Discretion by at least five (5) Business Days prior written notice to Administrative Borrower if the creditworthiness of such Rated Account Debtor deteriorates) of the aggregate unpaid balance of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage, or (ii) an Account Debtor's (other than a Rated Account Debtor) whose total obligations owing to Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion by at least five (5) Business Days prior written notice to Administrative Borrower if the creditworthiness of such Account Debtor deteriorates) of the aggregate unpaid balance of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the applicable foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon such concentration limit

$
Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor

$
Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition, if Agent has provided written notice thereof to Administrative Borrower

$
Accounts that are not subject to a valid and perfected first priority Agent's Lien	$
Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor
$
Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity	$
Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services	$
Accounts owned by a target acquired in connection with a Permitted Acquisition until the completion of a field examination with respect to such target, in each case, reasonably satisfactory to Agent (which field examination may be conducted prior to the closing of such Acquisition

$
Total Excluded Accounts		$
Eligible Accounts (Total Accounts less Total Excluded Accounts):		$

Annex B – Eligible Inventory

Inventory consisting of merchantable quality finished goods, raw materials or work-in-process held for sale in the ordinary course of Borrowers' business		$
less (without duplication)
Inventory which a Borrower does not have good, valid, and marketable title thereto	$
Inventory which a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrowers)	$
Inventory not located at one of the locations in the continental United States set forth on Schedule E-1 to the Credit Agreement (or in-transit from one such location to another such location), as such Schedule may be updated by notice from Administrative Borrower to Agent from time to time in a manner consistent with Section 5.15

$
Inventory in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Exhibit E-1 to another location set forth on Exhibit E-1), as such Schedule may be updated by notice from Administrative Borrower to Agent from time to time in a manner consistent with Section 5.15

$
Inventory located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises

$
Inventory that is the subject of a bill of lading or other document of title	$
Inventory not subject to a valid and perfected first priority Agent's Lien	$
Inventory consisting of goods returned or rejected by a Borrower's customers	$
Inventory consisting of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers' business, defective goods, "seconds," or Inventory acquired on consignment

$
Inventory subject to third party trademark, licensing or other proprietary rights, unless Agent is reasonably satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of Default despite such third party rights

$
Inventory acquired in connection with a Permitted Acquisition or the Closing Date Acquisition, as applicable, until the completion of an appraisal and field examination of the Inventory acquired in connection with such Acquisition, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition)

$
Inventory owned by Garsite and Administrative Borrower has not delivered to Agent recorded UCC-3 amendment amending UCC financing statement number 07-0025610102 filed against Garsite	$
Total Excluded Inventory		$
Eligible Inventory (Total Inventory less Total Excluded Inventory):		$

EXHIBIT B-2
FORM OF BANK PRODUCTS PROVIDER LETTER AGREEMENT
[Letterhead of Specified Bank Products Provider]
[Date]
Wells Fargo Capital Finance, LLC as Agent
 150 South Wacker Drive, Suite 2200
MAC N2814-220
Chicago, Illinois 60606
 Attention: [                                   ]
Fax No.:

Reference is hereby made to that certain Second Amended and Restated Credit Agreement, dated as of December __, 2018 (as amended, restated, supplemented, or modified from time to time, the "Credit Agreement"), by and among the lenders party thereto (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (together with its successors and assigns in such capacity, "Agent"), and WABASH NATIONAL CORPORATION, WABASH NATIONAL, L.P., WABASH WOOD PRODUCTS, INC., TRANSCRAFT CORPORATION, WABASH NATIONAL TRAILER CENTERS, INC., WALKER GROUP HOLDINGS LLC, BRENNER TANK LLC, BRENNER TANK SERVICES LLC, BULK SOLUTIONS LLC, GARSITE/PROGRESS LLC, WALKER STAINLESS EQUIPMENT COMPANY LLC and the Additional Borrowers from time to time party thereto (collectively, the "Borrowers").  Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.
Reference is also made to that certain [describe the Bank Product Agreement or Agreements] (the "Specified Bank Product Agreement [Agreements]") dated as of [__________] by and between [Lender or Affiliate of Lender] (the "Specified Bank Products Provider") and [identify the Loan Party or Subsidiary].
1. Appointment of Agent.  The Specified Bank Products Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Products Provider hereby acknowledges that it has reviewed Sections 15.1, 15.2, 15.3, 15.4, 15.6, 15.7, 15.8, 15.9, 15.11, 15.12, 15.13, 15.14, 15.15, 15.19 and 17.5 (collectively such sections are referred to herein as the "Agency Provisions"), including, as applicable, the defined terms referenced therein (but only to the extent used therein), and agrees to be bound by the provisions thereof.  Specified Bank Products Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders or the Lender Group, on the other hand, shall, from and after the date of this letter agreement also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2. Acknowledgement of Certain Provisions of Credit Agreement.  The Specified Bank Products Provider hereby acknowledges that it has reviewed the provisions of Sections 2.4(b)(ii), 14.1, 15.10, 15.11, 15.19 and 17.5 of the Credit Agreement, including, as applicable, the defined terms referenced therein, and agrees to be bound by the provisions thereof.  Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in Collateral as set forth in the Credit Agreement.
3. Reporting Requirements.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products.  On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall request, the Specified Bank Products Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Products Provider's reasonable determination of the credit exposure (and mark- to-market exposure) of Borrowers and their Subsidiaries in respect of the Bank Products provided by Specified Bank Products Provider pursuant to the Specified Bank Products Agreement[s].  If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the credit exposure of Borrowers and their Subsidiaries with respect to the Bank Products provided pursuant to the Specified Bank Products Agreement[s] is zero.
4. Bank Product Reserve Conditions.  Specified Bank Products Provider further acknowledges and agrees that Agent shall have the right, but shall have no obligation to establish, maintain, relax or release reserves in respect of any of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not. If Agent so chooses to implement a reserve, Specified Bank Products Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserve Amount.
5. Bank Product Obligations.  From and after the delivery to Agent of this letter agreement duly executed by Specified Bank Product Provider and the acknowledgement of this letter agreement by Agent and each Borrower, the obligations and liabilities of Borrowers and their Subsidiaries to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as Specified Bank Products Provider or its affiliate is no longer a Lender. Specified Bank Products Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6. Notices.  All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to Borrowers, shall be mailed, sent, or delivered to Borrowers in accordance with Section 11 in the Credit Agreement, and, if to Specified Bank Products Provider, shall be mailed, sent or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.
If to Specified Bank Products Provider:	_______________________
_________________________
_________________________
Attn: ____________________
Fax No. __________________

7. Miscellaneous.  This letter agreement is for the benefit of the Agent, the Specified Bank Products Provider, each Borrower and each of their respective successors and assigns (including any successor agent pursuant to Section 15.9 of the Credit Agreement, but excluding any successor or assignee of a Specified Bank Products Provider that does not qualify as a Bank Product Provider).  Unless the context of this letter agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and  "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."  This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts.  Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.
8. Governing Law.
(a) THE VALIDITY OF THIS LETTER AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS LETTER AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS, LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS.  EACH OF EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH OF EACH BORROWER, SPECIFIED BANK PRODUCTS PROVIDER, AND AGENT EACH REPRESENTS  TO THE OTHERS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[signature pages to follow]

Sincerely, [SPECIFIED BANK PRODUCTS PROVIDER] By: Name: Title:

Acknowledged, accepted, and agreed
 as of the date first written above:

WABASH NATIONAL CORPORATION, a Delaware corporation, as a Borrower By: Name: Title:

WABASH NATIONAL, L.P., a Delaware limited partnership, as a Borrower By: Wabash National Trailer Centers, Inc., Its General Partner By: Name: Title:

WABASH WOOD PRODUCTS, INC. (f/k/a WNC Cloud Merger Sub, Inc.), an Arkansas corporation, as a Borrower By: Name: Title:

TRANSCRAFT CORPORATION, a Delaware corporation, as a Borrower By: Name: Title:

WABASH NATIONAL TRAILER CENTERS, INC., a Delaware corporation, as a Borrower By: Name: Title:

WALKER GROUP HOLDINGS LLC, a Texas limited liability company, as a Borrower By: Wabash National, L.P., Its Sole Member By: Wabash National Trailer Centers, Inc., Its General Partner By: Name: Title:

BULK SOLUTIONS LLC, a Texas limited liability company, as a Borrower

By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner
By:
Name:
Title:

WALKER STAINLESS EQUIPMENT COMPANY LLC, a Delaware limited liability company, as a Borrower

By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner
By:
Name:
Title:

BRENNER TANK LLC, a Wisconsin limited liability company, as a Borrower

By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner
By:
Name:
Title:

GARSITE/PROGRESS LLC, a Texas limited liability company, as a Borrower

By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner
By:
Name:
Title:

BRENNER TANK SERVICES LLC, a Wisconsin limited liability company, as a Borrower

By: Brenner Tank LLC,
 Its Sole Member

 By: Walker Group Holdings LLC,
 Its Sole Member

 By: Wabash National, L.P.,
 Its Sole Member

 By: Wabash National Trailer Centers, Inc.,
 Its General Partner
By:
Name:
Title:

Acknowledged, accepted, and agreed as of _____________, 20__: WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent By: Name: Title:

EXHIBIT C-1
FORM OF COMPLIANCE CERTIFICATE
[on Borrowers' letterhead]

To:	Wells Fargo Capital Finance, LLC 150 South Wacker Drive, Suite 2200 MAC N2814-220 Chicago, Illinois 60606 Attn: Business Finance Division Manager
Re:	Compliance Certificate dated _____________
Ladies and Gentlemen:
Reference is made to that certain SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the "Credit Agreement") dated as of December __, 2018, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders ("Agent"), WABASH NATIONAL CORPORATION, WABASH NATIONAL, L.P., WABASH WOOD PRODUCTS, INC., TRANSCRAFT CORPORATION, WABASH NATIONAL TRAILER CENTERS, INC., WALKER GROUP HOLDINGS LLC, BRENNER TANK LLC, BRENNER TANK SERVICES LLC, BULK SOLUTIONS LLC, GARSITE/PROGRESS LLC, WALKER STAINLESS EQUIPMENT COMPANY LLC and the Additional Borrowers from time to time party thereto (collectively, the "Borrowers").  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.
Pursuant to Schedule 5.1 of the Credit Agreement, the undersigned chief financial officer of the Administrative Borrower hereby certifies, in his capacity as an officer of the Administrative Borrower and not individually, that:
1. The financial information of Borrowers and their Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Borrowers and their Subsidiaries.
2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Borrowers and their Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 5.1 of the Credit Agreement.
3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action Borrowers and their Subsidiaries have taken, are taking, or propose to take with respect thereto.

4. The representations and warranties of Borrowers and their Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date), except as set forth on Schedule 3 attached hereto.
5. Borrowers and their Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.
6. Since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent, there has been no change in the identity of the Material Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries as at the end of such [fiscal year or period], as the case may be, from the Material Subsidiaries, Immaterial Subsidiaries and Foreign Subsidiaries, except as set forth on Schedule 5 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

WABASH NATIONAL CORPORATION, as Administrative Borrower By: Name: Title:

SCHEDULE 1

 Financial Information

SCHEDULE 2

 Default or Event of Default

SCHEDULE 3

 Representations and Warranties

SCHEDULE 4

 Financial Covenants
Fixed Charge Coverage Ratio.
A Financial Covenant Trigger Event [has/has not] occurred during the month for which financial statements are being delivered herewith.
[Borrowers' Fixed Charge Coverage Ratio, measured on a month-end basis, for the period ending _________, ________ is ___:1.0, which [is/is not] greater than or equal to the amount set forth in Section 7 of the Credit Agreement for the corresponding period.]5

5 Include if a Financial Covenant Trigger Event has occurred during the month for which financial statements are being delivered.

SCHEDULE 5

Change in Identity of Material Subsidiaries,
 Immaterial Subsidiaries and Foreign Subsidiaries

EXHIBIT D-1

FORM OF NOTICE OF ADDITIONAL BORROWER

[   ], 20[   ]
This NOTICE OF ADDITIONAL BORROWER (this "Notice") is delivered under and pursuant to Section 2.19(a) of that certain Second Amended and Restated Credit Agreement, dated as of December __, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among WABASH NATIONAL CORPORATION ("Administrative Borrower"), WABASH NATIONAL, L.P., WABASH WOOD PRODUCTS, INC., TRANSCRAFT CORPORATION, WABASH NATIONAL TRAILER CENTERS, INC., WALKER GROUP HOLDINGS LLC, BRENNER TANK LLC, BRENNER TANK SERVICES LLC, BULK SOLUTIONS LLC, GARSITE/PROGRESS LLC, WALKER STAINLESS EQUIPMENT COMPANY LLC and the Additional Borrowers from time to time party thereto (collectively with Administrative Borrower, the "Borrowers"), the lenders from time to time party thereto (the "Lenders"), and Wells Fargo Capital Finance, LLC, as administrative agent for the Lenders ("Agent").
Pursuant to Section 2.19(a) of the Credit Agreement, Administrative Borrower and [insert Additional Borrower name], a[n] [insert jurisdiction and type of organization] (the "Additional Borrower"), desire that the Additional Borrower become a "Borrower" under the Credit Agreement and, in connection therewith, hereby certify to Agent and Lenders as of the date hereof as follows:
1. No Default or Event of Default has occurred and is continuing or would result from the joinder of the Additional Borrower as a "Borrower" under the Credit Agreement;
2. The Additional Borrower is a wholly-owned Domestic Subsidiary of the Administrative Borrower and is not an Excluded Subsidiary; and
3. Administrative Borrower and/or the Additional Borrower have delivered to Agent a duly executed copy of each document, instrument or agreement required by Section 2.19(a) of the Credit Agreement in connection with the joinder of the Additional Borrower as a "Borrower" under the Credit Agreement, including each of the documents, instruments and agreements set forth on Schedule 1 hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Notice to be executed and delivered by an authorized officer as of the date first above written. This Notice may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by facsimile transmission or other electronic transmission of an executed counterpart of a signature page to this Notice shall be effective as delivery of an original executed counterpart of this Notice.

WABASH NATIONAL CORPORATION INC., as Administrative Borrower
By:
Name:
Title:

[INSERT NAME OF ADDITIONAL BORROWER], as the Additional Borrower
By:
Name:
Title:

Schedule 1 to Notice of Additional Borrower

List of Joinder Documents

[see attached]

EXHIBIT E-1
FORM OF BORROWER TERMINATION NOTICE
[   ], 20[   ]
This BORROWER TERMINATION NOTICE (this "Notice") is delivered under and pursuant to Section 2.19(c) of that certain Second Amended and Restated Credit Agreement, dated as of December __, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined), among WABASH NATIONAL CORPORATION ("Administrative Borrower"), WABASH NATIONAL, L.P., WABASH WOOD PRODUCTS, INC., TRANSCRAFT CORPORATION, WABASH NATIONAL TRAILER CENTERS, INC., WALKER GROUP HOLDINGS LLC, BRENNER TANK LLC, BRENNER TANK SERVICES LLC, BULK SOLUTIONS LLC, GARSITE/PROGRESS LLC, WALKER STAINLESS EQUIPMENT COMPANY LLC and the Additional Borrowers from time to time party thereto (collectively with Administrative Borrower, the "Borrowers"), the lenders from time to time party thereto (the "Lenders"), and Wells Fargo Capital Finance, LLC, as administrative agent for the Lenders ("Agent").
Pursuant to Section 2.19(c) of the Credit Agreement, [insert Resigning Borrower name], a[n] [insert jurisdiction and type of organization] (the "Resigning Borrower"), no longer desires to be a "Borrower" under the Credit Agreement and, in connection therewith, Administrative Borrower hereby certifies to Agent and the Lenders that (i) a new Borrowing Base Certificate reflecting the removal of the Resigning Borrower has been delivered to Agent, (ii) all Loans made to the Resigning Borrower have been repaid, (iii) all Letters of Credit issued for the account of the Resigning Borrower have been drawn in full or have expired or have been cash collateralized in an amount equal to 103% of the then extant Letter of Credit Usage with respect thereto and all amounts payable by the Resigning Borrower in respect of the Issuing Lender, interest and/or fees (and, to the extent notified by Agent, the Issuing Lender or any Lender, any other amounts payable under the Credit Agreement by the Resigning Borrower) have been paid in full.
The Resigning Borrower acknowledges and agrees that upon the satisfaction of the requirements in Section 2.19(c) of the Credit Agreement it no longer has the right to receive or request further Advances under the Credit Agreement.  For the avoidance of doubt, nothing in this Notice shall impair the obligations of the Resigning Borrower under any other Loan Document, including the Guaranty, the Security Agreement and the Intercreditor Agreement.
[signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Notice to be executed and delivered by a Responsible Officer as of the date first above written.  This Notice may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by facsimile transmission or other electronic transmission of an executed counterpart of a signature page to this Notice shall be effective as delivery of an original executed counterpart of this Notice.
WABASH NATIONAL CORPORATION, as Administrative Borrower
By:
Name:
Title:

Acknowledged and Agreed:

[INSERT NAME OF RESIGNING BORROWER], as the Resigning Borrower
By:
Name:
Title:

EXHIBIT L-1
FORM OF LIBOR NOTICE

Wells Fargo Capital Finance, LLC, as Agent
under the below referenced Credit Agreement
150 South Wacker Drive, Suite 2200
MAC N2814-220
 Chicago, Illinois  60606
Ladies and Gentlemen:
Reference hereby is made to that certain Second Amended and Restated Credit Agreement, dated as of December __, 2018 (the "Credit Agreement"), among Wabash National Corporation, Wabash National, L.P., Wabash Wood Products, Inc., Transcraft Corporation, Wabash National Trailer Centers, Inc., Walker Group Holdings LLC, Brenner Tank LLC, Brenner Tank Services LLC, Bulk Solutions LLC, Garsite/Progress LLC, Walker Stainless Equipment Company LLC and the Additional Borrowers from time to time party thereto (collectively, "Borrowers"), the lenders signatory thereto (the "Lenders"), and Wells Fargo Capital Finance, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders ("Agent").  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
This LIBOR Notice represents Administrative Borrower's request to elect the LIBOR Option with respect to outstanding Advances in the amount of $________ (the "LIBOR Rate Advance"), and is a written confirmation of the telephonic notice of such election given to Agent, if any.
The LIBOR Rate Advance will have an Interest Period of 1 week, 1 month, 2 months, 3 months or 6 months commencing on ______________.
This LIBOR Notice further confirms Administrative Borrower's acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.
Administrative Borrower represents and warrants that no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur as a result of giving effect to the request above.

Wells Fargo Capital Finance, LLC as Agent

Dated: WABASH NATIONAL CORPORATION, a Delaware corporation, as Administrative Borrower By: Name: Title:

Acknowledged by: WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent By Name: Title:

EXHIBIT 3.1
CLOSING CHECKLIST
[See attached]

CLOSING CHECKLIST
Second Amended and Restated Credit Facility
with Wells Fargo Capital Finance, LLC, as Agent,
to
 Wabash National Corporation and certain of its Subsidiaries
Closing Date:  December 21, 2018
1. Parties:
(a)	Wells Fargo Capital Finance, LLC, as Administrative Agent ("Agent") 10 South Wacker Drive, 13th Floor Chicago, Illinois 60606
(b)	Lenders listed on Exhibit A (the "Lenders")
(c)	Wabash National Corporation ("Wabash") 1000 Sagamore Parkway Lafayette, Indiana 47905
(d)	Domestic Subsidiaries of Wabash listed on Exhibit B (collectively with Wabash, the "Borrowers")
(e)	Domestic Subsidiaries of Wabash listed on Exhibit C (collectively, the "Guarantors")
(Borrowers and Guarantors are collectively referred to as "Loan Parties")
(f)	Morgan Stanley Senior Funding, Inc., as Term Loan Administrative Agent ("Term Loan Agent") 1 Pierrepont Plaza, 7th Floor New York, New York 11201
2. Counsel to Parties:
(a)	Agent: Goldberg Kohn Ltd. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603
(b)	Loan Parties: Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, Wisconsin 53202

(c)	Term Loan Agent: Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017
3. Closing Documents:
(a)	Loan and Security Documents:
(i)	Second Amended and Restated Credit Agreement, together with Schedules and Exhibits
(ii)	Disqualified Lenders list
(iii)	Representations and Warranties of Officers
(iv)	Amended and Restated Fee Letter
(v)	Reaffirmation of Loan Documents (regarding the below documents) and Second Amendment to Amended and Restated Security Agreement (regarding amended and restated disclosure schedules)
(A)	Amended and Restated Security Agreement
(B)	Amended and Restated General Continuing Guaranty
(C)	Amended and Restated Collateral Assignment of Tycorra documents
(D)	Assignment of Interruption of Service Insurance Policy as Collateral Security (2)
(E)	Amended and Restated Assignment of Interruption of Service Insurance Policy as Collateral Security
(F)	Amended and Restated Intercompany Subordination Agreement
(G)	Intercreditor Agreement (2)
(H)	Collateral Access Agreements listed on Exhibit D
(I)	Processor Agreements for processing locations set forth on Exhibit D
(J)	IP Security Agreements listed on Exhibit E
(K)	Deposit Account Control Agreements listed on Exhibit F

(vi)	Closing Certificate
(vii)	Solvency Certificate
(viii)	Initial Borrowing Base Certificate
(ix)	Supplement to Trademark Security Agreement
(x)	Supplement to Patent Security Agreement
(b)	Items pertaining to, or to be executed by, all Loan Parties:
(i)	Omnibus Secretary's Certificate for all Loan Parties
Certificate of Incorporation/Formation
Bylaws/Operating Agreement
Authorizing Resolutions
Incumbency
(ii)	Certificates of Good Standing as listed on Exhibit G
(c)	Other Items:
(i)	Opinion of Foley & Lardner (Delaware, Wisconsin, California, Arkansas, Indiana and Texas law)
(ii)	Summary of pre-closing lien searches
(iii)	Summary of pre-closing IP searches
(d)	Post-Closing Items:
(i)	Mortgage Releases with respect to the properties listed on Exhibit H
(ii)	UCC amendment (see Section 5.19 of Credit Agreement)
(iii)	UCC termination (see Section 5.19 of Credit Agreement)
(iv)	California Certificate of Good Standing for Walker Stainless Equipment Company LLC
(v)	Joinder Documents with respect to Supreme Armored, Inc. (or confirmation that no joinder is required as an "Excluded Subsidiary") (see Section 5.19 of Credit Agreement)
(vi)	Third Party Access Agreements / Lien Waivers (see Section 5.19 of Credit Agreement)
(vii)	Deposit Account Control Agreements (PNC Bank, N.A.) (see Section 5.19 of Credit Agreement)

(viii)	Items to be delivered with respect to insurance (see Section 5.19 of Credit Agreement)
(A)
Certificates of insurance with respect to property, casualty, business interruption policies, showing Agent as certificate holder and lender loss payee, with lender's loss payable clause in favor of Agent, together with a lender's loss payable endorsement

(B)
Certificates of insurance with respect to liability and other third party policies, showing Agent as certificate holder and additional insured party, together with an additional insured endorsement and a notice of cancellation endorsement

(ix)	Inventory appraisal (see Section 5.19 of Credit Agreement)

EXHIBIT A

Lenders
Wells Fargo Capital Finance, LLC
Citizens Business Capital
PNC Bank, National Association
A-1

EXHIBIT B

Domestic Subsidiary Borrowers
DOMESTIC SUBSIDIARY BORROWER NAME	STATE OF INCORPORATION
Wabash National Trailer Centers, Inc. ("WNTC")	Delaware
Wabash National, L.P. ("WNLP")	Delaware
Wabash Wood Products, Inc. ("Wood")	Arkansas
Transcraft Corporation ("Transcraft")	Delaware
Walker Group Holdings LLC ("Walker Holdings")	Texas
Bulk Solutions LLC ("Bulk Solutions")	Texas
Garsite/Progress LLC ("Garsite")	Texas
Walker Stainless Equipment Company LLC ("Walker Stainless")	Delaware
Brenner Tank LLC ("Brenner Tank")	Wisconsin
Brenner Tank Services LLC ("Brenner Services")	Wisconsin

B-1

EXHIBIT C

Domestic Subsidiary Guarantors
DOMESTIC SUBSIDIARY GUARANTOR NAME	STATE OF INCORPORATION
Cloud Oak Flooring Company, Inc. ("Cloud")	Arkansas
National Trailer Funding, L.L.C. ("Funding")	Delaware
Wabash National Manufacturing, L.P. ("WNM")	Delaware
Continental Transit Corporation ("CTC")	Indiana
Wabash National Services, L.P. ("Services")	Delaware
FTSI Distribution Company, L.P. ("FTSI")	Delaware
Supreme Industries, Inc. ("Supreme")	Delaware
Supreme Corporation ("SC")	Texas
Supreme Indiana Operations, Inc. ("Supreme Indiana")	Delaware
Supreme Corporation of Georgia ("Supreme Georgia")	Texas
Supreme Corporation of Texas ("Supreme Texas")	Texas
Supreme Truck Bodies of California, Inc. ("Supreme Truck")	California
Supreme Mid-Atlantic Corporation ("Mid-Atlantic")	Texas
SC Tower Structural Laminating, Inc. ("SC Tower")	Texas

C-1

EXHIBIT D

Collateral Access Agreements/Processor Agreements
Collateral Access Agreements
1.	Collateral Access Agreement dated as of June 15, 2011 among Benson International, LLC, Transcraft Corporation and Wells Fargo Capital Finance, LLC re 489 International Drive, Cadiz, Kentucky 42211.
2.	Collateral Access Agreement dated as of June 9, 2011 among Tate & Lyle Ingredients Americas LLC, Wabash National, L.P. and Wells Fargo Capital Finance, LLC re Tippecanoe County, Indiana.
Bailee / Processor Agreements
1.	Processor's Letter dated as of June 15, 2011 among AZZ Galvanizing Services, Wells Fargo Capital Finance, LLC, Wabash National Corporation and Wabash National, L.P.
2.	Processor's Letter dated as of June 13, 2011 among Greenbush Industries, Wells Fargo Capital Finance, LLC, Wabash National Corporation and Wabash National, L.P.
3.	Processor's Letter dated as of June 16, 2011 among Roll Coater, Inc., Wells Fargo Capital Finance, LLC and Wabash National, L.P.

D-1

EXHIBIT E

IP Security Agreements

1.	Patent Security Agreement dated as of June 28, 2011 by Wabash National, L.P. in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on June 29, 2011 at Reel/Frame 26524/566.
2.
[Supplement to] Patent Security Agreement dated as of June 28, 2011 by Wabash National, L.P. in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on May 14, 2013 at Reel/Frame 30409/823.

3.
[Supplement to] Patent Security Agreement dated as of June 28, 2011 by Wabash National, L.P. in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on June 4, 2015 at Reel/Frame 35827/769.

4.	Patent Security Agreement dated as of May 8, 2012 by Walker Group Holdings LLC in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on May 10, 2012 at Reel/Frame 28185/935.
5.
Patent Security Agreement dated as of May 8, 2012 by Walker Stainless Equipment Company LLC in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on May 10, 2012 at Reel/Frame 28186/048.

6.
[Supplement to] Patent Security Agreement dated as of May 8, 2012 by Walker Stainless Equipment Company LLC in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on June 4, 2015 at Reel/Frame 35787/937.

7.	Patent Security Agreement dated as of May 8, 2012 by Brenner Tank LLC in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on May 9, 2012 at Reel/Frame 28184/968.
8.	Patent Security Agreement dated as of May 8, 2012 by Brenner Tank Services LLC in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on May 9, 2012 at Reel/Frame 28185/103.
9.	Trademark Security Agreement dated as of June 28, 2011 by Wabash National, L.P. in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on June 28, 2011 at Reel/Frame 4571/610.
10.
[Supplement to] Trademark Security Agreement dated as of June 28, 2011 by Wabash National, L.P. in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on May 14, 2013 at Reel/Frame 5027/151.

11.
[Supplement to] Trademark Security Agreement dated as of June 28, 2011 by Wabash National, L.P. in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on June 04, 2015 at Reel/Frame 5545/722.

E-1

12.	Trademark Security Agreement dated as of June 28, 2011 by Transcraft Corporation in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on June 28, 2011 at Reel/Frame 4571/619.
13.	Trademark Security Agreement dated as of May 8, 2012 by Brenner Tank LLC in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on May 10, 2012 at Reel/Frame 4776/878.
14.	Trademark Security Agreement dated as of May 8, 2012 by Walker Group Holdings LLC in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on May 10, 2012 at Reel/Frame 4776/869.
15.	Trademark Security Agreement dated as of May 8, 2012 by Garsite/Progress LLC in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on May 10, 20121 at Reel/Frame 4776/849.
16.
Trademark Security Agreement dated as of October 12, 2017 by Supreme Indiana Operations, Inc., SC Tower Structural Laminating, Inc. and Supreme Corporation in favor of Wells Fargo Capital Finance, LLC and recorded with the USPTO on October 13, 2017 at Reel/Frame 6182/320.

E-2

EXHIBIT F

Deposit Account Control Agreements

1.
Deposit Account Control Agreement dated as of August 30, 2012 among Wabash National Corporation, Wells Fargo Capital Finance, LLC ("First Lien Agent"), Morgan Stanley Senior Funding, Inc. ("Second Lien Agent") and RBS Citizens, National Association d/b/a Charter One.

2.
Deposit Account Control Agreement (Access Restricted After Notice – Two Secured Parties) dated as of July 9, 2015 among Wabash National Corporation, Wells Fargo Capital Finance, LLC ("First Lien Agent"), Morgan Stanley Senior Funding, Inc. ("Second Lien Agent") and Wells Fargo Bank, National Association.

3.
Deposit Account Control Agreement (Access Restricted After Notice – Two Secured Parties) dated as of October 13, 2017 among Supreme Corporation, Wells Fargo Capital Finance, LLC ("First Lien Agent"), Morgan Stanley Senior Funding, Inc. ("Second Lien Agent") and Wells Fargo Bank, National Association.

4.
Deposit Account Control Agreement (Access Restricted After Notice – Two Secured Parties) dated as of April ___, 2015 among Wabash National Corporation, Morgan Stanley Senior Funding, Inc. ("First Lien Agent"), Wells Fargo Capital Finance, LLC ("Second Lien Agent") and Wells Fargo Bank, National Association.

5.
Amended and Restated Deposit Account Control Agreement (Access Restricted Immediately – ZBA Transfers – Two Secured Parties) dated as of April 29, 2015 among Wabash National Corporation, Wells Fargo Capital Finance, LLC ("First Lien Agent"), Morgan Stanley Senior Funding, Inc. ("Second Lien Agent") and Wells Fargo Bank, National Association.

6.
Amended and Restated Deposit Account Control Agreement (Access Restricted after Notice – Two Secured Parties) dated as of April 29, 2015 among Wabash National Corporation, Wells Fargo Capital Finance, LLC ("First Lien Agent"), Morgan Stanley Senior Funding, Inc. ("Second Lien Agent") and Wells Fargo Bank, National Association.

7.
Deposit Account Control Agreement dated as of July 7, 2015 among Wabash National Corporation, Wells Fargo Capital Finance, LLC ("First Lien Agent"), Morgan Stanley Senior Funding, Inc. ("Second Lien Agent") and Citizens Business Capital, a division of Citizens Asset Finance, Inc.

F-1

EXHIBIT G

Good Standing Certificates
BORROWER GOOD STANDING CERTIFICATES
ENTITY	STATES
Wabash	Arizona, California, Delaware and Indiana
WNTC	Arizona, Colorado, Delaware, Florida, Indiana, Kentucky, Michigan, New Mexico, Nevada, New York, Ohio, Pennsylvania, Tennessee, Texas, West Virginia and Wyoming
WNLP	California, Colorado, Delaware, Indiana, Missouri, Ohio, Pennsylvania, Texas and Washington
Wood	Arkansas
Transcraft	Delaware and Kentucky
Walker Holdings	Texas
Walker Stainless	Delaware, Florida, Missouri, New Mexico, Pennsylvania, Texas and Wisconsin
Garsite	Kansas, Missouri and Texas
Brenner Tank	Wisconsin
Brenner Services	Arkansas, Illinois, Kentucky, Louisiana, Tennessee and Wisconsin
Bulk Solutions	Texas
GUARANTOR GOOD STANDING CERTIFICATES
ENTITY	STATES
Cloud	Arkansas
Funding	Delaware
WNM	Delaware and Indiana
CTC	Indiana
Services	Delaware and Indiana
FTSI	Delaware and Indiana
Supreme	Delaware
SC	Texas
Supreme Indiana	Delaware and Indiana
Supreme Georgia	Georgia and Texas
Supreme Texas	Texas
Supreme Truck	California
Mid-Atlantic	Pennsylvania and Texas
SC Tower	Indiana and Texas
G-1

EXHIBIT H

Mortgage Releases

(A)	Morrison County, MN
(B)	Fairfield, IN (Tippecanoe County)
(C)	Columbus, OH (Franklin County)
(D)	Harrison, AR (Boone County)
(E)	Fond du Lac, WI (Fond du Lac County)
(F)	New Liston, WI and Elroy, WI (Juneau County)

H-1

Schedule A-1

Agent's Account

Wells Fargo Bank, N.A.
420 Montgomery Street
 San Francisco, CA
ABA Number: 121-000-248

Beneficiary Information:

Account Name: Wells Fargo Capital Finance, LLC
Account Number: 37072820231201728
Reference: Wabash National Corporation
Address:
2450 Colorado Avenue, Suite 3000W
 Santa Monica, CA 90404

Schedule A-2

Authorized Persons

Brent L. Yeagy

Jeffery L. Taylor

Justin M. Ross

Melanie D. Margolin

Schedule C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Capital Finance, LLC	$75,000,000	$75,000,000
Citizens Business Capital, a division of Citizens Asset Finance, Inc.	$55,000,000	$55,000,000
PNC Bank, National Association	$45,000,000	$45,000,000
All Lenders	$175,000,000	$175,000,000

Schedule D-1

Designated Account

Account No. ******3097 maintained with Wells Fargo Bank, N.A. (the "Designated Account Bank")

Schedule E-1

Eligible Inventory Locations

Owned Property

(Wabash National Trailer Centers, Inc.) 1525 Georgesville Road Columbus, OH
(Wabash Wood Products, Inc.) 339 West Industrial Park Road Harrison, AR
(Wabash National, L.P.) 3550 East Veterans Memorial Parkway (also known as 3550 & 3600 East County Road Lafayette, IN
(Wabash National, L.P.)
1440 Navco Drive;
1450 Navco Drive ;
 3459 McCarty Lane; and
3460 McCarty Lane
 Lafayette, IN

(Wabash National L.P.)
3439 McCarty Lane
Lafayette, IN

(Wabash National, L.P.)
700 Paul Larson Memorial Drive NW
Little Falls, MN 56345

(Transcraft Corporation)
Cadiz Warehouse
44 Industrial Drive
Cadiz, KY 42211

(Wabash National, L.P.)
3000 Main Street;
3288 Kossuth Street;
 1000 Sagamore Parkway South (also known as Sagamore Parkway); and
3244 McCarty Lane
 Lafayette, IN

(Walker Stainless Equipment Company LLC)
618 W. State Street
New Lisbon, WI (with adjacent lot)

(Walker Stainless Equipment Company LLC)
625 W. State Street
New Lisbon, WI

(Walker Stainless Equipment Company LLC)
New Lisbon, WI (including 601 State Street)
902 2nd Main Street
Elroy, WI

(Brenner Tank LLC)
450 Arlington Avenue
Fond du Lac, WI (includes 727-739 Military Road address)

(Brenner Tank LLC)
9200 East Ramsey
Portland, OR 97203

(Supreme Midwest Properties, Inc.)
2572-2592, 2581 East Kercher Road
Goshen, IN 46528

(SC Tower Structural Laminating, Inc.)
1491 Gerber Street, Ligonier, IN 46767

(Supreme Southeast Properties, Inc.)
2051 U.S. Highway 41
Griffin, GA 30224

(Supreme Southeast Properties, Inc.)
475 Liberty Road
Griffin, GA 30224

(Supreme Southeast Properties, Inc.)
3127 Etheridge Mill Road
Griffin, GA 30224

(Supreme Southeast Properties, Inc.)
3191 Etheridge Mill Road
Griffin, GA 30224

(Supreme Southeast Properties, Inc.)
Land Lots 134 and 155
Griffin, GA 30224

(Supreme Mid-Atlantic Corporation)
24 Howard Lane
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
401 Jonestown Road
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
411 Jonestown Road
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
NS Jonestown Road
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
2490 State Route 72
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
429 Jonestown Rd.
Jonestown, PA 17038

(Supreme Southwest Properties, Inc.)
500 Commerce Blvd.
Cleburne, TX 76033

(Supreme Southwest Properties, Inc.)
515 West Commerce Blvd.
Cleburne, TX 76031

(Supreme Southwest Properties, Inc.)
3001 N. Main St.
Cleburne, TX 76031

(Supreme West Properties, Inc.)
22135-22211 Alessandro Blvd.
Moreno Valley, CA 92553

Leased Locations

Frankfort Realty Partners LLC

(Wabash National LP)
901 W. Morrison
Frankfort, IN 46041

Cadiz-Trigg Industrial Development Authority

(Transcraft Corporation)
489 International Drive
Cadiz, KY 42211

Tate & Lyle Ingredients Americas LLC

(Wabash National, L.P.)
65 acres of Wabash Vacant Land south of US 52 and located on part of the Northwest and (Northeast Quarters of Section 11, Township 22 North, Range 4 West of the Second Principal Meridian, Wea Township, Tippecanoe County, Indiana.

David P. Reckell

Walker Stainless Steel Equipment Company LLC
27620 Highway 561
Tavares, FL

RLK Properties, LLC

Brenner Tank Services LLC
2105 Donna Drive, Suite 5
 Ashland, KY

TC Bellbrook Industrial, LLC

Brenner Tank Services LLC.
3135-3139 Fleetbrook Drive
Memphis, TN

Pantano Land Holdings, LLC

Garsite/Progress LLC
539 S. 10th Street
Kansas City, KS

Pantano Land Holdings, LLC

Garsite/Progress LLC
920 McAlpine Avenue
Kansas City, KS

Pantano Land Holdings, LLC

Garsite/Progress LLC
500 S. Mill Street
Kansas City, KS

Pantano Land Holdings, LLC

Garsite/Progress LLC
501 S. Boeke Street
Kansas City, KS

Scully Real Estate Company, II LLC

Brenner Tank Services LLC
N3670 Hwy 12 & 16, Mauston, WI

GSL Partners SUB ONE, L.P.

Brenner Tank Services LLC
2840 Appelt Road
Houston, TX

Ridge Road Associates

Walker Stainless Equipment Company LLC
950 Ridge Road
Claymont, DE

PSC Container Services, LLC (sublessor)

Brenner Tank Services LLC (sublessee)
400 Mound City Road
West Memphis, Arkansas

Uncle Bob's Self Storage

Walker Stainless Equipment Company LLC
2305 Manana Drive
Dallas, TX, Unit 316

Qualawash Holdings LLC (sublessor)

Brenner Tank Services LLC (sublessee)
801 East 120th Street
Chicago, IL

Qualawash Holdings LLC (sublessor)

Brenner Tank Services LLC (sublessee)
6735 Airline Highway
Baton Rouge, LA

Wabash National Support Services (FedEx) Locations

6000 Riverside Dr.
Keasbey, NJ  08832

3410 S. 51st Ave.
Phoenix, AZ  85043

1525 Woodson Road
 St. Louis, MO  63114

12501 NE 40th
Kansas City, MO 64161

7 Long Lake Road
St. Paul, MN  55115

330 Ruby Road
Willington, CT  06279

3779 Lake Shore Dr.
Blasdell, NY  14219

63 Stults Road
Dayton, NJ  08810

5959 W. Howard St.
Niles, IL  60714

1049 Secaucus Rd.
Jersey City, NJ  07307

8951 Yosemite St.
Henderson, CO 80640

253 Troy Rd
Rensselaer, NY  12144

601 River Rd
Bridgeport, PA  19405

4350 Fortune Ave NW
Concord, NC  28027

450 Falling Creek Rd.
Spartanburg, SC  29301

650 Braselton Parkway
Braselton, GA  30517

9500 Sergo Dr.
LaGrange, IL  60525

Non-Owned Locations

 GC3 Logistics
3535 Brady Lane, Lafayette, IN

3D Machine
215 S Newton Street, Goodland, IN

Crossroads Galvanizing
4877 E Old 350 S, Lafayette, IN

Jay Manufacturing
2045 W 20th Ave, Oshkosh, WI

Oscar Winski Logistics
1451 Veterans Memorial Parkway East, Lafayette, IN 47905

Alterri Distribution
9002 Killam Industrial Blvd, Laredo, TX

CH Robinson
309 NAFTA Blvd
Laredo, TX

Roll Coater, Inc.
        (Wabash National, L.P.)
        1950 E. Main St.
         Greenfield, IN  46140

        (Wabash National, L.P.)
        858 E. Hupp Rd.
         LaPorte, IN  46350

        (Wabash National, L.P.)
        4502 Freedom Way
         Weirton, WV  26062

        (Wabash National, L.P.)
        2604 River Road
        Hawesville, KY  42348

           (Wabash National, L.P.)
5888 CR East 180
           Blytheville, AR  72315

Greenbush Industries

(Wabash National, L.P.)
2000 Greenbush St.
Lafayette, IN  47904

AZZ Galvanizing

(Wabash National, L.P.)
2631 Jim Neu Drive
Plymouth, IN 46563

(Wabash National, L.P.)
625 Mills Rd.
Joliet, IL  60433

(Wabash National, L.P.)
7825 S. Homestead Dr.
Hamilton, IN  46742

(Wabash National, L.P.)
2415 S. Walnut St.
 Muncie, IN  47302

Schedule P-1

Permitted Investments

None.

Schedule P-2

Permitted Liens

Filing Number (Debtor)	Filing Date	Type of Filing	Secured Party	Collateral Description
20124559870 (Transcraft Corporation)	11/27/12	UCC-1	GE Government Finance, Inc. (Assigned to Wells Fargo Equipment Finance, Inc.)	Equipment and proceeds thereof related to the Paint Line Project specified in the Loan Agreement (11/1/12)
20186126441 (Wabash National Corporation)	09/05/18	UCC-1	Ford Motor Company	All motor vehicles owned by consignor/secured party and on consignment with consignee/debtor
20188173466 (Wabash National Corporation)	11/27/18	UCC-1	ED Stivers Ford, Inc.	All motor vehicles owned by consignor/secured party and on consignment with consignee/debtor
20162017471 (Wabash National, L.P.)	04/05/16	UCC-1	The Dow Chemical Company	PMSI in consigned products and related proceeds
20162017505 (Wabash National, L.P.)	04/05/16	UCC-1	The Dow Chemical Company	PMSI in inventory released from DOW Chemical's consignment into the inventory of Debtor
20174711005 (Wabash National Corporation)	07/17/17	UCC-1	Toyota Industries Commercial Finance, Inc.	Specific equipment
20123717040 (Wabash National Corporation)	9/26/12	UCC-1	Raymond Leasing Corporation	Leased specific equipment
20145313440 (Wabash National Corporation)	12/31/14	UCC-1	NMHG Financial Services, Inc.	Leased specific equipment and proceeds thereof
20151536944 (Wabash National Corporation)	3/30/15	UCC-1	Toyota Motor Credit Corporation	Specific equipment
17-0017289459 (Wabash National Trailer Centers, Inc.) Additional Debtor: Fresherized Foods	05/19/17	UCC-1	Convoy Servicing Company	Specific equipment
40000147819397 (Wabash Wood Products, Inc.)	05/02/17	UCC-1	Wells Fargo Equipment Finance, Inc.	Specific equipment and related proceeds
201600004880039 (Continental Transit Corporation)	06/20/16	UCC-1	De Lage Landen Financial Services, Inc.	All equipment leased or financed pursuant to Contract No. 100-10099430 and related proceeds
201800006754912 (Continental Transit Corporation)	08/17/18	UCC-1	M & K Truck Leasing, LLC dba M & K Nationalease	Lease vehicles and related proceeds
10-0012136478 (Supreme Corporation)	04/29/10	UCC-1	Freightliner Custom Chassis Corporation	All motor vehicle chassis manufactured by Freightliner Custom Chassis Corporation and all related inventory, equipment and proceeds
20103632548 (Supreme Indiana Operations, Inc.)	10/18/10	UCC-1	Ford Motor Company	All motor vehicles owned by consignor/bailor/secured party and on consignment/bailment with or otherwise delivered to consignee/bailee/debtor
20104091199 (Supreme Indiana Operations, Inc.)	11/22/10	UCC-1	Sutton Ford, Inc.	All motor vehicle owned by consignor/secured party and on consignment with or otherwise delivered to consignee/debtor for upfitting, modification or sale
20110269251 (Supreme Indiana Operations, Inc.)	01/25/11	UCC-1	Sawgrass Ford, Inc.	All motor vehicle owned by consignor/secured party and on consignment with or otherwise delivered to consignee/debtor for upfitting, modification or sale
20110269384 (Supreme Indiana Operations, Inc.)	01/25/11	UCC-1	Hooley Family Management, Inc.	All motor vehicle owned by consignor/secured party and on consignment with or otherwise delivered to consignee/debtor for upfitting, modification or sale
20110269673 (Supreme Indiana Operations, Inc.)	01/25/11	UCC-1	Brasada Ford, Ltd.	All motor vehicle owned by consignor/secured party and on consignment with or otherwise delivered to consignee/debtor for upfitting, modification or sale
20111965147 (Supreme Indiana Operations, Inc.)	05/24/11	UCC-1	Watson Quality Ford, Inc.	All motor vehicle owned by consignor/secured party and on consignment with or otherwise delivered to consignee/debtor for upfitting, modification or sale
08-7179811638 (Supreme Truck Bodies of California, Inc.)	11/28/08	UCC-1	South Bay Ford, Inc.	All motor vehicles owned by consignor/secured party and on consignment with or otherwise delivered to consignee/debtor for upfitting, modification or sale.

1.	Lien pursuant to Lease Agreement among the Cadiz-Trigg Industrial Development Authority, Inc. and Transcraft Corporation, dated February 7, 2012.

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:
"2025 Notes" means debt securities issued by Wabash pursuant to the 2025 Notes Documents.
"2025 Notes Documents" that certain Indenture dated as of September 26, 2017 by and among Wabash, the "Guarantors" (as defined therein) party thereto, and Wells Fargo Bank, National Association, as Trustee, and all other agreements, instruments and documents executed or delivered in connection therewith.
"ABL Priority Collateral" has the meaning specified therefor in the Intercreditor Agreement.
"Account" means an account (as that term is defined in the Code).
"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.
"Accounting Changes" means changes in accounting principles or in the application thereof required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
"Acquired Indebtedness" means Indebtedness of a Person whose assets or Stock is acquired by a Borrower or its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.  Notwithstanding the foregoing, "Acquisition" shall not include any transaction solely among one or more of Wabash and its Subsidiaries.
"Additional Borrower" mean each wholly-owned Domestic Subsidiary that is added as an additional Borrower hereunder in accordance with the provisions set forth in Section 2.19, until such Domestic Subsidiary ceases to be an Additional Borrower in accordance with the provisions set forth in Section 2.19(c).
"Additional Documents" has the meaning specified therefor in Section 5.12 of the Agreement.

Schedule 1.1 - Page 1

"Administrative Borrower" has the meaning specified therefor in Section 17.14 of the Agreement.
"Advances" has the meaning specified therefor in Section 2.1(a) of the Agreement.
"Affected Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
"Agent" has the meaning specified therefor in the preamble to the Agreement.
"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1.
"Agent's Liens" means the Liens granted by any Loan Party to Agent under the Loan Documents.
"Agreed Alternate Currency" has the meaning specified therefor in Section 2.11(a).
"Agreement" means the Credit Agreement to which this Schedule 1.1 is attached.
"AHYDO Payment" means the minimum amount of a cash payment required to be made by any Borrower with respect to any accrual period after the fifth anniversary of the issue date of Borrower's debt instrument necessary to prevent such debt instrument from being an "applicable high yield discount obligation" within the meaning of IRC Sections 163(e)(5) and 163(i).
"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

Schedule 1.1 - Page 2

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
"Applicable Transaction" has the meaning set forth in Section 1.6.
"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Latest Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
"Assignee" has the meaning specified therefor in Section 13.1(a) of the Agreement.
"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
"Authorized Person" means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.
"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bank Product" means any one or more of the following financial products or accommodations extended to any Borrower or its Subsidiaries by a Bank Product Provider:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called "procurement cards" or "P-cards"), (f) Cash Management Services, or (g) transactions under Hedge Agreements.
"Bank Product Agreements" means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
"Bank Product Collateralization" means providing cash collateral or a standby letter of credit (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

Schedule 1.1 - Page 3

"Bank Product Obligations" means, without duplication, (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Borrower or its Subsidiaries; provided, however, in order for any item described in clauses (a), (b), or (c) above, as applicable, to constitute "Bank Product Obligations", (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Existing Credit Facility Closing Date and Agent shall have received a Bank Product Provider Letter Agreement (or a "Bank Product Provider Letter Agreement" pursuant to the Existing Credit Agreement) within 10 days after the date of the provision of the applicable Bank Product to a Borrower or its Subsidiaries.
"Bank Product Provider" means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until (i) Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to a Borrower or its Subsidiaries and (ii) to the extent that such Lender or any of its Affiliates are lenders with respect to the Term Loan Indebtedness, Agent shall have consented in writing to the designation of such Lender or its Affiliate as a Bank Product Provider hereunder with respect to such Bank Product; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
"Bank Product Provider Letter Agreement" means a letter agreement in substantially the form attached hereto as Exhibit B-2 or otherwise in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.
"Bank Product Reserve Amount" means, as of any date of determination, the Dollar amount of reserves that Agent has established (at the request of the applicable Bank Product Provider based upon such Bank Product Provider's reasonable determination of its credit exposure to Borrowers and their Subsidiaries that are Loan Parties in respect of Bank Product Obligations, but in any event subject to any limitations agreed upon between the Bank Product Provider and the applicable Loan Party) in respect of Bank Products then provided or outstanding.
"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

Schedule 1.1 - Page 4

"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).
"Base Rate Loan" means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.
"Base Rate Margin" means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the average daily Excess Availability for the most recently ended month (the "Monthly Average Excess Availability"); provided, however, that for the period from the Closing Date through the last day of the first full month following the Closing Date, the Base Rate Margin shall be at the margin in the row styled "Level I" below:
Level	Monthly Average Excess Availability	Base Rate Margin
I	If the Monthly Average Excess Availability is greater than 35% of the Maximum Revolver Amount	25 percentage points
II	If the Monthly Average Excess Availability is greater than 17.5% of the Maximum Revolver Amount and less than or equal to 35% of the Maximum Revolver Amount	50 percentage points
III	If the Monthly Average Excess Availability is less than or equal to 17.5% of the Maximum Revolver Amount	75 percentage points

Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Monthly Average Excess Availability, which will be calculated as of the end of each fiscal month.  Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined monthly on the first day of the month; provided, however, that if Borrowers fail to provide any Borrowing Base Certificate or other information required by this Agreement with respect thereto for any period on the date required hereunder, the Base Rate Margin shall be set at the margin in the row styled "Level III" as of the first day of the month following the date on which such Borrowing Base Certificate or other information was required to be delivered until the date on which such Borrowing Base Certificate or other information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Borrowing Base Certificate or other information, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such Borrowing Base Certificate or other information.  In the event that the information regarding the Monthly Average Excess Availability contained in any Borrowing Base Certificate or other information delivered by Borrower to Agent is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a "Base Rate Period") than the Base Rate Margin actually applied for such Base Rate Period, then (i) Borrowers shall deliver to Agent a correct Borrowing Base Certificate or other information for such Base Rate Period as promptly as practicable (but in any event within 2 Business Days), (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrowers shall deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period as promptly as practicable (but in any event within 2 Business Days), which payment shall be promptly applied by Agent to the affected Obligations.

Schedule 1.1 - Page 5

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.
"Board of Directors" means the board of directors (or comparable managers) of a Loan Party (as context indicates) or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to the Agreement.
"Borrower Termination Notice" means a Borrower Termination Notice, substantially in the form of Exhibit E-1.
"Borrowing" means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
"Borrowing Base" means, as of any date of determination, the result of:
(a) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus
(b) the lesser of
(i) the sum of (A) 85% of the value of Eligible Inventory (other than Build to Order Inventory) consisting of finished goods (including without limitation new and used trailers, FRAC tanks and portable storage containers), (B) 70% of the value of Eligible Inventory consisting of raw materials, and (C) 50% of the value of Eligible Inventory consisting of work in process; provided that for the purposes of subclauses (A), (B), and (C) of this clause (i), (x) value shall be calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices and, (y) Inventory consisting of Build to Order Inventory shall not be included in any of such subclauses, and

Schedule 1.1 - Page 6

(ii) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Borrowers' Eligible Inventory (other than Build to Order Inventory), plus
(c) the lesser of
(i) 90% of the value (calculated at cost on a basis consistent with Borrowers' historical accounting practices) of Eligible Inventory consisting of Build to Order Inventory, and
(ii) 90% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Borrowers' Eligible Inventory consisting of Build to Order Inventory, minus
(d) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.  Notwithstanding the foregoing, in no event shall outstanding Advances against the value of Eligible Inventory that has been sold on a bill and hold basis exceed $9,000,000 in the aggregate.
"Borrowing Base Certificate" means a certificate in the form of Exhibit B-1.
"Borrowing Base Excess Amount" has the meaning set forth in Section 2.4(e)(i).
"Brenner" means Brenner Tank Services LLC.
"Build to Order Inventory" means finished goods Inventory of a Borrower as to which a Borrower has issued an invoice for payment to the customer, but which, pursuant to such customers' instructions or such Borrower's normal business practices, has not yet been shipped to such customer and title to which has not yet passed to such customer.
"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
"Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed minus any software development costs to the extent deducted under the definition of EBITDA for such period; provided, however, that the defined term "Capital Expenditures" shall not include (a) costs incurred in connection with Permitted Acquisitions, and (b) reinvestment of Net Cash Proceeds from any voluntary or involuntary sale or disposition in assets that are useful in the business of the Loan Parties.

Schedule 1.1 - Page 7

"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP (subject to Section 1.2).
"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (subject to Section 1.2).
"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within 1 year from the date of acquisition thereof, which certificates of deposit, overnight bank deposits or bankers' acceptances are either (i) issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank, which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) are less than or equal to $250,000 in the aggregate and are issued by any other bank insured by the Federal Deposit Insurance Corporation, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement,  merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
"CERCLIS" means the Comprehensive Environmental Response, Compensation Liability Information System List maintained by the U.S. Environmental Protection Agency.
"CFC" means a controlled foreign corporation (as that term is defined in Section 957(a) of the IRC) in which any Loan Party is a United States shareholder within the meaning of Section 951(c) of the IRC.

Schedule 1.1 - Page 8

"Change of Control" means that (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40%, or more, of the Stock of Administrative Borrower having the right to vote for the election of members of the Board of Directors, (b) Administrative Borrower fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party (other than as the result of a Loan Party ceasing to be a Subsidiary of Administrative Borrower as the result of a transaction permitted under this Agreement), or (c) any "change in control" or "change of control" or terms or circumstances of similar import occurs under the Term Loan Indebtedness Documents at a time when any of the Term Loan Indebtedness Documents remain in effect or the 2025 Notes Documents at a time when any of the 2025 Notes Documents remain in effect.
"Closing Date" means the date on which this Agreement becomes effective upon the satisfaction or waiver of the conditions precedent set forth on Schedule 3.1.
"Code" means the Illinois Uniform Commercial Code, as in effect from time to time.
"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or any of its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Borrower's or its Domestic Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).
"Commitment" means, with respect to each Lender, its Revolver Commitment or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement, increased pursuant to Section 2.2 of the Agreement or reduced pursuant to Section 2.4(c) or Section 3.5 of the Agreement.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Administrative Borrower to Agent.

Schedule 1.1 - Page 9

"Confidential Information" has the meaning specified therefor in Section 17.9(a) of the Agreement.
"Consolidated Tangible Assets" shall mean (x) the total assets of the Borrower and its Subsidiaries less (y) all goodwill and other intangible assets of the Borrower and its Subsidiaries, as shown on the most recent balance sheet constituting financial statements delivered pursuant to Section 5.1 of the Agreement (or, prior to the first delivery of financial statements under such Section pursuant to the Agreement, those delivered pursuant to Section 5.1 of the Existing Credit Agreement) that had been delivered immediately preceding the date on which any calculation of Consolidated Tangible Assets is being made.
"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Domestic Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
"Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would (unless cured or waived in accordance with the express terms of the Agreement) be an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent or Administrative Borrower, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (g) becomes the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Schedule 1.1 - Page 10

"Defaulting Lender Rate" means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
"Deposit Account" means any deposit account (as that term is defined in the Code).
"Designated Account" means the Deposit Account of Administrative Borrower identified on Schedule D-1.
"Designated Account Bank" has the meaning specified therefor in Schedule D-1.
"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately preceding 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.
"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.
"Disposition Base Amount" means the greater of (x) $60,000,000 and (y) 4.0% of Wabash's consolidated total assets (as determined at the time of the applicable disposition) in the aggregate in any one calendar year.
"Disqualified Institution" means, on any date, (a) any Person designated by Administrative Borrower as a "Disqualified Institution" by written notice delivered to Agent prior to the date hereof, and (b) those Persons who are direct competitors of the Borrowers identified in writing by Administrative Borrower to Agent from time to time; provided, that "Disqualified Institutions" shall exclude any Person that Administrative Borrower has designated as no longer being a "Disqualified Institution" by written notice delivered to Agent from time to time; provided further, that (i) in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has a non-controlling economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition, and (ii) any update to the list of Disqualified Institutions in accordance with the terms hereof shall not apply retroactively to disqualify any such Person that is already a Lender or participant hereunder with respect to the interests previously acquired by such Person.
"Disqualified Stock" means any Stock that, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date.

Schedule 1.1 - Page 11

"Dollar Equivalent" means the amount of Dollars as of any date of determination into which any Agreed Alternate Currency can be converted or determined in accordance with Section 2.14 of the Agreement.
"Dollars" or "$" means United States dollars.
"Dominion Period" means the period of time commencing on a Triggering Event and ending upon the delivery of a Rescission Notice.
"Domestic Subsidiary" means any Subsidiary of a Borrower that is incorporated or organized under the laws of a State within the United States or the District of Columbia and that is not a Foreign Subsidiary.
"EBITDA" means, with respect to any fiscal period, Borrowers' consolidated net earnings (or loss), minus (a) the following to the extent included in calculating consolidated net earnings (or loss) and without duplication: (i) non-recurring or unusual gains, (ii) interest income, and (iii) any software development costs to the extent capitalized during such period, plus (b) the following to the extent deducted in calculating consolidated net earnings (or loss) and without duplication (i) non-cash non-recurring or unusual losses, charges or expenses, (ii) interest expense, (iii) income taxes, (iv) depreciation and amortization for such period, (v) expenses related to stock options, (vi) restricted stock grants and stock derivatives issued to employees and directors of the Loan Parties during such period, (vii) out-of-pocket expenses incurred in connection with the transactions occurring on the Closing Date, but not in excess of $500,000 in the aggregate, (viii) non-cash charges, expenses, losses and other non-cash deductions which do not represent a cash item in such period or any future period, (ix) any transaction fees, costs and expenses, premiums, make-whole amounts, penalty payments and other similar items incurred in connection with the consummation of any of the following transactions to the extent permitted hereunder: any issuance or offering of Stock, any Investment (including any Permitted Acquisition), any Disposition and any incurrence, repayment, refinancing, amendment or modification of Indebtedness (provided that expenses under each of the foregoing shall, upon the reasonable request of the Agent, be outlined and described to the Agent in reasonable detail (with supporting data, calculations and information as may be reasonably requested by Agent), in each case, determined on a consolidated basis in accordance with GAAP, and (x) any fees, costs, expenses or other losses incurred in connection with any casualty or condemnation event, restructuring or the discontinuation of operations in an aggregate amount not to exceed $30,000,000 for any period of 4 consecutive fiscal quarters.  For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a "Reference Period"), if at any time during such Reference Period (and after the Closing Date), Borrowers or any of their Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Agent or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period).

Schedule 1.1 - Page 12

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Eligible Accounts" means those Accounts created by any Borrower in the ordinary course of its business, that arise out of such Borrower's sale of goods or rendition of services, that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date in accordance with the terms of this Agreement.  Agent shall provide Administrative Borrower with at least five (5) Business Days prior written notice of any revision of such criteria.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash.  Eligible Accounts shall not include the following:
(a) Accounts that the Account Debtor has failed to pay by the earlier of (i) the 105th day after the original invoice date thereof or (ii) the 60th day after the due date thereof,
(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are ineligible under clause (a) above,
(c) Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,
(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e) Accounts that are not payable in Dollars,
(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof, or Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state (other than Canada), or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

Schedule 1.1 - Page 13

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,
(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,
(i) Accounts with respect to which (i) the Account Debtor, or an Affiliate thereof, is a Person with an investment grade rating by S&P or Moody's (such Person, together with its Affiliates, a "Rated Account Debtor"), and total obligations owing to Borrowers by such Rated Account Debtor exceed 30% (such percentage, as applied to any Rated Account Debtor, being subject to reduction by Agent in its Permitted Discretion by at least five (5) Business Days prior written notice to Administrative Borrower if the creditworthiness of such Rated Account Debtor deteriorates) of the aggregate unpaid balance of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage or (ii) an Account Debtor's (other than a Rated Account Debtor) total obligations owing to Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion by at least five (5) Business Days prior written notice to Administrative Borrower if the creditworthiness of such Account Debtor deteriorates) of the aggregate unpaid balance of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the applicable foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon such concentration limit,
(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor's financial condition, if Agent has provided written notice thereof to Administrative Borrower,
(l) Accounts that are not subject to a valid and perfected first priority Agent's Lien,

Schedule 1.1 - Page 14

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrowers of the subject contract for goods or services; or
(p) Accounts owned by a target acquired in connection with a Permitted Acquisition until the completion of a field examination with respect to such target, in each case, reasonably satisfactory to Agent (which field examination may be conducted prior to the closing of such Acquisition).
"Eligible Inventory" means Inventory consisting of merchantable quality finished goods, raw materials or work-in-process held for sale in the ordinary course of Borrowers' business, that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date in accordance with the terms of this Agreement.  Agent shall provide Administrative Borrower with at least five (5) Business Days prior written notice of any revision of such criteria.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices.  An item of Inventory shall not be included in Eligible Inventory if:
(a) a Borrower does not have good, valid, and marketable title thereto,
(b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrowers),
(c) it is not located at one of the locations in the continental United States set forth on Schedule E-1 (or in-transit from one such location to another such location), as such Schedule may be updated by notice from Administrative Borrower to Agent from time to time in a manner consistent with Section 5.15,
(d) it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 to another location set forth on Schedule E-1, as such Schedule may be updated by notice from Administrative Borrower to Agent from time to time in a manner consistent with Section 5.15),
(e) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,
(f) it is the subject of a bill of lading or other document of title,

Schedule 1.1 - Page 15

(g) it is not subject to a valid and perfected first priority Agent's Lien,
(h) it consists of goods returned or rejected by a Borrower's customer,
(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers' business, defective goods, "seconds," or Inventory acquired on consignment,
(j) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is reasonably satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights,
(k) it was acquired in connection with a Permitted Acquisition until the completion of an appraisal and field examination of the Inventory acquired in connection with such Acquisition, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Acquisition), or
(l) such Inventory is owned by Garsite and Administrative Borrower has not delivered to Agent recorded UCC-3 amendments amending UCC financing statement number 07-0025610102 filed against Garsite.
"Eligible Transferee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (such approval by Administrative Borrower not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent.
"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which provides benefits to any employees of a Loan Party or Subsidiary thereof or to which a Loan Party or Subsidiary thereof has an obligation to make contributions, including as the result of being an ERISA Affiliate.
"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication to a Loan Party or any of its Subsidiaries from any Governmental Authority, or any third party, alleging that any Loan Party or any of its Subsidiaries is in violation of Environmental Laws or is liable for releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

Schedule 1.1 - Page 16

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any Subsidiary of a Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any third party or Governmental Authority, or Remedial Action required, by any Environmental Law, and which relate to any Environmental Action.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.
"Equipment" means equipment (as that term is defined in the Code).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(o).
"ERISA Event" means (a) a Reportable Event with respect to a Benefit Plan; (b) the failure by any Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by any Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Benefit Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Benefit Plan under, or the treatment of a Benefit Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC

Schedule 1.1 - Page 17

of proceedings to terminate a Benefit Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (h) the determination that any Benefit Plan is in at-risk status (within the meaning of Section 430 of the IRC or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the IRC or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (j) the engagement by any Borrower or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the assets of any Loan Party pursuant to Section 430(k) of the IRC or Section 303(k) of ERISA; or (l) the making of an amendment to a Benefit Plan that could reasonably be expected to result in the posting of bond or security under Section 436(f)(1) of the IRC.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Event of Default" has the meaning specified therefor in Section 8 of the Agreement.
"Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Domestic Subsidiaries aged in excess of 60 days of their respective due dates and all book overdrafts of Borrowers and their Domestic Subsidiaries in excess of 60 days past due, in each case as determined by Agent in its Permitted Discretion.
"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.
"Excluded Subsidiary" means (a) Immaterial Subsidiaries, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary of a Loan Party that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC, (d) any not-for-profit subsidiary or captive insurance subsidiary, (e) any Subsidiary to the extent and for so long as a guarantee of the Obligations by such Subsidiary is prohibited or restricted by applicable law, or would require or be subject to any Governmental Authority or regulatory consent, license, authorization or approval, (f) any Subsidiary to the extent and for so long as a guarantee of the Obligations by such Subsidiary would result in material adverse tax consequences to Administrative Borrower or any of its direct or indirect Subsidiaries, as reasonably determined by Administrative Borrower and Agent, (g) any bankruptcy-remote special purpose entity engaging in receivables financing transactions permitted under this Agreement, (h) any Subsidiary created solely for the purpose of consummating a Permitted Acquisition and meeting the requirements thereof, provided that such Subsidiary shall be an Excluded Subsidiary under this clause (h) solely until the consummation of such acquisition and (i) any Subsidiary where Agent and Administrative Borrower agree the cost of obtaining a guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby.

Schedule 1.1 - Page 18

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure the guaranty of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to Agent, any Lender or Participant (each a "Recipient") or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or commitment (other than pursuant to an assignment request by any Loan Party) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16.1, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States Taxes attributable to such Recipient's failure to comply with Section 16.2, and (d) any United States federal withholding Taxes imposed under FATCA.
"Existing Credit Agreement" has the meaning specified therefor in the Statement of Purpose hereof.
"Existing Credit Facility Closing Date" means May 8, 2012.
"Existing Letters of Credit" has the meaning specified therefor in Section 2.11(g) of the Agreement.
"Existing Obligations" means the "Obligations" as defined in the Existing Credit Agreement, including, without limitation, interest and fees accrued to the Closing Date.
"Exiting Lender" has the meaning specified in Section 14.1(e).
"Extraordinary Receipts" means any payments received by any Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of such Borrower or any of its Subsidiaries, (ii) received by such Borrower or any of its Subsidiaries as reimbursement for any payment previously made to such Person or (iii) received pursuant to the indemnity provisions of the Redhawk Acquisition Agreement), (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement (other than the Redhawk Acquisition Agreement), or at any other time, any purchase price adjustment (other than a working capital adjustment) in excess of $5,000,000 in connection with any purchase agreement (other than the Redhawk Acquisition Agreement), (d) tax refunds, and (e) pension plan reversions.

Schedule 1.1 - Page 19

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention with the implementing such Sections of the IRC.
"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).
"Fee Letter" means that certain amended and restated fee letter, dated as of the Closing Date, among Borrowers and Agent.
"Financial Covenant Trigger Event" means that Excess Availability on any date is less than 10% of the Maximum Revolver Amount.
"Fixed Charges" means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period (and excluding, for the avoidance of doubt, any Interest Expense arising from the effects of applying FASB ASC 815 (Derivatives and Hedging) and any related interpretations), (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid in cash during such period.  For the avoidance of doubt, mandatory payments of "Excess Cash Flow" in respect of the Term Loan Indebtedness shall not be deemed to be "scheduled principal payments".
"Fixed Charge Coverage Ratio" means, with respect to Borrowers and their Subsidiaries for any period, the ratio of (i) EBITDA for such period minus unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

Schedule 1.1 - Page 20

"Foreign Acquisition" means an Acquisition in which the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located outside of the United States, or the Person whose Stock is being acquired is organized in a jurisdiction located outside the United States.
"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
"Foreign Subsidiary" means (i) a Subsidiary that is a CFC, (ii) a Subsidiary substantially all of whose assets consist of the equity in a Subsidiary described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting equity in a Subsidiary described in clauses (i) or (ii) of this definition.
"Funding Date" means the date on which a Borrowing occurs.
"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.
"Garsite" means Garsite/Progress LLC.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
"Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
"Guarantors" means (a) each Subsidiary of a Borrower (other than (i) WNC Receivables Management Corp., WNC Receivables, LLC and Wabash Financing, LLC, and (ii) any Subsidiary that is not required to become a Guarantor pursuant to Section 5.11 (including any Excluded Subsidiary)) and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and "Guarantor" means any one of them, it being understood, in each case, that a Person shall cease to constitute a "Guarantor" if it is released as such in accordance with the terms of the Loan Documents.
"Guaranty" means that certain amended and restated general continuing guaranty, dated as of the Existing Credit Facility Closing Date, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers.
"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "TCLP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

Schedule 1.1 - Page 21

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.
"Hedge Provider" means any Lender or any of its Affiliates; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until (i) Agent shall have received a Bank Product Provider Letter Agreement (or a "Bank Product Provider Letter Agreement" pursuant to the Existing Credit Agreement) from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Borrower or its Subsidiaries and (ii) to the extent that such Lender or any of its Affiliates are lenders with respect to the Term Loan Indebtedness, Agent shall have consented in writing to the designation of such Lender or its Affiliate as a Hedge Provider hereunder with respect to such Hedge Agreement; provided further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
"Holdout Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Immaterial Subsidiary" means any Subsidiary that is not a Material Subsidiary.
"Inactive Subsidiaries" means WNC Receivables Management Corp., WNC Receivables, LLC, Wabash Financing LLC, FTSI Distribution Company, LP, National Trailer Funding, LLC, Wabash National Manufacturing, LP, Wabash National Services, LP, Cloud Oak Flooring Company, Inc., and Continental Transit Corporation.
"Increased Reporting Period" means the period commencing on any date on which Excess Availability is less than 15% of the Maximum Revolver Amount, and continuing until the date on which Excess Availability equals or exceeds 15% of the Maximum Revolver Amount for 30 consecutive days.
"Indebtedness" as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other

Schedule 1.1 - Page 22

 than trade payables and accounts payable incurred in the ordinary course of business and repayable in accordance with customary trade practices, accrued expenses and employee compensation and employee benefit obligations, in each case accrued or arising in the ordinary course of business), (f) all net obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the net amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any obligations of such Person in respect of Disqualified Stock, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation, and (iii) Indebtedness shall not include (x) any indebtedness that is defeased and/or discharged in accordance with its terms by the deposit of cash or Cash Equivalents or is cash collateralized or (y) interest, fees, premium or expenses, if any, relating to the principal amount of Indebtedness.
"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Person" has the meaning specified therefor in Section 10.3 of the Agreement.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Insolvency Laws of Canada" means each of the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors' Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar laws of any Canadian jurisdiction including, without limitation, any law of any Canadian jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of (a) the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief or (b) the Insolvency Laws of Canada.
"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of the Existing Credit Facility Closing Date, executed and delivered by Borrowers, each of their Subsidiaries, Term Loan Administrative Agent and Agent.

Schedule 1.1 - Page 23

"Intercreditor Agreement" means, collectively, that certain Intercreditor Agreement dated as of the Existing Credit Facility Closing Date among Agent and Term Loan Administrative Agent, together with the Acknowledgement executed by the Loan Parties with respect thereto, as amended, restated, supplemented or otherwise modified from time to time.
"Interest Expense" means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.
"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1 week, 1 month, 2 months, 3 months or 6 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period of 1, 2, 3 or 6 months that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Latest Maturity Date.
"Inventory" means inventory (as that term is defined in the Code).
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but without duplication of any other increase in baskets or amounts hereunder, giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment).
"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.
"Issuing Lender" means (a) WFCF or (b) any Lender other than WFCF that, at the request of any Borrower and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit or Reimbursement Undertakings pursuant to Section 2.11 of the Agreement and the Issuing Lender shall be a Lender.

Schedule 1.1 - Page 24

"Joint Venture" means a Person in which any Borrower or any of its Subsidiaries owns Stock, but which is not a Subsidiary of a Loan Party.
"Judgment Conversion Date" has the meaning specified therefor in Section 2.16 of the Agreement.
"Judgment Currency" has the meaning specified therefor in Section 2.16 of the Agreement.
"Latest Maturity Date" means, as of any date of determination, the latest maturity or expiration date applicable to any Advance or Commitment hereunder at such time, including the latest maturity of any Extended Revolver Commitment as extended in accordance with this Agreement from time to time.  If no Extension has been consummated pursuant to Section 2.18 of this Agreement, the Latest Maturity Date is the Maturity Date.
"Lender" has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group" means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.
"Lender Group Expenses" means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent or the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with any Loan Party or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication and appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), (c) reasonable and documented out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) reasonable and documented out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable and documented out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group's relationship with any Loan Party or any of its Subsidiaries, (h) Agent's reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (i) Agent's and each Lender's reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

Schedule 1.1 - Page 25

"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of the Agreement.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.
"Letter of Credit" means a letter of credit issued by Issuing Lender or a letter of credit issued by Underlying Issuer, as the context requires.
"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 103% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank reasonably acceptable to Agent (in its Permitted Discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
"Letter of Credit Disbursement" means a payment made by Issuing Lender or Underlying Issuer pursuant to a Letter of Credit.
"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Letter of Credit Usage on such date.
"Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
"LIBOR Notice" means a written notice in the form of Exhibit L-1.
"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of the Agreement.
"LIBOR Rate" means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may reasonably designate from time to time) as of 11:00 a.m., London time, two Business

Schedule 1.1 - Page 26

Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such published rate is below zero, then the rate determined shall be deemed to be zero).  Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest or clearly demonstrable error.
"LIBOR Rate Loan" means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate, other than pursuant to clause (b) of the definition of "Base Rate".
"LIBOR Rate Margin" means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that correspond to the most recent Monthly Average Excess Availability; provided, however, that for the period from the Closing Date through the last day of the first full month following the Closing Date, the LIBOR Rate Margin shall be at the margin in the row styled "Level I" below:
Level	Monthly Average Excess Availability	LIBOR Rate Margin
I	If the Monthly Average Excess Availability is greater than 35% of the Maximum Revolver Amount	125 percentage points
II	If the Monthly Average Excess Availability is greater than 17.5% of the Maximum Revolver Amount and less than or equal to 35% of the Maximum Revolver Amount	150 percentage points
III	If the Monthly Average Excess Availability is less than or equal to 17.5% of the Maximum Revolver Amount	175 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent Monthly Average Excess Availability, which will be calculated as of the end of each fiscal month.  Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined monthly on the first day of the month; provided, however, that if Borrowers fails to provide any Borrowing Base Certificate or other information required by this Agreement with respect thereto for any period on the date required hereunder, the LIBOR Rate Margin shall be set at the margin in the row styled "Level III" as of the first day of the month following the date on which such Borrowing Base Certificate or other information was required to be delivered until the date on which such Borrowing Base Certificate or other information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or

Schedule 1.1 - Page 27

Event of Default occasioned by the failure to timely deliver such Borrowing Base Certificate or other information, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such Borrowing Base Certificate or other information.  In the event that the information regarding the Monthly Average Excess Availability contained in any Borrowing Base Certificate or other information delivered by Borrowers to Agent is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Rate Margin for any period (a "LIBOR Rate Period") than the LIBOR Rate Margin actually applied for such LIBOR Rate Period, then (i) Borrowers shall deliver to Agent a correct Borrowing Base Certificate or other information for such LIBOR Rate Period as promptly as practicable (and in any event within 2 Business Days), (ii) the LIBOR Rate Margin shall be determined as if the correct LIBOR Rate Margin (as set forth in the table above) were applicable for such LIBOR Rate Period, and (iii) Borrowers shall deliver to Agent full payment in respect of the accrued additional interest and Letter of Credit fees as a result of such increased LIBOR Rate Margin for such LIBOR Rate Period as promptly as practicable (and in any event within 2 Business Days), which payment shall be promptly applied by Agent to the affected Obligations.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security purposes, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever in the nature of a security interest, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
"Liquidity" shall mean, as of any date, the sum of (a) Qualified Cash on such date (i) not subject to any Liens other than Permitted Liens permitted by clauses (a), (s) and (w) of the definition thereof and (ii) not subject to legal or contractual obligations to be used for a particular purpose plus (b) Availability on such date minus (c) the amount necessary to repay in full the Term Loan Indebtedness.
"Loan Account" has the meaning specified therefor in Section 2.9 of the Agreement.
"Loan Documents" means the Agreement, any Borrowing Base Certificate, the Control Agreements, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by any Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
"Loan Party" means any Borrower or any Guarantor.
"Margin Stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
"Material Adverse Change" means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and

Schedule 1.1 - Page 28

their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties' and their Subsidiaries ability, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group's ability to enforce the Obligations or realize upon a material portion of the Collateral, or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to a material portion of the Collateral as a result of an action or failure to act on the part of the Loan Parties or their Subsidiaries.
"Material Contract" means, with respect to any Person as of any date of determination, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than purchase agreements and purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.
"Material Foreign Subsidiary" means a Foreign Subsidiary that at any time (a) generates annual revenues that exceed 5% of the consolidated annual revenues of the Borrowers and all of their Subsidiaries or (b) owns assets the book value of which exceeds 5% of the consolidated book value of the assets of the Borrowers and all of their Subsidiaries; provided, that, Material Foreign Subsidiary shall include all Foreign Subsidiaries that are not Material Foreign Subsidiaries which, in the aggregate, own consolidated total assets the book value of which is in excess of 10% of the book value of the consolidated total assets of the Borrowers and their Subsidiaries, or have consolidated revenue which is in excess of 10% of the consolidated revenue of the Borrowers and their Subsidiaries.
"Material Subsidiary" means a Subsidiary that, together with its Subsidiaries on a consolidated basis, as of the date of the most recently delivered pursuant financial statements required to be delivered at the end of any fiscal year or fiscal quarter, (a) generates annual revenue in excess of 5.0% of the consolidated annual revenue of the Borrowers and their Subsidiaries or (b) owns assets the book value of which exceeds 5.0% of the consolidated book value of the total assets of the Borrowers and their Subsidiaries provided that no Subsidiary shall be excluded as an Material Subsidiary until, and for so long as, the Administrative Borrower shall have designated such Subsidiary's status as an Immaterial Subsidiary in writing to Agent; and provided further that no Subsidiary shall be excluded as a Material Subsidiary if the consolidated total assets or consolidated revenue of such Subsidiary, taken together with the consolidated total assets and consolidated revenue of all other Subsidiaries then excluded as Material Subsidiaries, exceeds 10.0% of consolidated total assets or consolidated revenue, as the case may be, of the Borrowers and their Subsidiaries. As of the Closing Date, the Administrative Borrower hereby designates each of WNC Receivables Management Corp., WNC Receivables, LLC, Wabash Financing LLC, Supreme Midwest Properties, Inc., a Texas corporation, Supreme Southeast Properties, Inc., a Texas corporation, Supreme Southwest Properties, Inc., a Texas corporation, Supreme West Properties, Inc., a Texas corporation, Supreme STB, LLC, a California limited liability company, Supreme Northwest, L.L.C., a Texas limited liability company, and Supreme/Murphy Truck Bodies, Inc., a North Carolina corporation, as an Immaterial Subsidiary.  For the sake of clarity, on the Closing Date, upon the effectiveness of this Agreement, each of the foregoing entities that, immediately prior to the effectiveness of this Agreement, is a Guarantor shall no longer be a Guarantor.

Schedule 1.1 - Page 29

"Maturity Date" shall mean December 21, 2023; provided that if the Term Loan Indebtedness (and any Refinancing Indebtedness in respect thereof) is not repaid or refinanced in full on or before the date that is 91 days prior to the maturity date of the Term Loan Indebtedness pursuant to one or more transactions permitted under this Agreement, such that the maturity date in respect of the Term Loan Indebtedness (and any Refinancing Indebtedness in respect thereof) is not at least 91 days after the Maturity Date, the Maturity Date shall be the date that is 91 days prior to the maturity date of the Term Loan Indebtedness (such date, the "Term Loan Springing Maturity Date"); provided further, that no Term Loan Springing Maturity Date shall be deemed to occur if on the Term Loan Springing Maturity Date and at all times following the Term Loan Springing Maturity Date until the Term Loan Indebtedness (and any permitted Refinancing Indebtedness in respect thereof, the maturity date of which is not at least 91 days after the Maturity Date) is repaid or refinanced in full, (a) the Borrowers maintain Liquidity of not less than $125,000,000 and (b) after giving pro forma effect to such repayment or refinance of the Term Loan Indebtedness, Excess Availability would be at least $25,000,000.
"Maximum Revolver Amount" means $175,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) or Section 3.5 of the Agreement, and increased by the amount of any Revolver Increases made in accordance with Section 2.2 of the Agreement.
"Merger Sub" means Redhawk Acquisition Corporation, a Delaware corporation, and a wholly-owned Subsidiary of Wabash.
"Monthly Average Excess Availability" has the meaning specified therefor in the definition of Base Rate Margin.
"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.
"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.
"National Priorities List" means the National Priorities List maintained by the U.S. Environmental Protection Agency.
"Net Cash Proceeds" means:
(a) with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party or any of its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness (and related interest, premiums, penalties and other amounts) secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition, and (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and

Schedule 1.1 - Page 30

(b) with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and
(c) with respect to Extraordinary Receipts, the aggregate amount of such Extraordinary Receipts after deducting therefrom (i) reasonable fees, commissions, and expenses related thereto and required to be paid by any Loan or any of its Subsidiaries in connection with such Extraordinary Receipts, and (ii) taxes paid or payable to any taxing authorities by an Loan Party or any of its Subsidiaries in connection with such Extraordinary Receipts, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such case, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such Extraordinary Receipts.
"Net Liquidation Percentage" means the percentage of the book value of Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by, with respect to finished goods Inventory consisting of new and used trailers, FRAC tanks and portable storage containers, Taylor & Martin or such other appraisal company with expertise in the industry in which Borrowers operate their businesses as selected by Agent in its Permitted Discretion in consultation with Administrative Borrower, and with respect to all other Inventory, an appraisal company with expertise in the industry in which Borrowers operate their businesses as selected by Agent in its Permitted Discretion in consultation with Administrative Borrower.
"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.
"Notice of Additional Borrower" means a Notice of Additional Borrower and Assumption Agreement in substantially the form of Exhibit D-1 hereto.
"Obligation Currency" has the meaning specified therefor in Section 2.16 of the Agreement.

Schedule 1.1 - Page 31

"Obligations" means, without duplication, (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Reimbursement Undertakings or with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Borrower or any other Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit, and (c) all Bank Product Obligations; provided, that anything to the contrary contained in the foregoing notwithstanding, the Obligations shall not include any Excluded Swap Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Originating Lender" has the meaning specified therefor in Section 13.1(e) of the Agreement.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, excise, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except Excluded Taxes and any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender after the date hereof (other than an assignment made at the request of any Loan Party or during an Event of Default described in Section 8.1, 8.4, or 8.5).
"Overadvance" has the meaning specified therefor in Section 2.5 of the Agreement.
"Participant" has the meaning specified therefor in Section 13.1(e) of the Agreement.

Schedule 1.1 - Page 32

"Participant Register" has the meaning set forth in Section 13.1(i) of the Agreement.
"Patent Security Agreement" has the meaning specified therefor in the Security Agreement.
"Patriot Act" has the meaning specified therefor in Section 4.18 of the Agreement.
"Payment Conditions" means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:
(a) no Default or Event of Default then exists or would arise upon giving effect to the consummation of such Specified Transaction,
(b) either
(i) Excess Availability (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than (A) in the case of a Specified Transaction consisting of an Acquisition or other Investment, 17.5% of the Maximum Revolver Amount, or (B) in the case of a Specified Transaction consisting of a prepayment of Indebtedness or a Restricted Junior Payment, 20% of the Maximum Revolver Amount, or
(ii) both (A) the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries is equal to or greater than (x) in the case of a Specified Transaction consisting of an Acquisition or other Investment, 1.00:1.00, and (y) in the case of a Specified Transaction consisting of a prepayment of Indebtedness or a Restricted Junior Payment, 1.10:1.00, in each case for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis as if such proposed payment is a Fixed Charge made on the last day of such 12 month period (it being understood that such proposed payment shall also be a Fixed Charge made on the last day of such 12 month period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specified Transaction)), and (B) Excess Availability (x) at all times during the 60 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than (1) in the case of a Specified Transaction consisting of an Acquisition or other Investment, 12.5% of the Maximum Revolver Amount, (2) in the case of a Specified Transaction consisting of a prepayment of Indebtedness or a Restricted Junior Payment, 15% of the Maximum Revolver Amount and
(c) Administrative Borrower has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

Schedule 1.1 - Page 33

"Payoff Date" means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.
"PBGC" means the Pension Benefit Guaranty Corporation.
"Pension Act" means the Pension Protection Act of 2006.
"Pension Funding Rules" means the rules of the IRC and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Benefit Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the IRC and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.
"Permitted Acquisition" means any Acquisition so long as:
(a) no Default or Event of Default shall have occurred and be continuing or would exist upon giving effect to the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b) no Indebtedness will be incurred, assumed, or would exist with respect to any Borrower or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,
(c) either (i) (A) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition), Borrowers and their Subsidiaries (1) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition (including, without limitation, Borrowers and their Subsidiaries would have a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 for such period), and (2) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition (including, without limitation, Borrowers and their Subsidiaries would have a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 for such period), and (B) Borrowers shall have Excess Availability in an amount equal to or greater than 15% of the Maximum Revolver Amount both immediately prior to, and immediately after giving effect to, the consummation of the proposed Acquisition, or (ii) Borrowers shall have Excess Availability in an amount equal to or greater than 20% of the Maximum Revolver Amount both immediately prior to, and immediately after giving effect to, the consummation of the proposed Acquisition, or (iii) the Payment Conditions are satisfied,

Schedule 1.1 - Page 34

(d) Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
(e) [reserved],
(f) the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,
(g) Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 4 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,
(h) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers' and their Subsidiaries' total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries or a business reasonably related thereto or a business that is a reasonable extension thereof,
(i) (i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States, or (ii) if such Acquisition is a Foreign Acquisition, the total consideration being paid for such Acquisition that is derived from Advances under the Agreement and cash of the Borrowers or other Loan Parties shall be counted against the limit under clause (o) of the definition of "Permitted Investments",
(j) the subject assets or Stock, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement, to the extent required thereunder, and
(k) such Acquisition shall not be prohibited under either the Term Loan Indebtedness Documents or Agent shall have received evidence that the requisite number of lenders under the Term Loan Indebtedness Documents have consented to such Acquisition.

Schedule 1.1 - Page 35

The parties hereto agree that any Accounts and Inventory acquired in connection with any Permitted Acquisition may be included in the Borrowing Base to the extent that (A) such Accounts and Inventory, as the case may be, satisfy the criteria of Eligible Accounts and Eligible Inventory, as applicable, as set forth in the definitions of such terms in this Schedule 1.1, (B) Agent receives an appraisal of such assets by a valuation firm selected by Borrowers and reasonably acceptable to Agent and that is in form and substance reasonably satisfactory to Agent, and (C) Agent receives a field examination in connection with such assets that is in form and substance reasonably satisfactory to Agent.
The parties hereto further agree that, notwithstanding the foregoing requirements, the Redhawk Acquisition shall be deemed to be a Permitted Acquisition for the purposes of this Agreement and the other Loan Documents.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
"Permitted Dispositions" means:
(a) sales, abandonment, or other dispositions of Equipment or other assets not constituting ABL Priority Collateral that are substantially worn, damaged, surplus or obsolete in the ordinary course of business,
(b) sales of Inventory to buyers in the ordinary course of business,
(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e) the granting of Permitted Liens,
(f) the sale or discount, in each case without recourse or with de minimis recourse (other than credit recourse) for breach of customary representations, warranties and covenants and aggregate credit recourse no greater than $100,000 outstanding at any time, and so long as such sale or discount constitutes a true sale for accounting purposes notwithstanding such de minimis recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g) any involuntary loss, damage or destruction of property,
(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i) the leasing or subleasing of assets of any Borrower or its Subsidiaries in the ordinary course of business,
(j) the sale or issuance of Stock (other than Disqualified Stock) of Administrative Borrower (so long as a Change of Control does not occur as a result thereof),

Schedule 1.1 - Page 36

(k) the lapse of registered patents, trademarks and other intellectual property of any Borrower and its Subsidiaries, the lapse of which could not reasonably be expected to result in a Material Adverse Change and so long as such lapse is not materially adverse to the interests of the Lenders,
(l) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,
(m) the making of a Permitted Investment,
(n) dispositions of assets acquired by Borrowers and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Disposition (the "Subject Permitted Acquisition") so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) in the case of dispositions involving aggregate consideration of at least $5,000,000, not less than 75% of the consideration for such disposition is in the form of cash received by a Loan Party or its Subsidiaries (it being agreed that the following shall be considered "cash" for purposes of this sub-clause (n): (x) liabilities assumed by the transferee or that are otherwise cancelled or terminated in connection with the disposition; (y) securities, notes or other obligations or assets received from the transferee that are converted into cash or Cash Equivalents within 180 days of the disposition and (z) Indebtedness of a Subsidiary that ceases to be a Subsidiary as a result of the disposition, so long as there is no recourse to any Loan Party in connection with such Indebtedness), (iii) the assets to be so disposed are not necessary in connection with the business of Borrowers and their Subsidiaries, and (iv) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,
(o) sales, leases and other dispositions of assets on an arm's length basis with a fair market value of up to the Disposition Base Amount (provided, that any unused amounts may be carried forward to the next succeeding calendar year if not used in such calendar year; provided further, that any amount so carried over may not be used in that calendar year until the Disposition Base Amount permitted to be expended in such calendar year has first been used in full and any such carry-over amount applicable to a succeeding fiscal year may not be carried forward to another fiscal year), in each case so long as (i) no Default or Event of Default is in existence or would result therefrom, (ii) in the case of dispositions involving aggregate consideration of at least $5,000,000, not less than 75% of the consideration received in respect thereof is cash received by a Loan Party or its Subsidiaries (it being agreed that the following shall be considered "cash" for purposes of this sub-clause (o): (x) liabilities assumed by the transferee or that are otherwise cancelled or terminated in connection with the disposition; (y) securities, notes or other obligations or assets received from the transferee that are converted into cash or Cash Equivalents within 180 days of the disposition and (z) Indebtedness of a Subsidiary that ceases to be a Subsidiary as a result of the disposition, so long as there is no recourse to any Loan Party in connection with such Indebtedness), and (iii) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, and
(p) any disposition of Stock of a Lender received as the result of a Bail-In Action.

Schedule 1.1 - Page 37

"Permitted Indebtedness" means
(a) Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,
(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,
(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d) endorsement of instruments or other payment items for deposit,
(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of a Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f) unsecured Indebtedness that is incurred in connection with a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Latest Maturity Date (as in effect at the time of such Permitted Acquisition), (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind,
(g) Acquired Indebtedness of Redhawk outstanding as of the consummation of the Redhawk Acquisition and permitted to remain outstanding under the Redhawk Acquisition Agreement, plus additional Acquired Indebtedness in an aggregate principal amount not to exceed $10,000,000 outstanding at any one time;
(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,
(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j) the incurrence by any Borrower or any of its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Borrower's and its Subsidiaries' operations and not for speculative purposes,

Schedule 1.1 - Page 38

(k) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards"), or Cash Management Services, in each case, incurred in the ordinary course of business,
(l) unsecured Indebtedness of Administrative Borrower owing to former employees, officers or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Administrative Borrower of the Stock of Administrative Borrower that has been issued to such Person, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness incurred and outstanding plus the amount of redemptions made by Borrowers in accordance with Section 6.9(b), does not exceed the Stock Redemption Base Amount in any fiscal year; provided, that an amount of up to the Stock Redemption Carry-Forward Amount (minus the amount of any Stock Redemption Carry-Forward Amount for such year under clause (l) of the definition of Permitted Indebtedness) may be carried forward to the next succeeding fiscal year if not used in such fiscal year; provided further, that any amount so carried over may not be used in that fiscal year until the Stock Redemption Base Amount permitted to be expended in such fiscal year has first been used in full and any such carry-over amount applicable to a succeeding fiscal year may not be carried forward to another fiscal year, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
(m) unsecured Indebtedness (including any earnouts) owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as such Indebtedness (i) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent (it being understood that the requirement in this clause (i) shall not apply to earnouts in an aggregate amount of up to $5,000,000 (if fully earned) outstanding at any time), and (ii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,
(n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligations of Borrowers or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(o) Indebtedness comprising Permitted Investments,
(p) [Reserved],
(q) [Reserved],
(r) Term Loan Indebtedness in an aggregate principal amount not to exceed (i) $186,168,694.07, plus (ii) an amount equal to the amount of the "Incremental Loans" and the "Incremental Commitments" (as such terms are defined in the Term Loan Credit Agreement as in effect on the Closing Date) that can be incurred under Section 2.15 of the Term Loan Credit Agreement (as in effect on the Closing Date), plus (iii) the amount of obligations in respect of (A) Secured Hedge Obligations and (B) Secured Cash Management Obligations (in the case of each of the foregoing clauses (A) and (B), as defined in the Term Loan Agreement) at any time outstanding, in each case, and any Refinancing Indebtedness in respect of such Indebtedness,

Schedule 1.1 - Page 39

(s) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $15,000,000,
(t) the 2025 Notes, in an aggregate principal amount not to exceed $325,000,000, and Refinancing Indebtedness in respect thereof, in each case with a maturity date no earlier than 91 days after the Latest Maturity Date,
(u) [Reserved],
(v) [Reserved],
(w) Indebtedness owing under the Permitted Inventory Financing, and
(x) Indebtedness not otherwise permitted pursuant to clauses (a) through (w) above that is incurred by the Loan Parties in an aggregate principal amount not to exceed at any one time up to the greater of (x) $60,000,000 and (y) 4.0% of Wabash's consolidated total assets (as determined at the time of such incurrence).
"Permitted Intercompany Advances" means loans made by (a) a Loan Party to another Loan Party that is not an Inactive Subsidiary, (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) Investments made in cash by a Loan Party in a Subsidiary that is not a Loan Party; provided, that such Investments made pursuant to this clause (d) shall not exceed the greater of (x) $15,000,000 and (y) 1.0% of Wabash's consolidated total assets (as determined at the time of such Investment) (net of any return of capital or repayments in each case received in cash by the Loan Parties on account of such Investments).
"Permitted Inventory Financing" means (a) the financing available under that certain Inventory Loan and Security Agreement among Supreme Corporation, a Texas corporation, Supreme Indiana Operations, Inc., a Delaware corporation, and Ally Financial Inc. and/or its Affiliates, and each of the other agreements, instruments and documents executed in connection therewith, as in effect on the Closing Date (the "Ally Financing Documents"), or (b) any financing entered into by Redhawk or one or more of its Subsidiaries in substitution of the financing under the Ally Financing Documents that is substantially similar to the financing under the Ally Financing Documents in all material respects, as determined in Agent's reasonable discretion, in each case, which shall be subject to a Permitted Inventory Financing Intercreditor Agreement unless otherwise agreed by Agent in its reasonable discretion.
"Permitted Inventory Financing Intercreditor Agreement" means, (a) with respect to the Permitted Inventory Financing described in clause (a) of the definition thereof, that certain Intercreditor Agreement dated as of December 19, 2017, effective as of October 12, 2017, entered into in connection with the Permitted Inventory Financing among the Loan Parties, Agent, the Term Loan Administrative Agent and Ally Financial Inc., and (b) with respect to the Permitted Inventory Financing described in clause (b) of the definition thereof, an intercreditor agreement entered into in connection with such Permitted Inventory Financing among the Loan Parties, Agent, the Term Loan Administrative Agent and the lender providing such Permitted Inventory Financing, in form and substance reasonably satisfactory to Agent.

Schedule 1.1 - Page 40

"Permitted Inventory Financing Inventory" means (a) Inventory of Supreme Corporation, a Texas corporation, and Supreme Indiana Operations, Inc., a Delaware corporation, the purchase of which is financed by Ally Financial Inc. or its Affiliates, pursuant to the terms of the Ally Financing Documents (the "Ally Inventory"), or (b) Inventory of Redhawk or one or more of its Subsidiaries that is substantially similar to the Ally Inventory in all material respects, as determined in Agent's reasonable discretion.
"Permitted Investments" means:
(a) Investments in cash and Cash Equivalents,
(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c) advances made in connection with purchases of goods or services in the ordinary course of business,
(d) Investments received in settlement of amounts due to any Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to any Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Borrower or any of its Subsidiaries,
(e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,
(f) guarantees permitted under the definition of Permitted Indebtedness and guaranties by a Loan Party of obligations of any other Loan Party that do not constitute Indebtedness,
(g) Permitted Intercompany Advances,
(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to any Borrower or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,
(j) non-cash loans to employees, officers, and directors of any Loan Party or any of its Subsidiaries for the purpose of purchasing Stock in Administrative Borrower so long as the proceeds of such loans are used in their entirety to purchase such stock in Administrative Borrower,
(k) Permitted Acquisitions other than Foreign Acquisitions, and any customary cash earnest money deposits made in connection with such Acquisitions,

Schedule 1.1 - Page 41

(l) Investments in the form of capital contributions and the acquisition of Stock made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Stock of Administrative Borrower),
(m) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
(n) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(o) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments (including without limitation Investments in Joint Ventures and Investments in the form of Permitted Acquisitions that are Foreign Acquisitions in an aggregate amount from and after the Closing Date not to exceed the greater of (x) $60,000,000 and (y) 4.0% of Wabash's consolidated total assets (as determined at the time of such Investment) (net of any return of capital or repayments, in each case received in cash by the Borrowers and their Subsidiaries, on account of such Investments); provided, however, that any Investments made by a Loan Party in an Affiliate that is not a Loan Party must be made in cash,
(p) obligations under letters of intent or similar agreements that are conditioned upon satisfying any applicable approval or other requirements contained in the Agreement,
(q) to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with a Permitted Disposition or a Permitted Acquisition,
(r) Investments constituting non-cash consideration received in connection with any Permitted Disposition,
(s) [Reserved],
(t) Investments by Administrative Borrower resulting from the redemption, purchase or other acquisition of Stock permitted under any of Sections 6.9(b), (c), (d) or (f),
(u) other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied; provided, however, that any such Investments made by a Loan Party in an Affiliate that is not a Loan Party must be made in cash, and
(v) any Stock of a Lender received as the result of a Bail-In Action.
"Permitted Liens" means:
(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent for more than 30 days, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

Schedule 1.1 - Page 42

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,
(f) Liens securing Permitted Purchase Money Indebtedness (including the interests of lessors under Capital Leases and floor plan financing arrangements) and any Refinancing Indebtedness in respect thereof, to the extent that (x) solely in the case of Permitted Purchase Money Indebtedness other than floor plan financing arrangements, (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures Indebtedness incurred to acquire the asset purchased or acquired and other assets purchased or acquired from the same lender and/or its Affiliates, the repayment of costs incurred in connection with the collection of such Indebtedness and any Refinancing Indebtedness in respect thereof, and (y) solely in the case of floor plan financing arrangements, (i) such Lien attaches only to the assets purchased or acquired in connection with such floor plan financing arrangement and the proceeds thereof, and (ii) such Lien only secures Indebtedness that was incurred under such floor plan financing arrangement to acquire or purchase such assets, the repayment of costs incurred in connection with the collection of such Indebtedness and any Refinancing Indebtedness in respect thereof.
(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h) Liens on amounts deposited to secure a Borrower's and its Subsidiaries' obligations in connection with worker's compensation, unemployment insurance or other types of social security,
(i) Liens on amounts deposited to secure a Borrower's and its Subsidiaries' obligations in connection with the making or entering into of bids, tenders, statutory obligations, licenses, or leases in the ordinary course of business and not in connection with the borrowing of money,
(j) Liens on amounts deposited to secure a Borrower's and its Subsidiaries' reimbursement obligations with respect to surety, performance or appeal bonds obtained in the ordinary course of business,
(k) with respect to any Real Property, easements, rights of way, covenants, conditions and zoning restrictions and minor defects in title that do not materially interfere with or impair the use or operation thereof,

Schedule 1.1 - Page 43

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness (and related interest, premiums and other amounts) is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets within the scope of the collateral grant that secured the original Indebtedness and products and proceeds thereof,
(n) rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,
(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q) Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r) Liens assumed by a Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,
(s) Liens on Collateral securing the Term Loan Indebtedness subject to the Intercreditor Agreement, and any Refinancing Indebtedness in respect thereof, subject to an intercreditor agreement containing terms, taken as a whole, that are at least as favorable to Agent and the Lenders as those terms contained in the Intercreditor Agreement, taken as a whole,
(t) Liens in favor of the consignor thereof on Inventory consigned by such Person to Garsite from time to time in the ordinary course of business, to the extent permitted pursuant to Section 6.15 and so long as such Inventory is readily identifiable as the property of the consignor,
(u) Liens on the assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted pursuant to clause (s) of the definition of "Permitted Indebtedness",
(v) [Reserved],
(w) Liens securing the Permitted Inventory Financing solely on the Permitted Inventory Financing Inventory,
(x) [Reserved],
(y) other Liens, so long as the aggregate principal amount of the obligations secured thereby does not exceed $25,000,000 at any time outstanding;  provided that

Schedule 1.1 - Page 44

the aggregate principal amount of obligations that may be secured by assets constituting Collateral pursuant to this clause (y) shall not exceed $10,000,000 at any time outstanding; and provided, further, that any such obligations secured by Liens constituting Collateral are subject to the Intercreditor Agreement in the capacity of "Other Pari Passu Lien Obligations" or "Term Loan Obligations" and such Liens are granted pursuant to one or more Security Documents or have "Junior Lien Priority" (and are subject to the Intercreditor Agreement in such capacity),
(z) [Reserved], and
(aa) Liens on any amounts held by a trustee or similar party under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions thereunder in connection with any repayment thereof permitted hereunder.
"Permitted Protest" means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien, unless otherwise approved by Agent in its sole discretion), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens.
"Permitted Purchase Money Indebtedness" means as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date (i) other than in respect of floor plan financing arrangements, in an aggregate principal amount outstanding at any one time up to the greater of (x) $30,000,000 and (y) 2.0% of Wabash's consolidated total assets (as determined at the time of such incurrence), and (ii) in respect of floor plan financing arrangements, in an aggregate principal amount outstanding at any one time up to the greater of (x) $15,000,000 and (y) 1.0% of Wabash's consolidated total assets (as determined at the time of such incurrence).
"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Plan" means any plan of reorganization or plan of liquidation pursuant to any Insolvency Proceeding.
"Projections" means Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
"Pro Rata Share" means, as of any date of determination:
(a) with respect to a Lender's obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender's Advances by (z) the outstanding principal amount of all Advances,

Schedule 1.1 - Page 45

(b) with respect to a Lender's obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender's Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero, and
(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender's Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender's Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.
"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
"Purchase Money Indebtedness" means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred (a) in connection with floor plan financing arrangements or (b) at the time of, or within 180 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Schedule 1.1 - Page 46

"Qualified Stock" means and refers to any Stock issued by Administrative Borrower (and not by one or more of its Subsidiaries) that is not Disqualified Stock.
"Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrowers or their Domestic Subsidiaries and the improvements thereto.
"Recipient" has the meaning set forth in the definition of Excluded Taxes.
"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Redhawk" means Supreme Industries, Inc., a Delaware corporation.
"Redhawk Acquisition" means the merger of Merger Sub with and into Redhawk, with Redhawk being the surviving entity of such merger and a wholly-owned Subsidiary of Wabash, pursuant to the terms of the Redhawk Acquisition Agreement.
"Redhawk Acquisition Agreement" means that certain Agreement and Plan of Merger dated as of August 8, 2017 by and among Wabash, Merger Sub and Redhawk (without giving effect to any amendment, modification, supplement, consent or waiver that is materially adverse to the Lenders, unless consented to by Agent.
"Refinancing Indebtedness" means refinancings, renewals, amendments, replacements or extensions of Indebtedness so long as:
(a) except in the case of Term Loan Indebtedness and any refinancing, replacement, renewal of extension thereof, such refinancings, renewals, amendments, replacements or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b) except in the case of Term Loan Indebtedness and any refinancing, replacement, renewal of extension thereof, such refinancings, renewals, amendments, replacements or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, amendment, replacement or extension) of the Indebtedness so refinanced, renewed, amended, replaced or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c) if the Indebtedness that is refinanced, renewed, amended, replaced or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, amendment, replacement or extension must include subordination terms and conditions that are at least as favorable in all material respects to the Lender Group as those that were applicable to the refinanced, renewed, amended, replaced or extended Indebtedness,

Schedule 1.1 - Page 47

(d) the Indebtedness that is refinanced, renewed, amended, replaced or extended is not recourse to any Person that is liable on account of the Obligations other than (x) those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, or (y) in the case of a refinancing, renewal or extension of Term Loan Indebtedness, any Borrower or Guarantor,
(e) [Reserved], and
(f) in the case of Term Loan Indebtedness and any refinancing, replacement, renewal or extension thereof, such refinancings, renewals, amendments, replacements or extensions are made in compliance with the terms of the Intercreditor Agreement.
"Rejected Term Loan Prepayment Proceeds" shall have the meaning specified therefor in Section 2.4(e)(v).
"Register" has the meaning set forth in Section 13.1(h) of the Agreement.
"Registered Loan" has the meaning set forth in Section 13.1(h) of the Agreement.
"Reimbursement Undertaking" has the meaning specified therefor in Section 2.11(a) of the Agreement.
"Related Fund" means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address releases or threatened releases of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment in response to a release or threatened release of Hazardous Materials, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities related to any release or threatened release of Hazardous Materials, or (e) conduct any other actions with respect to a release or threatened release of Hazardous Materials required by Environmental Laws.
"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of the Agreement.
"Report" has the meaning specified therefor in Section 15.16 of the Agreement.
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
"Required Lenders" means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, "Required Lenders" must include at least 2 Lenders.

Schedule 1.1 - Page 48

"Rescission Notice" has the meaning set forth in the Security Agreement.
"Restricted Junior Payment" means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Administrative Borrower (including any payment in connection with any merger or consolidation involving Administrative Borrower) (other than dividends or distributions payable in Qualified Stock issued by Administrative Borrower), or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Administrative Borrower) any Stock issued by Administrative Borrower.
"Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement, increased pursuant to Section 2.2 of the Agreement or otherwise in accordance with the Agreement, or reduced pursuant to Section 2.4(c) or Section 3.5 of the Agreement or otherwise in accordance with the Agreement.
"Revolver Increase" has the meaning specified therefor in Section 2.2 of the Agreement.
"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
"Revolving Loan Exposure" means, with respect to any Lender, as of any date of determination, the aggregate outstanding principal amount of such Lender's Advances.
"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
"Sanctions" means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including, but not limited to, those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State) the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority with jurisdiction over any Borrower or any of its Subsidiaries or Affiliates.

Schedule 1.1 - Page 49

"S&P" has the meaning specified therefor in the definition of Cash Equivalents.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Securities Account" means a securities account (as that term is defined in the Code).
"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Security Agreement" means an amended and restated security agreement, dated as of the Existing Credit Facility Closing Date, executed and delivered by Borrowers and Guarantors to Agent.
"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
"Solvent" shall mean, with respect to any Person and its Subsidiaries, on a consolidated basis, that as of the date of determination, both (a) (i) the sum of such Person's and its Subsidiaries' debts (including contingent liabilities) does not exceed the present fair saleable value of such Person's and its Subsidiaries' present assets, (ii) such Person and its Subsidiaries' capital is not unreasonably small in relation to their businesses as contemplated on the date of determination, and (iii) such Person and its Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person and its Subsidiaries are "solvent," on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that such Person reasonably expects to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
"Specified Event of Default" means any Event of Default described in any of Sections 8.1, 8.4 or 8.5.
"Specified Transaction" means any Investment, prepayment of Indebtedness or Restricted Junior Payment (or declaration of any prepayment or Restricted Junior Payment).
"Stock" means all shares, limited liability company or partnership interests (whether general or limited), options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

Schedule 1.1 - Page 50

"Stock Redemption Base Amount" means $2,500,000 in the aggregate in any fiscal year.
"Stock Redemption Carry-Forward Amount" means an aggregate amount of up to $1,000,000 in any fiscal year.
"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Swing Lender" means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.
"Swing Loan" has the meaning specified therefor in Section 2.3(b) of the Agreement.
"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Tax Lender" has the meaning specified therefor in Section 14.2(a) of the Agreement.
"Term Loan Administrative Agent" means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent under the Term Loan Credit Agreement or any other Term Loan Indebtedness Document, or any successor administrative agent and collateral agent under the Term Loan Credit Agreement.
"Term Loan Collateral Accounts" means one or more segregated Deposit Accounts and Securities Accounts maintained by the Administrative Borrower and its Domestic Subsidiaries from time to time, in each case with respect in which the proceeds of Term Priority Collateral are held and in each case which is subject to a perfected Lien in favor of the "Collateral Agent" (as defined in the Term Loan Credit Agreement).

Schedule 1.1 - Page 51

"Term Loan Credit Agreement" means that certain credit agreement dated as of May 8, 2012, among the Administrative Borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced, from time to time, in whole or in part, in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.
"Term Loan Indebtedness" means all Indebtedness and other "Obligations" (as defined in the Term Loan Credit Agreement) incurred by the Administrative Borrower and its Subsidiaries under the Term Loan Indebtedness Documents from time to time.
"Term Loan Indebtedness Documents" means the Term Loan Credit Agreement, and any agreements or instruments in respect of the Refinancing Indebtedness in respect thereof, the Intercreditor Agreement and such other agreements, documents and instruments relating thereto and executed in connection therewith.
"Term Loan Mandatory Prepayment Amendment" means a fully executed amendment to the Term Loan Credit Agreement, a copy of which has been delivered to Agent, and which amends the mandatory prepayment provision of the Term Loan Credit Agreement with respect to asset sales to: (i) increase the materiality threshold which triggers a mandatory prepayment from an asset sale in Section 5.2(a) of the Term Loan Credit Agreement (or any analogous provision with respect to any Refinancing Indebtedness thereof) to at least $5,000,000, and (ii) remove in their entirety any monetary caps on reinvestments of proceeds from asset sales in Section 5.2(a) of the Term Loan Credit Agreement (or any analogous provision with respect to any Refinancing Indebtedness thereof).
"Term Loan Springing Maturity Date" has the meaning specified therefor in the definition of "Maturity Date".
"Term Priority Collateral" has the meaning specified therefor in the Intercreditor Agreement.
"Total Commitment" means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement, increased pursuant to Section 2.2 of the Agreement or otherwise in accordance with the Agreement, or reduced pursuant to Section 2.4(c) or Section 3.5 of the Agreement or otherwise in accordance with the Agreement.
"Trademark Security Agreement" has the meaning specified therefor in the Security Agreement.
"Triggering Event" has the meaning set forth in the Security Agreement.
"Underlying Issuer" means Wells Fargo or one of its Affiliates.

"Underlying Letter of Credit" means a Letter of Credit that has been issued by an Underlying Issuer.
"United States" means the United States of America.
"Voidable Transfer" has the meaning specified therefor in Section 17.8 of the Agreement.
"Wabash" has the meaning specified therefor in the preamble of the Agreement.
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"WFCF" means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Schedule 1.1 - Page 52

Schedule 2.11(g)

Existing Letters of Credit

Letters of Credit issued in the amounts indicated below.

	Amount	Issuer
	$4,000,000.00	Wells Fargo
	$1,062,047.00	Wells Fargo
	$533,000	Wells Fargo
	$837,994.00	Wells Fargo
	$118,764.00	Wells Fargo
	$1,037,819.98	Wells Fargo
	$382,425.62	Wells Fargo
	$250,000.00	Wells Fargo
Total	$8,222,050.60	----

Schedule 3.1

The effectiveness of this Agreement on the Closing Date is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the following conditions precedent:
(a) Agent shall have received each of the following documents, in form and substance satisfactory to Agent and each Lender, duly executed by each party thereto:
(i) this Agreement,
(ii) representations and warranties certificate,
(iii) closing certificate,
(iv) the Fee Letter,
(v)  a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, and authorizing specific officers (or the equivalent) of such Borrower to execute the same, and (ii) attesting to the incumbency and signatures of such specific officers (or the equivalent) of such Borrower,
(vi) copies of each Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary, an Assistant Secretary or another appropriate officer, manager or the equivalent of such Borrower,
(vii) a certificate of status with respect to each Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing (or the equivalent) in such jurisdiction,
(viii) certificates of status with respect to each Borrower, each dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing (or the equivalent) in such jurisdictions,
(ix) a certificate from the Secretary, an Assistant Secretary or another appropriate officer, manager or the equivalent of each Guarantor (i) attesting to the resolutions of such Guarantor's Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, and authorizing specific officers (or the equivalent) of such Guarantor to execute the same and (ii) attesting to the incumbency and signatures of such specific officers (or the equivalent) of such Guarantor,
(x) copies of each Guarantor's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary, an Assistant Secretary or another appropriate officer, manager or the equivalent of such Guarantor,

Schedule 3.1 - Page 1

(xi) a certificate of status with respect to each Guarantor, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing (or the equivalent) in such jurisdiction,
(xii) certificates of status with respect to each Guarantor, each dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing (or the equivalent) in such jurisdictions,
(xiii) certificates of insurance, together with the endorsements thereto, as are required by Section 5.6, the form and substance of which shall be satisfactory to Agent,
(xiv) one or more opinions of Borrowers' and Guarantors' counsel under the laws of the States of Delaware, California, Arkansas, Indiana, Texas and Wisconsin, respectively, in form and substance satisfactory to Agent, and
(xv) subject to Section 5.19, all other agreements, instruments and documents listed on the Closing Checklist attached hereto as Exhibit 3.1;
(b) Agent shall have received the results of recent lien searches against each Loan Party, in each case, the scope and results of which shall be satisfactory to Agent;
(c) Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Borrower, and (ii) OFAC/PEP searches and customary individual background searches for each Borrower's senior management and key principals, and each Guarantor, in each case, the results of which shall be satisfactory to Agent;
(d)  Agent shall have received a set of Projections of Borrowers for the 3 year period following the Closing Date (on a year by year basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;
(e) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement, to the extent invoiced to Borrowers at least one (1) Business Day in advance of the Closing Date;
(f) Agent shall have received a Borrowing Base Certificate setting forth the Borrowing Base as of the date set forth therein, which shall be completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered by an Authorized Person of Administrative Borrower; and
(g) since December 31, 2017, there shall not have been a Material Adverse Change.

Schedule 3.1 - Page 2

Schedule 4.1(b)

Capitalization of Borrowers

The following table sets forth the authorized capital Stock of each Borrower, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case as of the Closing Date.

Name	Class of Securities	Number of Securities Issued and Outstanding	Number of Securities Authorized
Wabash National Corporation	Common Stock Preferred Stock	55,137,088 -	200,000,000 25,000,000
Wabash National, L.P.	N/A	N/A	N/A
Wabash Wood Products, Inc.	Common Stock	100	100
Transcraft Corporation	Common Stock Preferred Stock	915 -	3,000 17,000
Wabash National Trailer Centers, Inc.	Common Stock Preferred Stock	100 -	400 100
Walker Group Holdings LLC	Membership Interests	N/A	N/A
Bulk Solutions LLC	Membership Interests	N/A	N/A
Garsite/Progress LLC	Membership Interests	N/A	N/A
Walker Stainless Equipment Company LLC	Membership Interests	N/A	N/A
Brenner Tank LLC	Membership Interests	N/A	N/A
Brenner Tank Services LLC	Membership Interests	N/A	N/A

Wabash National Corporation also had 633,593 stock options outstanding as of the Closing Date.

Schedule 4.1(c)

Capitalization of Borrowers' Subsidiaries

Name	Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized
Wabash National, L.P.	N/A	N/A	Wabash National Corporation** and Wabash National Trailer Centers, Inc.*	N/A
Wabash Wood Products, Inc.	Common Stock	100	Wabash National Corporation	100
Transcraft Corporation	Common Stock Preferred Stock	915 -	Wabash National Corporation	3,000 17,000
Wabash National Trailer Centers, Inc.	Common Stock Preferred Stock	100 -	Wabash National Corporation	400 100
Cloud Oak Flooring Company, Inc.	Common Stock	890	Wabash National Corporation	1,000
Wabash National Manufacturing, L.P.	N/A	N/A	Wabash National Corporation* and Wabash National Trailer Centers, Inc.**	N/A
Wabash National Services, L.P.	Partnership Interests	N/A	Wabash National Trailer Centers, Inc.* and Wabash National , L.P.**	N/A
FTSI Distribution Company, L.P.	Partnership Interests	N/A	Wabash National Corporation** and Wabash National Trailer Centers, Inc.*	N/A
National Trailer Funding, L.L.C.	Membership Interests	N/A	Wabash National Trailer Centers, Inc.: 100%	N/A
Continental Transit Corporation	Common Stock	100	Wabash National Corporation	100
WNC Receivables Management Corporation	Common Stock	50	Wabash National Corporation	100
WNC Receivables, LLC	Membership Interests	N/A	Wabash National Trailer Centers, Inc.: 50% Wabash National, L.P.: 50%	N/A
Wabash Financing LLC	Membership Interests	N/A	Wabash National Corporation: 100%	N/A
Walker Group Holdings LLC	Membership Interests	N/A	Wabash National L.P.: 100%	N/A
Brenner Tank LLC	Membership Interests	N/A	Walker Group Holdings LLC: 100%	N/A
Brenner Tank Services LLC	Membership Interests	N/A	Brenner Tank LLC: 100%	N/A
Garsite/Progress LLC	Membership Interests	N/A	Walker Group Holdings LLC: 100%	N/A
Walker Stainless Equipment Company LLC	Membership Interests	N/A	Walker Group Holdings LLC: 100%	N/A
Bulk Solutions LLC	Membership Interests	N/A	Walker Group Holdings LLC: 100%	N/A
Wabash International Holdings, Inc.	Common Stock	100	Wabash National Corporation: 100%	100
Wabash UK Holdings Limited	Ordinary Shares	999	Wabash International Holdings, Inc.: 100%	999
Bulk Systems Mexico, S. de R.L. de C.V	Equity Quotas	4	Walker Stainless Equipment Company LLC: 50% Brenner Tank: 50%	N/A
Bulk Tank International, S. de R.L. de C.V.	Equity Quotas	4	Walker Stainless Equipment Company LLC: 50% Brenner Tank: 50%	N/A
Bulk Services, S. de R.L. de C.V	Equity Quotas	4	Walker Stainless Equipment Company LLC: 50% Brenner Tank: 50%	N/A
Extract Technology Limited	Ordinary Shares	671	Wabash UK Holdings Limited: 100%	N/A
Extract Technology Pte. Ltd.	Ordinary Shares	2	Extract Technology Limited: 100%	N/A
Supreme Industries, Inc.	Common Stock	1,000	Wabash National Corporation: 100%	1,000
Supreme Insurance Company, Inc.	Common Stock	1,000	Supreme Industries, Inc.: 100%	1,000
SC Tower Structural Laminating, Inc.	Common Stock	1,000	Supreme Corporation: 100%	1,000
Supreme Armored, Inc.	Common Stock	1,000	Supreme Corporation of Texas: 100%	1,000
Supreme Corporation	Common Stock	1,000	Supreme Industries, Inc.: 100%	1,000
Supreme Corporation of Georgia	Common Stock	1,000	Supreme Corporation: 100%	1,000
Supreme Corporation of Texas	Common Stock	1,000	Supreme Corporation: 100%	1,000
Supreme Indiana Operations, Inc.	Common Stock	1,000	Supreme Corporation: 100%	1,000
Supreme Mid-Atlantic Corporation	Common Stock	1,000	Supreme Corporation: 100%	1,000
Supreme Truck Bodies of California, Inc.	Common Stock	1,000	Supreme Corporation: 100%	1,000
Supreme Midwest Properties, Inc.	Common Stock	1,000	Supreme Indiana Operations, Inc.: 100%	1,000
Supreme Northwest, L.L.C.	Membership Interests	N/A	Supreme Corporation: 100%	N/A
Supreme Southeast Properties, Inc.	Common Stock	1,000	Supreme Corporation of Georgia: 100%	1,000
Supreme Southwest Properties, Inc.	Common Stock	1,000	Supreme Corporation of Texas: 100%	1,000
Supreme STB, LLC	Membership Interests	N/A	Supreme Truck Bodies of California, Inc.: 100%	N/A
Supreme West Properties, Inc.	Common Stock	1,000	Supreme Truck Bodies of California, Inc.: 100%	1,000
Supreme/Murphy Truck Bodies, Inc.	Common Stock	1,000	Supreme Corporation: 100%	1,000
*     Indicates a general partner
**   Indicates a limited partner

There are no subscriptions, options, warrants, or calls relating to any shares of Borrowers' Subsidiaries' capital Stock or membership interests.

Schedule 4.6(a)

Jurisdictions of Organization

Name	Jurisdiction of Organization
Wabash National Corporation	DE
Wabash National, L.P.	DE
Wabash Wood Products, Inc.	AR
Transcraft Corporation	DE
Wabash National Trailer Centers, Inc.	DE
Cloud Oak Flooring Company, Inc.	AR
Wabash National Manufacturing, L.P.	DE
Wabash National Services, L.P.	DE
FTSI Distribution Company, L.P.	DE
National Trailer Funding, L.L.C.	DE
Continental Transit Corporation	IN
Walker Group Holdings LLC	TX
Brenner Tank LLC	WI
Brenner Tank Services LLC	WI
Garsite/Progress LLC	TX
Walker Stainless Equipment Company LLC	DE
Bulk Solutions LLC	TX
Wabash International Holdings, Inc.	DE
WNC Receivables, LLC	DE
WNC Receivables Management Corporation	DE
Wabash Financing LLC	DE
Supreme Industries, Inc.	DE
Supreme Corporation	TX
Supreme Indiana Operations, Inc.	DE
Supreme Corporation of Georgia	TX
Supreme Corporation of Texas	TX
Supreme Truck Bodies of California, Inc.	CA
Supreme Mid-Atlantic Corporation	TX
SC Tower Structural Laminating, Inc.	TX
Supreme/Murphy Truck Bodies, Inc.	NC
Supreme Northwest, LLC	TX
Supreme Midwest Properties, Inc.	TX
Supreme Southeast Properties, Inc.	TX
Supreme Southwest Properties, Inc.	TX
Supreme Armored, Inc.	TX
Supreme West Properties, Inc.	TX
Supreme STB, LLC	CA
Supreme Insurance Company, Inc.	NV
Wabash UK Holdings Limited	United Kingdom
Extract Technology Limited	United Kingdom
Extract Technology Pte. Ltd.	Singapore
Bulk Services, S. de R.L. de C.V.	Mexico
Bulk Tank International, S. de R.L. de C.V.	Mexico
Bulk Systems Mexico, S. de R.L. de C.V	Mexico

Schedule 4.6(b)

Chief Executive Offices

Entity	Address of Chief Executive Office
Wabash National Corporation
Wabash National Trailer Centers, Inc.
Wabash National, L.P.
Wabash National Services, L.P.
Continental Transit Corporation
FTSI Distribution Company, L.P.
Wabash National Manufacturing, L.P.
National Trailer Funding, L.L.C.
Wabash International Holdings, Inc.
WNC Receivables, LLC
WNC Receivables Management Corporation
Wabash Financing LLC
P.O. Box 6129 Lafayette, Indiana 47903 1000 Sagamore Parkway South Lafayette, Indiana 47905
Wabash Wood Products, Inc.	P.O. Box 597, 339 Industrial Park Rd. Harrison, Arkansas 72601
Transcraft Corporation	489 International Drive Cadiz, Kentucky 42211
Cloud Oak Flooring Company, Inc.	P.O. Box 540, 606 East Center Street Sheridan, Arkansas 72150
Walker Group Holdings LLC Walker Stainless Equipment Company LLC	625 W. State Street New Lisbon, WI 53950
Brenner Tank LLC Brenner Tank Services LLC	450 Arlington Avenue, Fond du Lac, WI 54935
Garsite/Progress LLC	539 S. 10th Street Kansas City, KS 66105
Supreme Industries, Inc.
Supreme Corporation
Supreme Indiana Operations, Inc.
Supreme Midwest Properties, Inc.
Supreme Southeast Properties, Inc.
Supreme Southwest Properties, Inc.
Supreme West Properties, Inc.
Supreme Insurance Company, Inc.
2581 E. Kercher Road Goshen, IN 46528
Supreme Corporation of Georgia	2051 US Highway 41 Griffin, GA 30224
Supreme Corporation of Texas	500 W. Commerce Cleburne, TX 76003
Supreme Truck Bodies of California, Inc. Supreme STB, LLC	22135 Alessandro Blvd. Moreno Valley, CA 92504
Supreme Mid-Atlantic Corporation	411 Jonestown Road Jonestown, PA 17038
SC Tower Structural Laminating, Inc.	1491 Gerber Street Ligonier, IN 46767
Supreme Armored, Inc.	3001 North Main Street Cleburne, TX 76033
Supreme/Murphy Truck Bodies, Inc.	4000 Airport Drive NW Wilson, NC 27893
Supreme Northwest, LLC	2450 Progress Way Woodburn, OR 97071
Bulk Solutions LLC Bulk Services, S. de R.L. de C.V. Bulk Tank International, S. de R.L. de C.V. Bulk Systems Mexico, S. de R.L. de C.V	Carretera QRO-SLP km. 58 Parque Industrial Opcion San Jose Iturbide GTO 37890
Extract Technology Limited Wabash UK Holdings Limited	Bradley Junction Industrial Estate Leeds Road, HD2 1UR Huddersfield, West Yorkshire, UK
Extract Technology Pte. Ltd.	110 Middle Road, #05-03 Chiat Hong Building Singapore 188968

Schedule 4.6(c)

Organizational Identification Numbers

Entity	Organizational I.D. Number	Tax I.D. Number
Wabash National Corporation	2273455	52-1375208
Wabash National, L.P.	3067889	35-2080779
Wabash Wood Products, Inc.	AR100160973	71-0812121
Transcraft Corporation	3014313	13-4067585
Wabash National Trailer Centers, Inc.	2735206	35-2012484
Cloud Oak Flooring Company, Inc.	AR100108157	71-0747690
Wabash National Manufacturing, L.P.	3277493	43-1900264
Wabash National Services, L.P.	3066179	35-2080781
FTSI Distribution Company, L.P.	3132296	35-2091340
National Trailer Funding, L.L.C.	3107585	36-4324443
Continental Transit Corporation	198508-844	35-1652755
Wabash International Holdings, Inc.	5139932	45-5205800
Walker Group Holdings LLC	800701712	37-1528973
Brenner Tank LLC	B045510	39-2034630
Brenner Tank Services LLC	B045781	39-2036936
Garsite/Progress LLC	800774304	75-3231169
Walker Stainless Equipment Company LLC	2544919	41-2216106
Bulk Solutions LLC	801023526	80-0256391
WNC Receivables, LLC	3508224	47-0858184
WNC Receivables Management Corporation	3508223	47-0858177
Wabash Financing LLC	3436042	35-2150809
Supreme Industries, Inc.	2194699	75-1670945
Supreme Corporation	801377655	90-0911103
Supreme Indiana Operations, Inc.	3869935	20-2007769
Supreme Corporation of Georgia	801692378	46-1495094
Supreme Corporation of Texas	44046400	74-2283398
Supreme Truck Bodies of California, Inc.	C1270935	35-1676396
Supreme Mid-Atlantic Corporation	101792500	35-1714584
SC Tower Structural Laminating, Inc.	139907800	35-2015418
Supreme/Murphy Truck Bodies, Inc.	351217	56-1891328
Supreme Northwest, LLC	800264134	20-0364574
Supreme Midwest Properties, Inc.	801693873	36-4748439
Supreme Southeast Properties, Inc.	801693870	36-4748490
Supreme Southwest Properties, Inc.	801693865	90-0916938
Supreme Armored, Inc.	801693875	37-1708328
Supreme West Properties, Inc.	801693858	37-1708295
Supreme STB, LLC	200635610151	26-4120982
Supreme Insurance Company, Inc.	NV20041626636	38-3708447

Schedule 4.6(d)

Commercial Tort Claims

None.

Schedule 4.11

Benefit Plans

None.

Schedule 4.12

Environmental Matters

None.

Schedule 4.13

[Intellectual Property]

Below and attached are listings of all material trademarks, trade names, copyrights, patents, and licenses as to which any Borrower or one of its Domestic Subsidiaries is the owner or is an exclusive licensee.

Tradename	Registration Number	Status	Owner	State/Country
Wabash National Trailer Centers, Inc.	286131	Registered	Wabash National Trailer Centers, Inc.	AZ, United States
Wabash National Trailer Centers, Inc.	576691	Registered	Wabash National Trailer Centers, Inc.	LA, United States

License Agreements

Wabash is the Licensor:

1.	License Agreement, dated June 28, 2011 and Amended July 1, 2013, by and between Wabash National, L.P. and Truck Lite Co., LLC.
2.	License Agreement, dated January 1, 2016, by and between Wabash National, L.P. and Truck Lite Co., LLC.
3.	License Agreement, dated October 1, 2010, by and between Wabash National, L.P. and Truck Lite Co., LLC.
4.	License Agreement, dated December 16, 2014, by and between Wabash National, L.P. and TODCO Division of Overhead Door Corporation.
5.	License Agreement, dated March 22, 2012, by and between Wabash National L.P. and Transglobal.
6.	License Agreement, dated July 31, 2013, by and between Wabash National, L.P. and Whiting Door Manufacturing Corp.
7.	License Agreement, dated June 30, 2007, by and between Wabash National, L.P. and Kirloskar Pneumatic Co., Ltd.

Wabash is the Licensee:

1.	License Agreement, dated June 20, 2016, by and between Wabash National Corporation and Econcore N.V.
2.	Structural Composites, Inc. et al.
a.	License Agreement, dated March 24, 2016, by and between Wabash National, L.P., Structural Composites, Inc., and Composites Intellectual Holdings, Inc.
b.	Stock Purchase Agreement, dated March 24, 2016, by and between Wabash National Corporation and The Composites Company, Inc.
c.	The Composites Company, Inc. Stockholders' Agreement dated March 24, 2016
d.	Research and Development Agreement, dated March 24, 2016, by and between Wabash National Corporation and Structural Composites, Inc.

e.	Stock Transfer Agreement, dated March 24, 2016, by and among Structural Composites, Inc., the Composites Company, Inc., Compsys, Inc., Composites Intellectual Holdings, Inc.,
Other Agreements:

1.	Joint Ownership Agreement, dated July 15, 2005, by and between P&S Investment Company, Inc., and Brenner Tank LLC
2.	Joint Development Agreement, dated May 2018, by and between Wabash National, L.P. and BASF Corporation.
3.
Development Agreement, dated as of August 25, 2016, by and between Supreme Corporation and Precision Distribution Consulting, Inc., as amended by Amendment No. 1 to the Development Agreement, dated as of May 15, 2017, by and between Supreme Corporation and Precision Distribution Consulting.

Owner	Country	Application Status	Application Number	Patent Number	Filing Date	Issue Date	Title
Wabash National, L.P.	CA	Granted	2,613,808	2613808	20-Jun-2006	09-Nov-2010	VISCOUS PRODUCT TRANSPORTATION TRAILER
Wabash National, L.P.	MX	Pending	mx/A/20008/000085		07-Jan-2008		VISCOUS PRODUCT TRANSPORTATION TRAILER
Brenner Tank LLC	US	Granted	11/425,270	7,645114	20-Jun-2006	12-Jan-2010	VISCOUS PRODUCT TRANSPORTATION TRAILER
Wabash National, L.P.	US	Granted	12/113,751	7815212B2	01-May-2008	19-Oct-2010	AIR-OPERATED COUPLING ASSEMBLY
Wabash National, L.P.	CA	Granted	2578627	2,578,627	14-Feb-2007	24-Dec-2013	INTERLOCKING JOINT FOR A WALL OR DOOR OF A TRAILER
Wabash National, L.P.	MX	Granted	MXa2007002343	280804	14-Feb-2007	10-Nov-2010	INTERLOCKING JOINT FOR A WALL OR DOOR OF A TRAILER
Wabash National, L.P.	US	Granted	11/672240	7500713	07-Feb-2007	10-Mar-2009	INTERLOCKING JOINT FOR A WALL OR DOOR OF A TRAILER
Wabash National, L.P.	US	Granted	12/369538	7862103	11-Feb-2009	04-Jan-2011	INTERLOCKING JOINT FOR A WALL OR DOOR OF A TRAILER
Wabash National, L.P.	CA	Granted	2599678	2599678	30-Aug-2007	15-Jul-2014	LOGISTICS PANEL FOR USE IN A SIDEWALL OF A TRAILER AND METHOD OF FORMING SAME
Wabash National, L.P.	MX	Granted	MXa2007012452	299150	05-Oct-2007	14-May-2012	METHOD OF FORMING A LOGISTICS PANEL FOR USE IN A SIDEWALL OF A TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2012/005354	325002	07-May-2012	31-Oct-2014	LOGISTICS PANEL FOR USE IN A SIDEWALL OF A TRAILER AND METHOD OF FORMING SAME
Wabash National, L.P.	MX	Granted	MX/a/2014/008836	338222	21-Jul-2014	07-Apr-2016	LOGISTRICS PANEL FOR USE IN A SIDEWALL OF A TRAILER AND METHOD OF FORMING SAME
Wabash National, L.P.	US	Granted	11/856272	7588286	17-Sep-2007	15-Sep-2009	LOGISTICS PANEL FOR USE IN A SIDEWALL OF A TRAILER
Wabash National, L.P.	US	Granted	12/429384	7762618	24-Apr-2009	27-Jul-2010	LOGISTICS PANEL FOR USE IN A SIDEWALL OF A TRAILER
Wabash National, L.P.	US	Granted	12/819594	7931328	21-Jun-2010	26-Apr-2011	LOGISTICS PANEL FOR USE IN A SIDEWALL OF A TRAILER
Wabash National, L.P.	CA	Granted	2617996	2617996	11-Jan-2008	02-Jun-2015	BUTT JOINT FOR TRAILER SIDE WALL
Wabash National, L.P.	CA	Granted	2714890	2714890	17-Sep-2010	12-Sep-2017	BUTT JOINT FOR TRAILER SIDE WALL
Wabash National, L.P.	CA	Granted	2884037	2884037	11-Jan-2008	04-Jul-2017	BUTT JOINT FOR TRAILER SIDE WALL
Wabash National, L.P.	MX	Granted	MXa2008000612	295039	10-Jan-2008	20-Jan-2012	BUTT JOINT FOR TRAILER SIDE WALL
Wabash National, L.P.	MX	Granted	MXa2010010808	320033	30-Sep-2010	09-May-2014	BUTT JOINT FOR TRAILER SIDE WALL
Wabash National, L.P.	MX	Granted	MX/a/2012/000869	347393	18-Jan-2012	25-Apr-2017	BUTT JOINT FOR TRAILER SIDE WALL
Wabash National, L.P.	US	Granted	11/972730	7677642	11-Jan-2008	16-Mar-2010	BUTT JOINT FOR TRAILER SIDE WALL
Wabash National, L.P.	US	Granted	12/573229	8424958	05-Oct-2009	23-Apr-2013	BUTT JOINT FOR TRAILER SIDE WALL
Wabash National, L.P.	US	Granted	12/575594	8256827	08-Oct-2009	04-Sep-2012	BUTT JOINT FOR TRAILER SIDE WALL
Wabash National, L.P.	CA	Granted	2601396	2601396	11-Sep-2007	10-Mar-2015	TRAILER REAR DOOR FRAME WITH ANGLED REAR SILL
Wabash National, L.P.	MX	Granted	MXa2007011716	308760	21-Sep-2007	16-Apr-2013	TRAILER REAR DOOR FRAME WITH ANGLED REAR SILL
Wabash National, L.P.	US	Granted	11/846100	8100465	28-Aug-2007	24-Jan-2012	TRAILER REAR DOOR FRAME WITH ANGLED REAR SILL
Wabash National, L.P.	CA	Granted	2574568	2574568	19-Jan-2007	15-Apr-2014	INTEGRATED REAR IMPACT GUARD AND PINTLE HOOK ASSEMBLY
Wabash National, L.P.	MX	Granted	MXa2007010483	275443	27-Aug-2007	23-Apr-2010	INTEGRATED REAR IMPACT GUARD AND PINTLE HOOK ASSEMBLY
Wabash National, L.P.	US	Granted	11/625908	7527309	23-Jan-2007	05-May-2009	INTEGRATED REAR IMPACT GUARD AND PINTLE HOOK ASSEMBLY
Wabash National, L.P.	CA	Granted	2604282	2604282	26-Sep-2007	12-Nov-2013	COMPOSITE PANEL FOR A TRAILER WALL
Wabash National, L.P.	MX	Granted	MXa2007011860	277226	24-Sep-2007	13-Jul-2010	COMPOSITE PANEL FOR A TRAILER WALL
Wabash National, L.P.	US	Granted	11/859014	7722112	21-Sep-2007	25-May-2010	COMPOSITE PANEL FOR A TRAILER WALL
Wabash National, L.P.	CA	Granted	129512	129512	04-Feb-2009	23-Jun-2010	SKYLIGHT
Wabash National, L.P.	CA	Granted	2706474	2706474	21-Jan-2009	22-Apr-2014	VEHICLE SKYLIGHT AND METHOD FOR INSTALLING SAME
Wabash National, L.P.	MX	Granted	MXa2010005687	305710	21-Jan-2009	30-Nov-2012	VEHICLE SKYLIGHT AND METHOD FOR INSTALLING SAME
Wabash National, L.P.	US	Granted	12/357204	7878574	21-Jan-2009	01-Feb-2011	VEHICLE SKYLIGHT AND METHOD FOR INSTALLING SAME
Wabash National, L.P.	US	Granted	29/322402	D619505	04-Aug-2008	13-Jul-2010	SKYLIGHT
Wabash National, L.P.	CA	Granted	2953523	2953523	28-Oct-2008	17-Jul-2018	MULTI-LAYER HOLD DOWN ASSEMBLY
Wabash National, L.P.	CA	Granted	2695743	2695743	28-Oct-2008	14-Mar-2017	MULTI-LAYER HOLD DOWN ASSEMBLY
Wabash National, L.P.	CN	Granted	2008801146802	ZL200880114680.2	28-Oct-2008	22-May-2013	MULTI-LAYER HOLD DOWN ASSEMBLY
Wabash National, L.P.	MX	Granted	MX/a/2012/014823	319801	14-Dec-2012	30-Apr-2014	MULTI-LAYER HOLD DOWN ASSEMBLY
Wabash National, L.P.	MX	Granted	MX/a/2010001810	307990	28-Oct-2008	15-Mar-2013	MULTI-LAYER HOLD DOWN ASSEMBLY
Wabash National, L.P.	US	Granted	12/259440	8079793	28-Oct-2008	20-Dec-2011	MULTI-LAYER HOLD DOWN ASSEMBLY
Wabash National, L.P.	US	Granted	13/297,986	8662804	16-Nov-2011	04-Mar-2014	MULTI-LAYER HOLD DOWN ASSEMBLY
Wabash National, L.P.	US	Granted	29/297593	D573874	14-Nov-2007	29-Jul-2008	HOLD DOWN DEVICE
Wabash National, L.P.	US	Granted	14/156,518	8,956,094	16-Jan-2014	17-Feb-2015	MULTI-LAYER HOLD DOWN ASSEMBLY
Wabash National, L.P.	US	Published	15/912,970		06-Mar-2018		COMPOSITE PANEL HAVING PERFORATED FOAM CORE AND METHOD OF MAKING THE SAME
Wabash National, L.P.	US	Granted	14/454,097	9,908,315	07-Aug-2014	06-Mar-2018	COMPOSITE PANEL HAVING PERFORATED FOAM CORE AND METHOD OF MAKING THE SAME
Wabash National, L.P.	CA	Published	2748616		09-Aug-2011		COMPOSITE PANEL HAVING PERFORATED FOAM CORE
Wabash National, L.P.	MX	Granted	MX/a/2011/008411	352991	09-Aug-2011	15-Dec-2017	COMPOSITE PANEL HAVING PERFORATED FOAM CORE
Wabash National, L.P.	CA	Granted	2717603	2717603	10-Mar-2009	21-Jun-2016	METHOD FOR MOUNTING LOGISTICS STRIPS TO AN INNER SURFACE OF A STORAGE CONTAINER WALL
Wabash National, L.P.	MX	Granted	MXa2010009591	313483	10-Mar-2009	20-Sep-2013	METHOD FOR MOUNTING LOGISTICS STRIPS TO AN INNER SURFACE OF A STORAGE CONTAINER WALL
Wabash National, L.P.	US	Granted	12/400978	8016527	10-Mar-2009	13-Sep-2011	METHOD FOR MOUNTING LOGISTICS STRIPS TO AN INNER SURFACE OF A STORAGE CONTAINER SIDEWALL
Wabash National, L.P.	US	Granted	13/204,977	8506221	08-Aug-2011	13-Aug-2013	METHOD FOR MOUNTING LOGISTICS STRIPS TO AN INNER SURFACE OF A STORAGE CONTAINER WALL
Wabash National, L.P.	CA	Granted	2718131	2718131	18-Mar-2009	06-Jun-2017	DOOR LOCKING ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	MX	Granted	MXa2010009606	315738	18-Mar-2009	26-Nov-2013	DOOR LOCKING ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	US	Granted	12/406,563	8231150	18-Mar-2009	31-Jul-2012	DOOR LOCKING ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	US	Granted	13/537,794	8720957	29-Jun-2012	13-May-2014	DOOR LOCKING ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	US	Granted	14/225,576	9,284,756	26-Mar-2014	15-Mar-2016	DOOR LOCKING ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	US	Granted	15/012,154	9,863,173	01-Feb-2016	09-Jan-2018	DOOR LOCKING ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	CA	Granted	2657870	2657870	11-Mar-2009	29-Dec-2015	ROOF ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	MX	Granted	MXa2009002761	306887	12-Mar-2009	21-Jan-2013	ROOF ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	US	Granted	12/400384	8025331	09-Mar-2009	27-Sep-2011	ROOF ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	MX	Pending	MX/a/2017/000653		30-Jul-2014		SIDE SKIRT AND SIDE UNDERRIDE CABLE SYSTEM FOR A TRAILER
Wabash National, L.P.	BR	Pending	Pl1010207-8		14-Oct-2011		SIDE SKIRT AND SIDE UNDERRIDE CABLE SYSTEM FOR A TRAILER
Wabash National, L.P.	CA	Published	2948802		15-Apr-2010		SIDE SKIRT AND SIDE UNDERRIDE CABLE SYSTEM FOR A TRAILER
Wabash National, L.P.	CA	Granted	2758500	2758500	15-Apr-2010	10-Jan-2017	SIDE SKIRT AND SIDE UNDERRIDE CABLE SYSTEM FOR A TRAILER
Wabash National, L.P.	EP	Granted	10765160.6	2419300	07-Oct-2011	23-Aug-2017	SIDE SKIRT AND SIDE UNDERRIDE CABLE SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2014/009254	345182	15-Apr-2010	19-Jan-2017	SIDE SKIRT AND SIDE UNDERRIDE CABLE SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2011/010739	322538	11-Oct-2011	04-Aug-2014	SIDE SKIRT AND SIDE UNDERRIDE CABLE SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	12/760798	8177286	15-Apr-2010	15-May-2012	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	12/760802	8162384	15-Apr-2010	24-Apr-2012	SIDE UNDERRIDE CABLE SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	14/049,851	8801078	09-Oct-2013	12-Aug-2014	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	13/448,931	8398150	17-Apr-2012	19-Mar-2013	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	13/741639	8579359	15-Jan-2013	12-Nov-2013	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	14/321,977	9199676	02-Jul-2014	01-Dec-2015	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	15/190,648	9,914,389	23-Jun-2016	13-Mar-2018	Theft Deterrent Vehicle Lamp Mount System
Wabash National, L.P.	CA	Published	2933891		23-Jun-2016		Theft Deterrent Vehicle Lamp Mount System
Wabash National, L.P.	MX	Pending	MX/a/2016/008513		24-Jun-2016		Theft Deterrent Vehicle Lamp Mount System
Wabash National, L.P.	AR	Published	20100102156		18-Jun-2010		SEMI-TRAILER FOR TRANSPORTING CIRCULAR OBJECTS
Wabash National, L.P.	AU	Granted	2010260122	2010260122	17-Jun-2010	08-May-2014	SEMI-TRAILER FOR TRANSPORTING CIRCULAR OBJECTS
Wabash National, L.P.	BO	Pending	SP-00176-10		18-Jun-2010		SEMI-TRAILER FOR TRANSPORTING CIRCULAR OBJECTS
Wabash National, L.P.	CA	Granted	2763798	2,763,798	16-Jun-2010	09-Feb-2016	SEMI-TRAILER FOR TRANSPORTING CIRCULAR OBJECTS
Wabash National, L.P.	US	Granted	12/816740	8220817	16-Jun-2010	17-Jul-2012	SEMI-TRAILER FOR TRANSPORTING CIRCULAR OBJECTS
Wabash National, L.P.	US	Granted	13/526,050	8,434,778	18-Jun-2012	07-May-2013	SEMI-TRAILER FOR TRANSPORTING CIRCULAR OBJECTS
Wabash National, L.P.	VE	Pending	10-00982		18-Jun-2010		SEMI-TRAILER FOR TRANSPORTING CIRCULAR OBJECTS
Wabash National, L.P.	ZA	Granted	2011/08995	2011/08995	17-Jun-2010	28-May-2014	SEMI-TRAILER FOR TRANSPORTING CIRCULAR OBJECTS
Wabash National, L.P.	CA	Granted	2766863	2766863	01-Feb-2012	17-Jul-2018	Visual Indicator and Assembly For a Tractor Trailer
Wabash National, L.P.	US	Granted	12/793,132	9,649,975	03-Jun-2010	16-May-2017	Visual Indicator Adaptor and Assembly For a Tractor Trailer
Wabash National, L.P.	CA	Granted	2706141	2706141	04-Jun-2010	06-Feb-2018	VISUAL SIGNALING INDICATOR AND ASSEMBLY FOR A TRACTOR TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2010/006189	319187	04-Jun-2010	09-Apr-2014	VISUAL SIGNALING INDICATOR AND ASSEMBLY FOR A TRACTOR TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2012/001564	321920	03-Feb-2012	11-Jul-2014	VISUAL SIGNALING INDICATOR AND ASSEMBLY FO RA TRACTOR TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2013/010851	348014	04-Jun-2010	23-May-2017	VISUAL INDICATOR ADAPTOR AND ASSEMBLY FOR A TRACTOR TRAILER
Wabash National, L.P.	US	Granted	13/023,206	8653957	08-Feb-2011	18-Feb-2014	VISUAL INDICATOR ADAPTOR AND ASSEMBLY FOR A TRACTOR TRAILER
Wabash National, L.P.	CA	Granted	2740523	2740523	19-May-2011	08-Nov-2016	OVERHEAD DOOR ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	MX	Granted	MX/a/2011/005557	335244	25-May-2011	30-Nov-2015	OVERHEAD DOOR ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	US	Granted	13/113144	8528622	23-May-2011	10-Sep-2013	OVERHEAD DOOR ASSEMBLY FOR A STORAGE CONTAINER
Wabash National, L.P.	US	Granted	13/301,471	9,296,280	21-Nov-2011	29-Mar-2016	Hinged Bottom Roller Assembly And Counterbalance Mechanism For Overhead Door
Wabash National, L.P.	CA	Granted	2818655	2818655	21-Nov-2011	03-Jul-2018	HINGED BOTTOM ROLLER ASSEMBLY AND COUNTERBALANCE MECHANISM FOR OVERHEAD DOOR
Wabash National, L.P.	MX	Granted	MX/a/2016/007223	339726	02-Jun-2016	07-Jun-2016	HINGED BOTTOM ROLLER ASSEMBLY AND COUNTERBALANCE MECHANISM FOR OVERHEAD DOOR
Wabash National, L.P.	MX	Granted	MX/a/2013/05676	339726	21-Nov-2011	07-Jun-2016	HINGED BOTTOM ROLLER ASSEMBLY AND COUNTERBALANCE MECHANISM FOR OVERHEAD DOOR
Wabash National, L.P.	US	Granted	13/301,471	9296280	21-Nov-2011	29-Mar-2016	HINGED BOTTOM ROLLER ASSEMBLY AND COUNTERBALANCE MECHANISM FOR OVERHEAD DOOR
Wabash National, L.P.	US	Published	15/048,245		19-Feb-2016		HINGED BOTTOM ROLLER ASSEMBLY AND COUNTERBALANCE MECHANISM FOR OVERHEAD DOOR
Wabash National, L.P.	CA	Granted	2763094	2763094	03-Jan-2012	24-Jul-2018	FIBER-REINFORCED FLOOR SYSTEM
Wabash National, L.P.	MX	Granted	MX/a/2012/000350	342711	04-Jan-2012	10-Oct-2016	FIBER-REINFORCED FLOOR SYSTEM
Wabash National, L.P.	US	Granted	13/331,419	8696048	20-Dec-2011	15-Apr-2014	FIBER-REINFORCED FLOOR SYSTEM
Wabash National, L.P.	CA	Published	2794509		06-Nov-2012		BIASING AIR SUSPENSION SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2012/013275	330127	14-Nov-2012	18-May-2015	BIASING AIR SUSPENSION SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	13/662,958	8720938	29-Oct-2012	13-May-2014	BIASING AIR SUSPENSION SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	13/547,145	8876193	12-Jul-2012	04-Nov-2014	INNER WALL LINER FOR A REFRIGERATED TRAILER WALL PANEL
Wabash National, L.P.	US	Granted	13/623,295	8562019	20-Sep-2012	22-Oct-2013	BUMPER BLOCK ASSEMBLY FOR A REAR BUMPER OF A TRAILER
Wabash National, L.P.	CA	Published	2830680		23-Oct-2013		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Pending	MX/a/2016/003542		28-Oct-2013		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2013/012609	337874	28-Oct-2013	23-Mar-2016	AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	14/928,056	9,855,982	30-Oct-2015	02-Jan-2018	AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	14/049,506	9,199,673	09-Oct-2013	01-Dec-2015	AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	CA	Published	2809530		14-Mar-2013		SIDE RAIL OF A FLATBED TRAILER FOR USE WITH CARGO RESTRAINT DEVICES
Wabash National, L.P.	MX	Pending	MX/a/2016/005694		29-Apr-2016		SIDE RAIL OF A FLATBED TRAILER FOR USE WITH CARGO RESTRAINT DEVICES
Wabash National, L.P.	MX	Granted	MX/a/2013/002940	338842	14-Mar-2013	03-May-2016	SIDE RAIL OF A FLATBED TRAILER FOR USE WITH CARGO RESTRAINT DEVICES
Wabash National, L.P.	US	Granted	14/619,808	9434293	11-Feb-2015	06-Sep-2016	SIDE RAIL OF A FLATBED TRAILER FOR USE WITH CARGO RESTRAINT DEVICES
Wabash National, L.P.	US	Granted	15/229,527	9,637,042	05-Aug-2016	02-May-2017	SIDE RAIL OF A FLATBED TRAILER FOR USE WITH CARGO RESTRAINT DEVICES
Wabash National, L.P.	US	Granted	13/803,092	8985921	14-Mar-2013	24-Mar-2015	SIDE RAIL OF A FLATBED TRAILER FOR USE WITH CARGO RESTRAINT DEVICES
Wabash National, L.P.	CA	Published	2849696		24-Apr-2014		AERODYNAMIC REAR FAIRING SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2014/005065	355578	25-Apr-2014	23-Apr-2018	AERODYNAMIC REAR FAIRING SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	14/257,257	8973974	21-Apr-2014	10-Mar-2015	AERODYNAMIC REAR FAIRING SYSTEM FOR A TRAILER
Wabash National, L.P.	CA	Published	2830053		15-Oct-2013		INTERIOR DECK SYSTEM FOR A TRAILER OR OTHER STORAGE CONTAINER
Wabash National, L.P.	MX	Granted	MX/a/2013/012097	344814	16-Oct-2013	09-Jan-2017	INTERIOR DECK SYSTEM FOR A TRAILER OR OTHER STORAGE CONTAINER
Wabash National, L.P.	US	Granted	14/049914	8894122	09-Oct-2013	25-Nov-2014	INTERIOR DECK SYSTEM FOR A TRAILER OR OTHER STORAGE CONTAINER
Wabash National, L.P.	US	Granted	14/975,012	9,834,264	18-Dec-2015	05-Dec-2017	Upper Coupler Assembly
Wabash National, L.P.	CA	Published	2916111		21-Dec-2015		Upper Coupler Assembly
Wabash National, L.P.	MX	Pending	MX/a/2015/018020		21-Dec-2015		Upper Coupler Assembly
Wabash National, L.P.	US	Granted	14/819,881	9,394,010	06-Aug-2015	19-Jul-2016	Logistics Post
Wabash National, L.P.	US	Granted	14/645,095	9,566,923	11-Mar-2015	14-Feb-2017	Rear Impact Guard
Wabash National, L.P.	US	Granted	15/384,812	10,053,037	20-Dec-2016	21-Aug-2018	Rear Impact Guard
Wabash National, L.P.	US	Granted	15/267,362	10,035,483	16-Sep-2016	31-Jul-2018	Rear Impact Guard
Wabash National, L.P.	US	Published	16/050,293		31-Jul-2018		Rear Impact Guard
Wabash National, L.P.	US	Published	16/107,451		21-Aug-2018		Rear Impact Guard
Wabash National, L.P.	CA	Published	2884516		11-Mar-2015		Rear Impact Guard
Wabash National, L.P.	CA	Published	2942098		15-Sep-2016		Rear Impact Guard
Wabash National, L.P.	MX	Pending	MX/a/2015/003263		11-Mar-2015		Rear Impact Guard
Wabash National, L.P.	MX	Pending	MX/a/2016/012090		19-Sep-2016		Rear Impact Guard
Wabash National, L.P.	US	Granted	14/812,710	9,550,533	29-Jul-2015	24-Jan-2017	Mud Flap Assembly
Wabash National, L.P.	CA	Published	2859148		13-Aug-2014		SIDE SKIRT SYSTEM FOR REDUCING DRAG
Wabash National, L.P.	MX	Granted	MX/a/2014/009848	354689	14-Aug-2014	15-Mar-2018	SIDE SKIRT SYSTEM FOR REDUCING DRAFT
Wabash National, L.P.	US	Granted	14/457,222	9,919,750	12-Aug-2014	20-Mar-2018	SIDE SKIRT SYSTEM FOR REDUCING DRAG
Wabash National, L.P.	US	Granted	14/470,461	9242591	27-Aug-2014	26-Jan-2016	INSERT FOR LOGISTICS SLOT IN LOGISTICS STRIP ASSEMBLY
Wabash National, L.P.	US	Granted	14/620,517	9,580,119	12-Feb-2015	28-Feb-2017	GALVANIZED UPPER COUPLER ASSEMBLY
Wabash National, L.P.	US	Published	15/403,607		11-Jan-2017		GALVANIZED UPPER COUPLER ASSEMBLY
Wabash National, L.P.	CA	Published	2881657		12-Feb-2015		GALVANIZED UPPER COUPLER ASSEMBLY
Wabash National, L.P.	MX	Published	MX/a/2015/001944		12-Feb-2015		GALVANIZED UPPER COUPLER ASSEMBLY
Wabash National, L.P.	CA	Published	2881500		11-Feb-2015		COMPOSITE WOOD FLOORING AND METHOD OF MAKING THE SAME
Wabash National, L.P.	MX	Granted	MX/a/2015/001839	350177	09-Feb-2015	29-Aug-2017	COMPOSITE WOOD FLOORING AND METHOD OF MAKING THE SAME
Wabash National, L.P.	US	Published	15/658,739		25-Jul-2017		COMPOSITE WOOD FLOORING AND METHOD OF MAKING THE SAME
Wabash National, L.P.	US	Granted	14/615,927	9,744,753	06-Feb-2015	29-Aug-2017	COMPOSITE WOOD FLOORING AND METHOD OF MAKING THE SAME
Wabash National, L.P.	CA	Published	2980863		29-Sep-2017		OVERHEAD DOOR ROTATING SEAL
Wabash National, L.P.	US	Published	15/715,867		26-Sep-2017		OVERHEAD DOOR ROTATING SEAL
Wabash National, L.P.	MX	Pending	MX/a/2017/012676		29-Sep-2017		OVERHEAD DOOR ROTATING SEAL
Wabash National, L.P.	CA	Published	2912490		19-Nov-2015		BASE RAIL WITH BUMPER GUARD FOR A TRAILER
Wabash National, L.P.	MX	Pending	MX/a/2015/016623		02-Dec-2015		BASE RAIL WITH BUMPER GUARD FOR A TRAILER
Wabash National, L.P.	US	Granted	14/956,452	9,802,662	02-Dec-2015	31-Oct-2017	BASE RAIL WITH BUMPER GUARD FOR A TRAILER
Wabash National, L.P.	CA	Granted	2884510	2884510	11-Mar-2015	11-Sep-2015	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2015/003178	355798	11-Mar-2015	30-Apr-2018	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	15/200,628	9,919,749	01-Jul-2016	20-Mar-2018	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	14/644,508	9409610	11-Mar-2015	09-Aug-2016	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	14/969,987	9,896,223	15-Dec-2015	20-Feb-2018	Pump Systems For Controlling Pressure Loads
Wabash National, L.P.	CA	Published	2891265		13-May-2015		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Granted	MX/a/2015/006063	358635	13-May-2015	29-Aug-2018	AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	14/709,980	9,616,944	12-May-2015	11-Apr-2017	AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	CA	Published	2943500		28-Sep-2016		Insulated Transportation Trailer
Wabash National, L.P.	MX	Pending	MX/a/2016/012943		30-Sep-2016		Insulated Transportation Trailer
Wabash National, L.P.	US	Published	15/278,536		28-Sep-2016		Insulated Transportation Trailer
Wabash National, L.P.	US	Granted	15/161,583	10,099,729	23-May-2016	16-Oct-2018	Nose Gap Reducers For Trailers
Wabash National, L.P.	CA	Published	2901497		24-Aug-2015		Nose Gap Reducers For Trailers
Wabash National, L.P.	MX	Pending	MX/a/2015/011112		26-Aug-2015		Nose Gap Reducers For Trailers
Wabash National, L.P.	CA	Published	2902607		31-Aug-2015		Landing Gear Aero Skirt
Wabash National, L.P.	MX	Pending	MX/a/2015/011331		31-Aug-2015		Landing Gear Aero Skirt
Wabash National, L.P.	CA	Published	2910650		28-Oct-2015		SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Pending	MX/a/2015/015082		28-Oct-2015		SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	14/923,610	9,688,320	27-Oct-2015	27-Jun-2017	SIDE SKIRT SYSTEM FOR A TRAILER
Wabash National, L.P.	CA	Published	2921058		16-Feb-2016		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Pending	MX/a/2016/002088		16-Feb-2016		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	15/044,220	9,950,752	16-Feb-2016	24-Apr-2018	AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	CA	Published	2943929		30-Sep-2016		Trailer Conveyor System
Wabash National, L.P.	US	Published	15/441,554		24-Feb-2017		TRAILER CONVEYOR SYSTEM AND SPRING HINGE FOR A LOAD DECK PANEL
Wabash National, L.P.	US	Published	15/279,802		29-Sep-2016		Trailer Conveyor System
Wabash National, L.P.	MX	Pending	MX/a/2016/012942		30-Sep-2016		TRAILER CONVEYER SYSTEM
Wabash National, L.P.	US	Published	15/689,913		29-Aug-2017		FLOOR ASSEMBLY AND FLOOR SECURING APPARATUS
Wabash National, L.P.	US	Granted	15/406,343	9,776,674	13-Jan-2017	03-Oct-2017	AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	CA	Published	2990648		03-Jan-2018		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Pending	MX/a/2018/000322		09-Jan-2018		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Published	15/690,891		30-Aug-2017		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	CA	Published	2928493		29-Apr-2016		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	MX	Pending	MX/a/2016/005692		28-Apr-2016		AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	US	Granted	15/141,409	9,834,262	28-Apr-2016	05-Dec-2017	AERODYNAMIC REAR DRAG REDUCTION SYSTEM FOR A TRAILER
Wabash National, L.P.	WO	Published	US2018/015984		30-Jan-2018		COMPOSITE CORE WITH REINFORCED AREAS AND METHOD
Wabash National, L.P.	US	Published	15/786,827		18-Oct-2017		COOLING SYSTEM FOR MOBILE BULK TANKS
Wabash National, L.P.	US	Published	15/447,808		02-Mar-2017		CARGO TANK ASSEMBLIES WITH GROUND LEVEL ACCESS
Wabash National, L.P.	CA	Published	2959888		03-Mar-2017		Cargo Tank Assemblies with Ground Level Access
Wabash National, L.P.	CA	Published	2980861		29-Sep-2017		SKIRT SYSTEM MOUNT BRACKET ASSEMBLY
Wabash National, L.P.	US	Published	15/716,672		27-Sep-2017		SKIRT SYSTEM MOUNT BRACKET ASSEMBLY
Wabash National, L.P.	MX	Pending	MX/a/2017/012675		29-Sep-2017		SKIRT SYSTEM MOUNT BRACKET ASSEMBLY
Wabash National, L.P.	CA	Published	2943937		30-Sep-2016		A Base for a Modular Shipping Container
Wabash National, L.P.	MX	Pending	MX/a/2016/012944		30-Sep-2016		A BASE FOR A MODULAR SHIPPING CONTAINER
Wabash National, L.P.	US	Published	15/280,510		29-Sep-2016		BASE FOR A MODULAR SHIPPING CONTAINER
Wabash National, L.P.	CA	Published	2943940		30-Sep-2016		A Roof for a Modular Shipping Container
Wabash National, L.P.	MX	Pending	MX/a/2016/012946		30-Sep-2016		A ROOF FOR A MODULAR SHIPPING CONTAINER
Wabash National, L.P.	US	Published	15/280,583		29-Sep-2016		ROOF FOR A MODULAR SHIPPING CONTAINER
Wabash National, L.P.	CA	Published	2943924		30-Sep-2016		A SIDE WALL ASSEMBLY FOR A MODULAR SHIPPING CONTAINER
Wabash National, L.P.	MX	Pending	MX/a/2016/012945		30-Sep-2016		A SIDE WALL ASSEMBLY FOR A MODULAR SHIPPING CONTAINER
Wabash National, L.P.	US	Published	15/280,696		29-Sep-2016		SIDE WALL ASSEMBLY FOR A MODULAR SHIPPING CONTAINER
Wabash National, L.P.	US	Published	15/610,949		01-Jun-2017		Load Regulated Tire Inflation System
Wabash National, L.P.	CA	Published	2969447		02-Jun-2017		Load Regulated Tire Inflation System
Wabash National, L.P.	MX	Pending	MX/a/2017/007038		05-Jun-2017		LOAD REGULATED TIRE INFLATION SYSTEM
Wabash National, L.P.	US	Published	15/881,233		26-Jan-2018		Single Shear Fastener Stabilizer
Wabash National, L.P.	CA	Published	2986177		20-Nov-2017		COMPOSITE CORE WITH REINFORCED PLASTIC STRIPS AND METHOD THEREOF
Wabash National, L.P.	US	Published	15/818,033		20-Nov-2017		COMPOSITE CORE WITH REINFORCED PLASTIC STRIPS AND METHOD THEREOF
Wabash National, L.P.	MX	Pending	MX/a/2017/014933		21-Nov-2017		COMPOSITE CORE WITH REINFORCED PLASTIC STRIPS AND METHOD THEREOF
Wabash National, L.P.	US	Published	15/716,877		27-Sep-2017		INTEGRATED TIRE INFLATION VALVE
Wabash National, L.P.	WO	Published	US2018/018151		14-Feb-2018		HYBRID COMPOSITE PANEL AND METHOD
Wabash National, L.P.	CA	Published	2995252		14-Feb-2018		LOGISTIC RAIL ASSEMBLY FOR A COMPOSITE PANEL
Wabash National, L.P.	US	Published	15/896,186		14-Feb-2018		LOGISTIC RAIL ASSEMBLY FOR A COMPOSITE PANEL
Wabash National, L.P.	MX	Pending	MX/a/2018/001938		14-Feb-2018		LOGISTIC RAIL ASSEMBLY FOR A COMPOSITE PANEL
Wabash National, L.P.	US	Granted	29/586,489	D833,921	05-Dec-2016	20-Nov-2018	TRACTOR TRAILER LANDING GEAR ASSEMBLY WITH GALVANIZED SURFACE TREATMENT
Wabash National, L.P.	CA	Published	2985921		17-Nov-2017		HOLLOW SHANK RIVET AND RIVET COUPLING METHOD
Wabash National, L.P.	US	Published	15/815,003		16-Nov-2017		HOLLOW SHANK RIVET AND RIVET COUPLING METHOD
Wabash National, L.P.	MX	Pending	MX/a/2017/014866		17-Nov-2017		HOLLOW SHANK RIVET AND RIVET COUPLING METHOD
Wabash National, L.P.	CA	Published	2988494		12-Dec-2017		OVERHEAD DOOR HEADER WITH MAXIMUM CLEARANCE
Wabash National, L.P.	US	Published	15/837,581		11-Dec-2017		OVERHEAD DOOR HEADER WITH MAXIMUM CLEARANCE
Wabash National, L.P.	MX	Pending	MX/a/2017/016446		15-Dec-2017		OVERHEAD DOOR HEADER WITH MAXIMUM CLEARANCE
Wabash National, L.P.	MX	Pending	MX/a/2018/004888		20-Apr-2018		Side Underride Guard
Wabash National, L.P.	US	Published	15/955,209		17-Apr-2018		Side Underride Guard
Wabash National, L.P.	CA	Published	3002195		19-Apr-2018		Side Underride Guard
Wabash National, L.P.	MX	Pending	MX/a/2018/010603		31-Aug-2018		DEVICE FOR IN-CONTAINER OPERATIONS
Wabash National, L.P.	US	Pending	16/117,242		30-Aug-2018		DEVICE FOR IN-CONTAINER OPERATIONS
Wabash National, L.P.	CA	Pending	3015806		29-Aug-2018		REAR IMPACT GUARD FOR A TANK TRAILER
Wabash National, L.P.	MX	Pending	MX/a/2018/010396		29-Aug-2018		REAR IMPACT GUARD FOR A TANK TRAILER
Wabash National, L.P.	US	Pending	16/115,245		28-Aug-2018		REAR IMPACT GUARD FOR A TANK TRAILER
Wabash National, L.P.	CA	Pending	3017256		13-Sep-2018		SIDE UNDERRIDE GUARD
Wabash National, L.P.	US	Pending	16/130,248		13-Sep-2018		SIDE UNDERRIDE GUARD
Wabash National, L.P.	MX	Pending	MX/a/2018/011178		13-Sep-2018		SIDE UNDERRIDE GUARD
Wabash National, L.P.	US	Pending	62/627,093		06-Feb-2018		INTERLOCKING COMPOSITE CORE AND METHOD
Wabash National, L.P.	US	Pending	62/728,422		07-Sep-2018		VACUUM FORMING TOOL AND METHOD OF PRODUCING
Wabash National, L.P.	US	Pending	62/728,423		07-Sep-2018		EXTRUDED AND FOLDED HONEYCOMB AND METHOD THEREOF
Wabash National, L.P.	US	Pending	62/633,313		21-Feb-2018		SIDE UNDERRIDE GUARD
Wabash National, L.P.	US	Pending	62/755,015		02-Nov-2018		SHIPLAP BONDING SYSTEM AND METHOD
Wabash National, L.P.	US	Granted	11/039,358	7,553,435	19-Jan-2005	30-Jun-2009	METHOD AND APPARATUS FOR MOLDING COMPOSITE ARTICLES
Wabash National, L.P.	US	Granted	10/118,589	6,994,051	08-Apr-2002	07-Feb-2006	BOAT AND METHOD FOR MANUFACTURING USING RESIN TRANSFER MOLDING
Wabash National, L.P.	US	Granted	11/288,646	7,156,043	28-Nov-2005	02-Jan-2007	BOAT AND METHOD FOR MANUFACTURING USING RESIN TRANSFER MOLDING
Wabash National, L.P.	US	Granted	11/561,974	7,373,896	21-Nov-2006	20-May-2008	BOAT AND METHOD FOR MANUFACTURING USING RESIN TRANSFER MOLDING
Wabash National, L.P.	US	Granted	12/123,627	7,533,626	20-May-2008	19-May-2009	BOAT AND METHOD FOR MANUFACTURING USING RESIN TRANSFER MOLDING
Wabash National, L.P.	US	Granted	09/664,019	6,367,406	19-Sep-2000	09-Apr-2002	BOAT AND METHOD FOR MANUFACTURING USING RESIN TRANSFER MOLDING
Wabash National, L.P.	US	Granted	12/658,981	7,875,225	17-Feb-2010	25-Jan-2011	METHOD FOR MANUFACTURING A GLASS FIBER REINFORCED ARTICLE; AND A GLASS FIBER REINFORCED ARTICLE
Wabash National, L.P.	US	Granted	13/012,232	8,147,741	24-Jan-2011	03-Apr-2012	METHOD FOR MANUFACTURING A GLASS FIBER REINFORCED ARTICLE; AND A GLASS FIBER REINFORCED ARTICLE
Wabash National, L.P.	US	Granted	11/770,866	7,691,311	29-Jun-2007	06-Apr-2010	METHOD FOR MANUFACTURING A GLASS FIBER REINFORCED ARTICLE; AND A GLASS FIBER REINFORCED ARTICLE
Wabash National, L.P.	US	Granted	12/872,918	8,845,947	31-Aug-2010	30-Sep-2014	METHOD AND APPARATUS FOR MOLDING COMPOSITE ARTICLES
Wabash National, L.P.	US	Granted	12/009,636	7,785,518	18-Jan-2008	31-Aug-2010	METHOD AND APPARATUS FOR MOLDING COMPOSITE ARTICLES
Wabash National, L.P.	MX	Granted	PAa2002002776	235246	15-Sep-2000	27-Mar-2006	COMPOSITE JOINT CONFIGURATION
Wabash National, L.P.	US	Granted	09/397810	6199939	17-Sep-1999	13-Mar-2001	COMPOSITE JOINT CONFIGURATION
Wabash National, L.P.	CA	Granted	2361169	2361169	02-Nov-2001	06-Oct-2009	DOOR LOCK FOR A SEMI-TRAILER
Wabash National, L.P.	MX	Granted	PAa2001011515	249171	12-Nov-2001	19-Sep-2007	DOOR LOCK FOR A SEMI-TRAILER
Wabash National, L.P.	US	Granted	09/982289	6886870	17-Oct-2001	03-May-2005	DOOR LOCK FOR A SEMI-TRAILER
Wabash National, L.P.	CA	Granted	2363379	2363379	15-Nov-2001	29-Jan-2008	METHOD OF ATTACHING A LOGISTICS RAIL TO A TRAILER SIDE WALL
Wabash National, L.P.	MX	Granted	PAa2001011809	230209	15-Nov-2001	30-Aug-2005	METHOD OF ATTACHING A LOGISTICS RAIL TO A TRAILER SIDE WALL
Wabash National, L.P.	US	Granted	09/998840	6662424	15-Nov-2001	16-Dec-2003	METHOD OF ATTACHING A LOGISTICS RAIL TO A TRAILER SIDE WALL
Wabash National, L.P.	CA	Granted	2355755	2355755	23-Aug-2001	14-Feb-2006	SEVEN-WAY TRAILER CONNECTOR
Wabash National, L.P.	MX	Granted	PAa2001008555	229853	23-Aug-2001	09-Aug-2005	SEVEN-WAY TRAILER CONNECTOR
Wabash National, L.P.	US	Granted	09/645838	6450833	25-Aug-2000	17-Sep-2002	SEVEN-WAY TRAILER CONNECTOR
Wabash National, L.P.	MX	Granted	PAa2001008171	222456	13-Aug-2001	02-Sep-2004	BRAKE LAMP ILLUMINATION ON A TRAILER BY SENSING WHEEL SPEED DECELERATION
Wabash National, L.P.	US	Granted	10/632325	6870473	01-Aug-2003	22-Mar-2005	CORNER-POST MOUNTED, STATUS LIGHT DISPLAY FOR A SEMI-TRAILER
Wabash National, L.P.	US	Granted	10/192913	6824341	10-Jul-2002	30-Nov-2004	INTEGRATED ANCHORING SYSTEM AND COMPOSITE PLATE FOR A TRAILER SIDE WALL JOINT
Wabash National, L.P.	US	Granted	10/999090	7134820	29-Nov-2004	14-Nov-2006	INTEGRATED ANCHORING SYSTEM AND COMPOSITE PLATE FOR A TRAILER SIDE WALL JOINT
Wabash National, L.P.	CA	Granted	2456467	2456467	30-Jan-2004	13-Mar-2007	SIDEWALL OF A SEMI-TRAILER HAVING A HIGH BASERAIL
Wabash National, L.P.	MX	Granted	PAa2004/00098	244493	30-Jan-2004	27-Mar-2007	SIDEWALL OF A SEMI-TRAILER HAVING A HIGH BASERAIL
Wabash National, L.P.	US	Granted	10/762738	7114762	22-Jan-2004	03-Oct-2006	SIDEWALL OF A SEMI-TRAILER HAVING A HIGH BASERAIL
Wabash National, L.P.	US	Granted	12/503234	8,006,386	15-Jul-2009	30-Aug-2011	METHOD OF MAKING A ONE-PIECE SIDEWALL LINER WITH LOGISTIC SLOT
Wabash National, L.P.	CA	Granted	2611344	2611344	21-Nov-2007	06-Oct-2015	INSULATING SHEET AND REFRIGERATED TRAILER COMPONENTS FORMED FROM SAME
Wabash National, L.P.	MX	Granted	MXa2007014541	308037	20-Nov-2007	19-Mar-2013	INSULATING SHEET AND REFRIGERATED TRAILER COMPONENTS FORMED FROM SAME
Wabash National, L.P.	US	Granted	11/943022	8375656	20-Nov-2007	19-Feb-2013	INSULATING SHEET AND REFRIGERATED TRAILER COMPONENTS FORMED FROM SAME

Title	Owner	Country	Case Status	Application No.	Filing Date	Registration No.	Registration Date
COMPOSITE REFRIGERATED TRUCK BODY AND METHOD OF MAKING THE SAME	Wabash National, L.P.	US (Prov)	Converted	62/119,460	2/23/2015
		US (Prov)	Converted	62/235,166	9/30/2015
		US (Prov)	Converted	62/245,227	10/22/2015
		PCT	Completed	PCT/US2016/019100	2/23/2016
		AU	Pending	2016222917	8/15/2017
		CA	Pending	2,977,131	8/17/2017
		MX	Pending	MX/a/2017/010504	8/15/2017
		US	Pending	15/550,366	8/10/2017
JOINING A SUSPENSION ASSEMBLY TO A COMPOSITE TRAILER STRUCTURE	Wabash National, L.P.	US (Prov)	Converted	62/215,660	9/8/2015
		PCT	Completed	PCT/US2016/50510	9/7/2016
		CA	Pending	2,997,908	3/7/2018
		MX	Pending	MX/a/2018/002939	3/8/2018
		US	Pending	15/758,338	3/7/2018
JOINING A RAIL MEMBER TO A COMPOSITE TRAILER STRUCTURE	Wabash National, L.P.	US (Prov)	Converted	62/215,671	9/8/2015
		PCT	Completed	PCT/US2016/050509	9/7/2016
		CA	Pending	2,997,903	3/7/2018
		MX	Pending	MX/a/2018/002946	3/8/2018
		US	Pending	15/758,341	3/7/2018
ALUMINUM EXTRUSIONS FOR CONSTRUCTION OF COMPOSITE OR FIBERGLASS MOLDS	Wabash National, L.P.	US (Prov)	Converted	62/245,503	10/23/2015
		CA	Pending	2,946,030	10/21/2016
		MX	Pending	MX/a/2016/013715	10/19/2016
		US	Pending	15/299,810	10/21/2016
COMPOSITE REFRIGERATED SEMI TRAILER AND METHOD OF MAKING THE SAME	Wabash National, L.P.	US (Prov)	Converted	62/299,265	2/24/2016
		CA	Pending	2,958,838	2/23/2017
		MX	Pending	MX/a/2017/002432	2/23/2017
		US	Pending	15/438,667	2/21/2017
COMPOSITE FLOOR FOR A DRY TRUCK BODY	Wabash National, L.P.	US (Prov)	Converted	62/299,308	2/24/2016
		CA	Pending	2,958,805	2/23/2017
		MX	Pending	MX/a/2017/002431	2/23/2017
		US	Pending	15/437,290	2/20/2017
COMPOSITE FLOOR STRUCTURE AND METHOD OF MAKING THE SAME	Wabash National, L.P.	US (Prov)	Converted	62/299,215	2/24/2016
		CA	Pending	2,958,837	2/23/2017
		MX	Pending	MX/a/2017/002434	2/23/2017
		US	Pending	15/439,662	2/22/2017
COMPOSITES FORMED FROM CO-CURE ADHESIVE	Wabash National, L.P.	US (Prov)	Converted	62/357,045	6/30/2016
		CA	Pending	2,958,839	2/23/2017
		MX	Pending	MX/a/2017/002445	2/23/2017
		US	Pending	15/439,789	2/22/2017
MOUNTING BRACKET FOR A COMPOSITE TRUCK BODY FLOOR	Wabash National, L.P.	US (Prov)	Converted	62/382,095	8/31/2016
		US	Pending	15/686,903	8/25/2017
MOUNTING BRACKET FOR A TRUCK BODY AND METHOD FOR MOUNTING A COMPOSITE TRUCK BODY TO A CHASSIS	Wabash National, L.P.	US (Prov)	Converted	62/444,981	1/11/2017
		CA	Pending	2991480	1/10/2018
		MX	Pending	MX/a/2018/000469	1/11/2018
		US	Pending	15/867,227	1/10/2018
TRANSVERSE BEAM CONSTRUCTION FOR VEHICLE FLOOR	Wabash National, L.P.	US (Prov)	Converted	62/543,467	8/10/2017
		CA	Pending	3013741	8/9/2018
		MX	Pending	MX/a/2018/009693	8/8/2018
		US	Pending	16/100,276	8/10/2018
AIR CHUTE SYSTEM FOR REFRIGERATED VEHICLES	Wabash National, L.P.	US (Prov)	Abandoned	62/462,234	2/22/2017
COMPOSITE FLOOR STRUCTURE WITH EMBEDDED HARDPOINT CONNECTOR AND METHOD OF MAKING THE SAME	Wabash National, L.P.	US (Prov)	Converted	62/550,311	8/25/2017
		AU	Pending	2018220122	8/24/2018
		CA	Pending	3015252	8/24/2018
		MX	Pending	MX/a/2018/010290	8/24/2018
		US	Pending	16/111,726	8/24/2018
SLIDE RAIL ASSEMBLY AND LANDING GEAR ASSEMBLY WITH EMBEDDED HARDPOINT CONNECTORS	Wabash National, L.P.	US (Prov)	Pending	62/764,693	8/15/2018
LOW-PROFILE SLIDE RAIL ASSEMBLY WITH EMBEDDED HARD POINT CONNECTORS ("MAX CUBE")	Wabash National, L.P.	US (Prov)	Pending	62/725,594	8/31/2018
COMPOSITE FLOOR WITH INTEGRATED CONDUIT	Wabash National, L.P.	US (Prov)	Pending	62/748,857	10/22/2018
COMPOSITE STRUCTURAL PANEL AND METHOD OF FABRICATION ("Bridge Deck")	Wabash National, L.P.	US (Con)	Pending	16/189,026	11/13/2018

Trademark Name	Owner Name	Country	Status	B&T Matter	Classes / Goods	App. Number	Filing Date	Reg. Number	Reg. Date
BRENNER	Brenner Tank LLC	Canada	Registered	223893	CA 1 stainless steel, carbon steel, and aluminum tank trailers CA 2 tanker trailers	1074987	09/13/2000	602042	02/12/2004
BRENNER	Brenner Tank LLC	Mexico	Registered	223889	12 Int. stainless steel, carbon steel and aluminum tank trailers	455536	10/30/2000	697446	04/30/2001
SHAKERTANK	Brenner Tank LLC	United States of America	Registered	223890	12 Int. tankers	78-910314	06/16/2006	3478227	07/29/2008
BRENNER	Brenner Tank LLC	United States of America	Registered	223891	12 Int. tankers	77-514373	07/03/2008	3575671	02/17/2009
BRENNER	Brenner Tank LLC	United States of America	Registered	223894	12 Int. stainless steel, [carbon steel,] and aluminum tank trailers	76-051989	05/10/2000	2584454	06/25/2002

e extract TECHNOLOGY	Extract Technology Limited	China	Registered	238176
06 Int. transportable buildings of metal; buildings and building structures, prefabricated buildings, containment buildings, including those being in modular form; prefabricated buildings being laboratories; laboratories; contained environments for the manipulation and handling of pharmaceutical, chemical and hazardous materials; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; glove bag containment facilities; containment drums; parts, fittings, fixtures, components and furniture for any or all of the aforesaid goods in this class

07 Int. pallet staging areas, namely, conveyors

09 Int. scientific apparatus and instruments; glove boxes; isolators; barrier isolators; furniture especially made for laboratories; parts, fittings, fixtures, components and furniture for any or all of the aforesaid goods in this class

19 Int. non-metallic transportable buildings; buildings and building structures, prefabricated buildings, containment buildings, including those being in modular form; prefabricated buildings being laboratories; laboratories; contained environments for the manipulation and handling of pharmaceutical, chemical and hazardous materials; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; reactor containment booths made of glass; glove bag containment facilities; containment drums; parts, fittings, fixtures, components and furniture for any or all of the aforesaid goods in this class

22 Int. containment bags and sealing heads therefor; parts and fittings for any or all of the aforesaid goods in this class

 37 Int. building construction services; installing, commissioning, validating, and repairing services in relation to the following: buildings and building structures, prefabricated buildings, containment buildings, laboratories, contained environments for the manipulation and handling of pharmaceutical, chemical and hazardous materials, glove boxes, isolators, barrier isolators, pallet staging areas, containment booths, downflow containment booths, laminar flow containment booths, solvent control booths, reactor containment booths made of glass, containment bags and sealing heads therefor, glove bag containment facilities, and containment drums; consultancy, advisory and information services for or in relation to any or all of the aforementioned services in this class
						1258076	01/05/2015	1258076	01/05/2015
E EXTRACT TECHNOLOGY and Design	Extract Technology Limited	European Union	Registered	231384
06 Int. transportable buildings of metal; buildings and building structures, prefabricated buildings, containment buildings, including those being in modular form; prefabricated buildings being laboratories; laboratories; contained environments for the manipulation and handling of pharmaceutical, chemical and hazardous materials; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; glove bag containment facilities; containment drums; parts, fittings, fixtures, components and furniture for any or all of the aforesaid goods

07 Int. pallet staging areas, namely, conveyors

09 Int. scientific apparatus and instruments; glove boxes; isolators; barrier isolators; furniture especially made for laboratories; parts, fittings, fixtures, components and furniture for any or all of the aforesaid goods

19 Int. Non-metallic transportable buildings; buildings and building structures, prefabricated buildings, containment buildings, including those being in modular form; prefabricated buildings being laboratories; laboratories; contained environments for the manipulation and handling of pharmaceutical, chemical and hazardous materials; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; reactor containment booths made of glass; glove bag containment facilities; containment drums; parts, fittings, fixtures, components and furniture for any or all of the aforesaid goods

22 Int. Containment bags and sealing heads therefor; parts and fittings for any or all of the aforesaid goods

 37 Int. building construction services; installing, commissioning, validating, and repairing services in relation to the following: buildings and building structures, prefabricated buildings, containment buildings, laboratories, contained environments for the manipulation and handling of pharmaceutical, chemical and hazardous materials, glove boxes, isolators, barrier isolators, pallet staging areas, containment booths, downflow containment booths, laminar flow containment booths, solvent control booths, reactor containment booths made of glass, containment bags and sealing heads therefor, glove bag containment facilities, and containment drums; consultancy, advisory and information services for or in relation to any or all of the aforementioned services
						13056866	07/04/2014	13056866	07/04/2014
EXTRACT TECHNOLOGY	Extract Technology Limited	European Union	Registered	223247
06 Int. buildings and building structures, prefabricated buildings, containment buildings, all being in modular form; laboratories; contained environments for manipulation and handling of pharmaceutical, chemical, biotechnological and hazardous materials; glove boxes; isolators; barrier isolators; aseptic processing isolators; pallet staging areas; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; glove bag containment facilities; containment drums; all of the aforesaid goods in class 6 and parts, fittings and furniture for all of the aforesaid goods in class 6

19 Int. buildings and building structures; prefabricated buildings, containment buildings, all being in modular form; laboratories; contained environments for manipulation and handling of pharmaceutical, chemical, biotechnological and hazardous materials; glove boxes; isolators; barrier isolators; aseptic processing isolators; pallet staging areas; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; reactor containment booths made of glass; glove bag containment facilities; containment drums; all of the aforesaid goods in class 19 and parts, fittings and furniture for all of the aforesaid goods in class 19

22 Int. containment bags and sealing heads therefor

 37 Int. installing, commissioning, validating, and repairing the following; buildings and building structures, prefabricated buildings, containment buildings, all being in modular form; laboratories; contained environments for manipulation and handling of pharmaceutical, chemical, biotechnological and hazardous materials; glove boxes; isolators; barrier isolators; aseptic processing isolators; laminar flow containment booths; solvent control booths; reactor containment booths made of glass; containment bags and sealing heads therefor; glove bag containment facilities; containment drums
						002625606	03/21/2002	002625606	09/11/2003
EXTRACT TECHNOLOGY	Extract Technology Limited	Int'l Registration - Madrid Protocol	Registered	224666
06 Int. buildings and building structures, prefabricated buildings, containment buildings, all being in modular form; prefabricated buildings being laboratories; prefabricated buildings being contained environments for manipulation and handling of pharmaceutical, chemical and hazardous materials; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; glove bag containment facilities; containment drums; all of the aforesaid goods made of metal and included in this class and parts and fittings for all of the aforesaid goods in this class

09 Int. glove boxes; isolators; barrier isolators; pallet staging areas; furniture especially made for laboratories

19 Int. buildings and building structures, prefabricated buildings, containment buildings, all being in modular form; prefabricated buildings being laboratories; prefabricated buildings being contained environments for manipulation and handling of pharmaceutical, chemical and hazardous materials; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; reactor containment booths made of glass; glove bag containment facilities; containment drums; all of the aforesaid goods made of non-metallic material and included in this class and parts and fittings for all of the aforesaid goods included in this class

22 Int. containment bags; and sealing heads for containment bags

 37 Int. installing, maintaining, and repairing the following: buildings and building structures, prefabricated buildings, containment buildings, all being in modular form, laboratories, contained environments for manipulation and handling of pharmaceutical, chemical and hazardous materials, glove boxes, isolators, barrier isolators, pallet staging areas, containment booths, downflow containment booths, laminar flow containment booths, solvent control booths, reactor containment booths made of glass, containment bags and sealing heads therefor, glove bag containment facilities, and containment drums
								1118137	07/28/2011
EXTRACT TECHNOLOGY	Extract Technology Limited	Singapore	Registered	233875
09 Int. scientific apparatus and instruments; glove boxes; inflatable glove boxes; isolators for laboratory use; barrier isolators for laboratory use; furniture specially made for laboratories; parts and fittings for the aforesaid goods
						40201500748T	01/14/2015	40201500748T	01/14/2015
EXTRACT TECHNOLOGY	Extract Technology Limited	Singapore	Registered	223248
06 Int. metal buildings, structures of metal for buildings, prefabricated buildings (metal), metal containment buildings, all being in modular form; prefabricated metal laboratories; metal containment structures for manipulation and handling of pharmaceutical, chemical and hazardous materials; enclosures of metal for isolation purposes; barriers of metal for isolation purposes; pallet storage areas of metal construction [structures]; containment chambers (metal structures); downflow containment chambers (metal structures); laminar flow containment chambers (metal structures); solvent control chambers (metal structures); drums (containers) of metal (other than household containers); parts and fittings for the aforesaid goods

19 Int. non-metallic buildings, non-metallic building structures, non-metallic prefabricated buildings, non-metallic laboratories; non-metallic structures, namely, containment structures for manipulation and handling of pharmaceutical, chemical and hazardous materials; non-metallic enclosures for isolation purposes; non-metallic containment chambers; non-metallic downflow containment chambers; laminar flow containment booths (enclosures) of on-metallic materials; solvent control booths (enclosures) of non-metallic materials reactor containment booths (enclosures) of non-metallic materials for clean air; parts and fittings for the aforesaid goods

 37 Int. installation and repair services in relation to buildings and building structures, prefabricated buildings, containment buildings, all being in modular form, laboratories, contained environments for manipulation and handling of pharmaceutical, chemical and hazardous materials, glove boxes, isolators, barrier isolators, pallet staging areas, containment booths, downflow containment booths, laminar flow containment booths, solvent control booths, reactor containment booths made of glass, containment bags and sealing heads therefor, glove bag containment facilities, containment drums; building project management (building construction supervision)
						T11-14582D	10/18/2011	T1114582D	10/18/2011
E EXTRACT TECHNOLOGY and Design	Extract Technology Limited	Turkey	Registered	222914
06 Int. buildings and building structures, prefabricated buildings, containment buildings, all being in modular form; laboratories; contained environments for manipulation and handling of pharmaceutical, chemical and hazardous materials; glove boxes; isolators of metal; barrier isolators of metal; pallet staging areas of metal; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; reactor containment booths made of glass; glove bag containment facilities of metal; containment drums; all of the aforesaid goods in class 6 and parts, fittings and furniture for all of the aforesaid goods in class 6.

 19 Int. buildings and building structures, prefabricated buildings, containment buildings, all being in modular form; laboratories; contained environments for manipulation and handling of pharmaceutical, chemical and hazardous materials; glove boxes; isolators not of metal; barrier isolators not of metal; pallet staging areas not of metal; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; glove bag containment facilities not of metal; containment drums not of metal; furniture for all of the aforesaid goods in class 19 (used in conjunction with thereof) and parts and fittings for all of the aforesaid goods in class 19.
						201045148	07/09/2010	201045148	07/09/2010
EXTRACT TECHNOLOGY	Extract Technology Limited	United Kingdom	Registered	223249
06 Int. buildings and building structures, prefabricated buildings, containment buildings, all being in modular form; laboratories; contained environments for manipulation and handling of pharmaceutical, chemical and hazardous materials; glove boxes; isolators; barrier isolators; pallet staging areas; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; glove bag containment facilities; containment drums; all of the aforesaid goods in class 6 and parts, fittings and furniture for all of the aforesaid goods in class 6

19 Int. buildings and building structures, prefabricated buildings, containment buildings, all being in modular form; laboratories; contained environments for manipulation and handling of pharmaceutical, chemical and hazardous materials; glove boxes; isolators; barrier isolators; pallet staging areas; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; reactor containment booths made of glass; glove bag containment facilities; containment drums; all of the aforesaid goods in class 19 and parts, fittings and furniture for all of the aforesaid goods in class 19

22 Int. containment bags and sealing heads therefor

 37 Int. installing, commissioning, validating, and repairing the following: buildings and building structures, prefabricated buildings, containment buildings, all being in modular form; laboratories; contained environments for manipulation and handling of pharmaceutical, chemical and hazardous materials; glove boxes; isolators; barrier isolators; pallet staging areas; containment booths; downflow containment booths; laminar flow containment booths; solvent control booths; reactor containment booths made of glass; containment bags and sealing heads therefor; glove bag containment facilities; containment drums
						2254988	12/05/2000	2254988	07/28/2001
TST OVER 100 YEARS OF EXPERIENCE SERVICING YOU & Design	Garsite/Progress LLC	United States of America	Registered	227797	37 Int. installation, maintenance, and repair of trucks for hauling propane, refined fuel, and heating oil	76-019709	04/06/2000	2444400	04/17/2001
BENSON	Transcraft Corporation	Canada	Registered	207464	12 Int. trailers; dump trucks; vehicle bodies	1427425	02/10/2009	786550	01/06/2011
DESIGN	Transcraft Corporation	Canada	Registered	207466	12 Int. trailers, dump trucks, sidewall panels sold as a component of trucks; vehicle bodies	1427426	02/10/2009	772825	07/23/2010
TRANSCRAFT EAGLE	Transcraft Corporation	Canada	Registered	201191	12 Int. cargo trailers			418885	10/29/1993
TRANSCRAFT	Transcraft Corporation	Canada	Registered	201198	12 Int. platform trailers for trucks and parts therefor	699152		411881	04/30/1993
SUPER-BEAM	Transcraft Corporation	Canada	Registered	201195	12 Int. vehicles, namely, platform trailers for trucks and parts therefor; platform trailers for trucks and structural parts therefor			440538	03/17/1995
TRANSCRAFT	Transcraft Corporation	Mexico	Registered	201197	12 Int. vehicles, locomotion, land, air or maritime apparatus	179271	09/29/1993	464131	06/21/1994
SUPER-BEAM	Transcraft Corporation	Mexico	Registered	201196	12 Int. vehicle, apparatus for locomotion by land, air or water	179272	09/29/1993	448174	12/06/1993
BENSON	Transcraft Corporation	Mexico	Registered	207465	12 Int. trailers; dump trucks; vehicle bodies	989193	02/12/2009	1113433	07/31/2009
TRANSCRAFT EAGLE	Transcraft Corporation	Mexico	Registered	201189	12 Int. flat-bed trailers for tractor-trailer trucks	180739	10/15/1993	449105	12/14/1993
DESIGN	Transcraft Corporation	Mexico	Registered	207467	12 Int. trailers(vehicles), dump trucks, sidewall panels sold as a component of trucks; vehicle bodies	989191	02/11/2009	1136500	12/18/2009
BENSON	Transcraft Corporation	United States of America	Registered	205681	12 Int. trailers; dump trucks; vehicle bodies	77-547110	08/14/2008	3638140	06/16/2009
724	Transcraft Corporation	United States of America	Registered	205685	12 Int. trailers	77-548149	08/15/2008	3594652	03/24/2009
524	Transcraft Corporation	United States of America	Registered	205684	12 Int. trailers	77-548148	08/15/2008	3594651	03/24/2009
TRANSCRAFT EAGLE	Transcraft Corporation	United States of America	Registered	201190	12 Int. cargo trailers	74-133824	01/28/1991	1692844	06/09/1992
TRANSCRAFT EAGLE II	Transcraft Corporation	United States of America	Registered	201025	12 Int. flat bed cargo and bulk hauling trailer made of steel and aluminum construction	76-341481	11/19/2001	2639285	10/22/2002
TRANSCRAFT D-EAGLE	Transcraft Corporation	United States of America	Registered	201024	12 Int. drop deck flat bed cargo and bulk hauling trailer made of steel and aluminum construction	76-341486	11/19/2001	2651789	11/19/2002
TRANSCRAFT	Transcraft Corporation	United States of America	Registered	201022	12 Int. platform trailers for trucks and parts therefor	76-386313	03/20/2002	2677629	01/21/2003
B Design	Transcraft Corporation	United States of America	Registered	205688	12 Int. trailers, dump trucks, sidewall panels sold as a component of trucks; vehicle bodies	77-547031	08/14/2008	3716481	11/24/2009
TRANSCRAFT	Transcraft Corporation	United States of America	Registered	201200	25 Int. clothing, namely shirts, jackets and hats	75-623607	01/19/1999	2319011	02/15/2000
DURAPLATE	Wabash National, L.P.	Australia	Registered	217779	06 Int. structural parts, namely, metal walls and doors for shipping containers 12 Int. structural parts for trucks, trailers and railcars; trailer vans	1443763	08/19/2011	1443763	08/19/2011
ARCTICLITE	Wabash National, L.P.	Australia	Registered	217778	12 Int. refrigerated semi-trailers	1443764	08/19/2011	1443764	12/19/2011
WABASH NATIONAL	Wabash National, L.P.	Australia	Registered	217777	12 Int. trailers 35 Int. retail outlets and wholesale distributorships featuring new and used semi-trailers and parts and accessories therefor; retail outlets and wholesale distributorships featuring new and used trucks and parts and accessories therefor 37 Int. repair of semi-trailers and trucks	1443768	08/19/2011	1443768	08/19/2011
WABASH	Wabash National, L.P.	Australia	Registered	217776	12 Int. surface freight transportation equipment, namely, semi-trailers and parts therefore; accessories for semi-trailers, namely, converter dollies; railroad cars and parts therefor; and accessories for railroad cars, namely, rail bogies and couplermade transition bogies	1443761	08/19/2011	1443761	08/19/2011
BEALL and Design	Wabash National, L.P.	Canada	Registered	224313	CA 1 truck bodies; tanker trailers; dump trailers; and pneumatic trailers CA 2 parts, accessories and fittings for truck bodies, tanker trailers, dump trailers and pneumatic trailers, namely suspension parts, product valves, vent valves, internal valves, manholes and fill covers, pipe fittings and couplings, mud flaps, tool boxes, hose tube doors, hose, aeration valves and plenums	0743786	12/17/1993	448847	10/13/1995
AEROFIN XL	Wabash National, L.P.	Canada	Allowed	246715	12 Int. aerodynamic fairings for vehicles	1765376	01/28/2016
AEROTANK	Wabash National, L.P.	Canada	Registered	222808	NA 44 Liquid bulk transportation tankers	1434153	04/09/2009	862706	10/21/2013
DURAPLATE XD-35	Wabash National, L.P.	Canada	Registered	217913	12 Int. cargo trailers	1542374	09/06/2011	888280	10/20/2014
BEALL	Wabash National, L.P.	Canada	Registered	224309	CA 1 truck bodies, tanker trailers, dump trailers and pneumatic trailers CA 2 parts, acessories and fittings for truck bodies, tanker trailers, dump trailers and pneumatic trailers, namely manholes and fill covers, mud flaps, tool boxes, hose tube doors, hose	0743805	12/17/1993	569077	10/18/2002
ROADRAILER	Wabash National, L.P.	Canada	Registered	207830	12 Int. vehicles for traveling either on roadways or on rails	597349	12/15/1987	353129	03/17/1989
DURAPLATE	Wabash National, L.P.	Canada	Registered	207828	12 Int. cargo trailers; bimodal cargo trailers for traveling over roads and railways; structural parts for cargo shipping containers; stuctural parts for cargo trailers; trailer vans; truck bodies; railcars; truck bodies; structural parts for trucks; structural parts for railcars	1213297	04/14/2004	677550	11/24/2006
DURAPLATE HD	Wabash National, L.P.	Canada	Registered	207829	12 Int. cargo trailers	1278835	11/08/2005	695747	09/06/2007
DURAPLATE AEROSKIRT	Wabash National, L.P.	Canada	Registered	209019	12 Int. aerodynamic fairings for vehicles	1447133	08/05/2009	794030	03/28/2011
WABASH NATIONAL	Wabash National, L.P.	Canada	Registered	209789	NA 44 railroad cars and semi-trailers for transporting goods for commercial sale and purchase; and CA 1 semi-trailers for transporting goods for commercial sale and purchase CA 2 operation of retail and service outlets for the sale, service and repair of railroad cars and semi-trailers	1236244	11/04/2004	770401	06/22/2010
SUPREME	Wabash National, L.P.	Canada	Registered	275437	12 Int. truck bodies	1272850	09/21/2005	TMA753408	11/18/2009
LOCK-RITE	Wabash National, L.P.	Canada	Registered	229185	06 Int. cargo restraint system comprised of metal side rails, brackets, and chain tie-downs, sold as a component of a flatbed trailer	1687402	07/29/2014	913975	09/15/2015
MAXCLEARANCE	Wabash National, L.P.	Canada	Registered	224704	12 Int. overhead doors sold as a component of dry vans and trailers	1620800	04/02/2013	TMA931517	03/14/2016
TRUST LOCK PLUS	Wabash National, L.P.	Canada	Registered	204476	12 Int. metal vehicle door locking mechanisms sold as an integral component of vehicles	1380407	01/23/2008	778423	09/29/2010
ROADRAILER	Wabash National, L.P.	China	Registered	207331	12 Int. vehicles for traveling either on roadway and on railroads	88-1304	01/13/1988	332247	12/10/1988
WABASH	Wabash National, L.P.	China	Registered	204833	12 Int. vehicles for railways and vehicles for roadways	6601678	03/17/2008	6601678	03/28/2010
WABASH	Wabash National, L.P.	European Union	Registered	207838	12 Int. surface freight transportation equipment, namely, semi-trailers, parts and accessories for semi-trailers, railroad cars, parts and accessories for railroad cars	002241511	05/22/2001	002241511	12/16/2002
DURAPLATE	Wabash National, L.P.	European Union	Registered	217908	06 Int. metal walls and doors for shipping containers 12 Int. structural parts for trucks, trailers and railway cars and railway carriages 35 Int. retail and wholesale services relating to metal walls and doors for shipping containers, structural parts for trucks, trailers, railway cars and railway carriages	10256451	09/12/2011	10256451	02/16/2012
ROADRAILER	Wabash National, L.P.	Japan	Registered	220960	12 Int. Railway Rolling Stock and Their Parts and Fittings; Automobiles and Their Parts and Fittings; Two-wheeled Motor Vehicles·Bicycles and Their Parts and Fittings; Baby Carriages [Prams], Richshaws, Sleighs and Sleds [Vehicles], Wheelbarrows, Carts, Horse Drawn Carriages, Bicycle Trailers [Riyakah]; Adhesive Rubber Patches for Repairing Tubes or Tires	050412	05/02/1989	2439493	07/31/1992
ROADRAILER	Wabash National, L.P.	Japan	Registered	204400	12 Int. vehicles for traveling either on roadways or on rails	2007-117772	11/22/2007	5210481	09/08/2008
DURAPLATE AEROSKIRT	Wabash National, L.P.	Mexico	Registered	209020	12 Int. aerodynamic fairings for vehicles	1024934	08/05/2009	1171480	07/30/2010
WABASH	Wabash National, L.P.	Mexico	Registered	232698	12 Int. land vehicles, vehicles for rail and road, engines for land vehicles, trucks, trailers (vehicles), semi- trailers (vehicles), truck bodies, bodyworks, railroad cars	1549261	11/14/2014	1830477	12/07/2017
WABASH	Wabash National, L.P.	Mexico	Registered	232700	37 Int. repair services of vehicles	1549263	11/14/2014	1526453	03/30/2015
WABASH	Wabash National, L.P.	Mexico	Registered	232699	35 Int. demonstration of goods; getting together land vehicles, trucks, trailers (vehicles), semi- trailers (vehicles), truck bodies, bodyworks, railroad cars benefit of others, for consumers to view and purchase them at their convenience, these services can be provided in wholesale, retail, through catalog orders and /or by other electronic means	1549262	11/14/2014	1830478	12/07/2017
AEROFIN XL	Wabash National, L.P.	Mexico	Registered	246716	12 Int. aerodynamic fairings for vehicles	1709274	02/03/2016	1642162	06/02/2016
Ventix DRS	Wabash National, L.P.	Mexico	Registered	246720	12 Int. aero-dynamic fairings for vehicles	1709272	02/03/2016	1642160	06/02/2016
AeroFin	Wabash National, L.P.	Mexico	Registered	246721	12 Int. aerodynamic fairings for vehicles	1709273	02/03/2016	1642161	06/02/2016
Aeroskirt CX	Wabash National, L.P.	Mexico	Registered	246719	12 Int. aerodynamic fairings for vehicles	1709271	02/03/2016	1642159	06/02/2016
BEALL	Wabash National, L.P.	Mexico	Registered	224310	12 Int. chassis for trucks, trailer tanks, trailers discharge and trailers tires; suspension parts, ventilation valves, valves internal; loderas	709477	03/30/2005	919564	02/17/2006
DURAPLATE XD-35	Wabash National, L.P.	Mexico	Registered	217914	12 Int. cargo trailers	1209772	09/07/2011	1338590	12/13/2012
BEALL and Design	Wabash National, L.P.	Mexico	Registered	224314	12 Int. vehicles; apparatus for locomotion by land, air or maritime, truck bodies for vehicles, trailer tanks, trailers discharge and trailers tires. suspension parts, ventilation valves, valves internal; loderas	709478	03/30/2005	919565	02/17/2006
DURAPLATE	Wabash National, L.P.	Mexico	Registered	207826	12 Int. trailer vans, truck bodies, bimodal trailers for traveling over roads and tailways, and structural parts for trucks, trailers and railcars	651702	04/14/2004	839457	06/22/2004
DURAPLATE	Wabash National, L.P.	Mexico	Registered	207827	17 Int. metal, strucural parts for shipping containers	651703	04/14/2004	910358	11/28/2005
DURAPLATE HD	Wabash National, L.P.	Mexico	Registered	207825	12 Int. cargo trailers	749392	11/08/2005	920312	02/22/2006
ROADRAILER	Wabash National, L.P.	Mexico	Registered	207832	19 Int. marine, land and locomation vehicles and apparatus (except their motors)	60584	03/14/1989	365646	03/14/1989
ROADRAILER	Wabash National, L.P.	South Africa	Registered	204401	12 Int. vehicles for traveling either on roadways or on rails	2007-27213	11/22/2007	2007-27213	07/30/2010
MSCt Technology	Wabash National, L.P.	United States of America	Filed	284411	12 Int. truck bodies; trailers	88-059027	07/31/2018
MSC Technology	Wabash National, L.P.	United States of America	Filed	284412	12 Int. truck bodies; trailers	88-059030	07/31/2018
DURAPLATE HD	Wabash National, L.P.	United States of America	Registered	207824	12 Int. cargo trailers	78-704457	08/31/2005	3141656	09/12/2006
SOLARGUARD and Design	Wabash National, L.P.	United States of America	Registered	207836	12 Int. non-metal roofs capable of reflecting solar radiation and sold as part of cargo trailers	77-186101	05/21/2007	3372463	01/22/2008
VENTIXDRS	Wabash National, L.P.	United States of America	Registered	233821	12 Int. aero-dynamic fairings for vehicles	86-539603	02/19/2015	5105660	12/20/2016
AeroFin	Wabash National, L.P.	United States of America	Registered	233822	12 Int. aerodynamic fairings for vehicles	86-539590	02/19/2015	4957107	05/10/2016
SOLARGUARD	Wabash National, L.P.	United States of America	Registered	237775	12 Int. non-metal roofs capable of reflecting solar radiation and sold as a part of cargo trailers	75-048815	01/26/1996	2181015	08/11/1998
Aeroskirt CX	Wabash National, L.P.	United States of America	Registered	233883	12 Int. aerodynamic fairings for vehicles	86-559251	03/10/2015	4970080	05/31/2016
LOCK-RITE	Wabash National, L.P.	United States of America	Registered	228635	06 Int. cargo restraint system comprised of metal side rails, brackets, and chain tie-downs, sold as a component of a flat bed trailer	86-179579	01/30/2014	4736306	05/12/2015
INER-CITY VAN	Wabash National, L.P.	United States of America	Registered	275432	12 Int. truck bodies	73-188923	10/11/1978	1137829	07/15/1980
SIGNATUREPLATE	Wabash National, L.P.	United States of America	Registered	275435	12 Int. body panels for trucks	86-292381	05/27/2014	5003854	07/19/2016
KOLD KING	Wabash National, L.P.	United States of America	Registered	275433	12 Int. refrigerated truck bodies	78-604148	04/07/2005	3137188	08/29/2006
SUPREME	Wabash National, L.P.	United States of America	Registered	275436	12 Int. truck bodies	73-389568	09/27/1982	1249791	08/30/1983
S STYLIZED	Wabash National, L.P.	United States of America	Registered	275434	12 Int. truck and van bodies; trolleys; refrigerated van bodies; freight van bodies; cargo delivery van bodies; service van bodies; stake truck bodies; specialty vehicle bodies, namely, bodies for armored SUVs, trucks and passenger vans, armored SWAT transports, SWAT deployment vans, bomb squad vans, cash-in transit vans, crime scene vans, prisoner transport vans and multi-purpose vans; truck and van body panels	86-558672	03/10/2015	4989690	06/28/2016
FIBERPANEL	Wabash National, L.P.	United States of America	Registered	275431	12 Int. body panels for trucks	86-219958	03/13/2014	4693602	02/24/2015
TRANS-LINER	Wabash National, L.P.	United States of America	Registered	224317	12 Int. truck bodies, tanker trailers, dump trailers and pneumatic trailers	75-352935	09/08/1997	2266201	08/03/1999
BEALL	Wabash National, L.P.	United States of America	Registered	224308	12 Int. truck bodies, tanker trailers, dump trailers and pneumatic trailers	77-783118	02/27/1989	1623529	11/20/1990
BEALL and Design	Wabash National, L.P.	United States of America	Registered	224312	12 Int. truck bodies, tanker trailers, dump trailers, and pneumatic trailers, suspension systems and parts therefor, namely trailer suspension springs, trailer suspension hangers; product valves, vent valves, internal valves, mud flaps, tool boxes, hose tube doors, aeration valves and plenums all used for truck bodies; tanker trailers, dump trailers, and pneumatic trailers; bulk transport trailer manholes; bulk transport trailer fill covers; bulk transport trailer hoses for delivery of liquid and dry bulk products; truck/trailer fittings; and truck trailer couplings	74-521646	05/09/1994	1958326	02/27/1996
MAXCLEARANCE	Wabash National, L.P.	United States of America	Registered	224614	12 Int. overhead doors sold as a component of dry vans and trailers	85-891624	04/01/2013	4561175	07/01/2014
EZ-ADJUST	Wabash National, L.P.	United States of America	Registered	224615	12 Int. winding gear sold as a component of door systems in trailer vans	85-891626	04/01/2013	4573306	07/22/2014
AEROFIN XL	Wabash National, L.P.	United States of America	Registered	240034	12 Int. aerodynamic fairings for vehicles	86-731154	08/20/2015	5276954	08/29/2017
DURAPLATE AEROSKIRT	Wabash National, L.P.	United States of America	Registered	208267	12 Int. aerodynamic fairings for vehicles	77-685287	03/06/2009	3785939	05/04/2010
EZ-7	Wabash National, L.P.	United States of America	Registered	207841	09 Int. electrical connector system comprised of a receptacle on a trailer for use in receiving a plug from a truck	76-264095	05/30/2001	2792086	12/09/2003
ARCTIC LITE	Wabash National, L.P.	United States of America	Registered	207842	12 Int. refrigerated semi-trailers	76-408325	09/20/2001	2744682	07/29/2003
TRUST LOCK	Wabash National, L.P.	United States of America	Registered	207843	12 Int. metal vehicle door locking mechanisms sold as an integral components of vehicles	76-361840	01/23/2002	2940427	04/12/2005
DURAPLATE	Wabash National, L.P.	United States of America	Registered	207823	06 Int. structural parts, namely, metal walls and doors for shipping containers 12 Int. structural parts for trucks, trailers and railcars	76-577873	02/26/2004	3010104	11/01/2005
WABASH NATIONAL	Wabash National, L.P.	United States of America	Registered	207844	35 Int. retail outlets and wholesale distributorships featuring new and used semi-trailers and parts and accessories therefor; retail outlets and wholesale distributorships featuring new and used trucks and parts and accessories therefor 37 Int. repair of semi-trailers and trucks	76-620527	11/15/2004	3043990	01/17/2006
DURAPLATE	Wabash National, L.P.	United States of America	Registered	207853	12 Int. trailer van	75-113440	06/03/1996	2177280	07/28/1998
DURAPLATE	Wabash National, L.P.	United States of America	Registered	207854	12 Int. truck bodies	76-017487	04/04/2000	2553821	03/26/2002
WABASH	Wabash National, L.P.	United States of America	Registered	207839	12 Int. surface freight transportation equipment, namely, semi-trailers and parts therefore; accessories for semi-trailers, namely, converter dollies; railroad cars and parts therefor; and accessories for railroad cars, namely, rail bogies and couplermade transition bogies	76-262685	05/25/2001	2624209	09/24/2002
COUPLERMATE	Wabash National, L.P.	United States of America	Registered	207855	12 Int. an adapter to couple a railroad bogie to highway semi-trailers and to railroad cars and locomotives	73-769697	12/16/1988	1547270	07/11/1989
ROADRAILER and Design	Wabash National, L.P.	United States of America	Registered	207834	12 Int. highway semi-trailers adapted for use on highways and railroad tracks	73-754590	09/28/1988	1539255	05/16/1989
WABASH NATIONAL	Wabash National, L.P.	United States of America	Registered	207845	12 Int. trailers	73-588293	03/17/1986	1414152	10/21/1986
WABASH NATIONAL and Design	Wabash National, L.P.	United States of America	Registered	207846	12 Int. cargo trailers	74-510431	04/06/1994	1921853	09/26/1995
TRUST LOCK PLUS	Wabash National, L.P.	United States of America	Registered	204406	12 Int. metal vehicle door locking mechanisms sold as an integral component of vehicles	77-344736	12/05/2007	3677245	09/01/2009
DURAPLATE XD-35	Wabash National, L.P.	United States of America	Registered	217887	12 Int. cargo trailers	85-413845	09/02/2011	4365299	07/09/2013
ROADRAILER	Wabash National, L.P.	United States of America	Registered	203997	12 Int. vehicles for traveling either on roadways or on rails	72-118413	04/24/1961	0742259	12/18/1962
TST	Garsite/Progress LLC	United States of America	Registered		INSTALLATION, MAINTENANCE, AND REPAIR OF TRUCKS FOR HAULING PROPANE, REFINED FUEL, AND HEATING OIL	76019328	04/02/2000	2437131	03/20/2001

Schedule 4.15

Deposit Accounts and Securities Accounts

Bank	Description	Account Number (Last Four Digits)	Account Name	Account Address
Wells Fargo Bank, National Association	WNTC Local Deposits	8185	Wabash National Corporation Local Desktop Deposits	PO Box 6129, Lafayette, IN 47903
Wells Fargo Bank, National Association	Master Operating Agreement	3097	Wabash National Corporation Master Account	PO Box 6129, Lafayette, IN 47903
Wells Fargo Bank, National Association	Commercial Checking Account	4326	Wabash National Corporation	1000 Sagamore Parkway, Lafayette, IN 47905
Wells Fargo Bank, National Association	TPCA	8240	Wabash National Corporation Term Priority Collateral Account	1000 Sagamore Parkway, Lafayette
Wells Fargo Bank, National Association	Walker Group ZBA	6350	Wabash National Corporation Walker Group	1000 Sagamore Parkway, Lafayette
Wells Fargo Bank, National Association	Brenner Tank Services CDA	1727	Wabash National Corporation Brenner Tank Services	1000 Sagamore Parkway, Lafayette
Wells Fargo Bank, National Association	Brenner Tank CDA	1218	Wabash National Corporation Brenner Tank	1000 Sagamore Parkway, Lafayette
Wells Fargo Bank, National Association	Garsite Progress CDA	1117	Wabash National Corporation Garsite Progress	1000 Sagamore Parkway, Lafayette
Wells Fargo Bank, National Association	Walker Stainless CDA	1125	Wabash National Corporation Walker Stainless	1000 Sagamore Parkway, Lafayette
Wells Fargo Bank, National Association	Bulk Solutions CDA	2968	Wabash National Corporation Bulk Solutions	1000 Sagamore Parkway, Lafayette
Citizens Bank, N.A.	WNTC Desktop Deposits	5977	Wabash National Corporation WNTC Sub	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	Manufacturing Receivables	5985	Wabash National Corporation Manufacturing Sub	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	WNC Depository	5993	Wabash National Corporation WNC Sub Account	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	WNTC Lockbox	6000	Wabash National Corporation WNTC Lbx Account	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	Transcraft Receivables	6027	Transcraft Corporation Depository Account	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	WWP Depository	6310	Wabash National Corporation WWP Sub Acct.	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	Master Account	5969	Wabash National Corporation Master Account	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	Walker Stainless Receivables	8336	Wabash National Corporation Walker Stainless	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	Brenner Tank Receivables	8441	Wabash National Corporation BT	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	Brenner Tank Services Receivables	8468	Wabash National Corporation BTS	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	Garsite Receivables	8433	Wabash National Corporation Garsite	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	Bulk Solutions Receivables	8344	Wabash National Corporation Bulk	PO Box 6129 Lafayette, IN 47903
Citizens Bank, N.A.	Fleet Receivables	7763	FTSI Distribution Company LP Wabash National	PO Box 6129 Lafayette, IN 47903
PNC Bank	Columbus Branch Deposits	4043	Wabash National MMKT Account	1000 Sagamore Parkway, Lafayette, IN 47905
PNC Bank	Money Market – Excess Cash Investments	9097	Wabash National Corporation	1000 Sagamore Parkway, Lafayette, IN 47905
PNC Bank	Merchant Services	0993	Wabash National Corporation	1000 Sagamore Parkway, Lafayette, IN 47905
BMO Harris Bank	Money Market – Excess Cash Investments	9500	Wabash National Corporation	PO Box 6129 Lafayette, IN 47903
BMO Harris Bank	Money Market – Excess Cash Investments	4117	Wabash National LP	PO Box 6129 Lafayette, IN 47903
Wells Fargo Bank, N.A.	Operating Account	3648	Supreme Corporation	2581 Kercher Rd Goshen, IN 46528
Wells Fargo Bank, N.A.	Controlled Disbursements	2981	Supreme Corporation	2581 Kercher Rd Goshen, IN 46528
Wells Fargo Bank, N.A.	Controlled Disbursements	7878	Supreme Corporation	2581 Kercher Rd Goshen, IN 46528

Schedule 4.17

Material Contracts

2025 Notes Documents

Executive Employment Agreement, dated as of June 28, 2002, by and between Wabash National Corporation and Richard J. Giromini

Corporate Plan for Retirement – Executive Plan

Amendment to Executive Employment Agreement, dated as of January 1, 2007, by and between the Wabash National Corporation and Richard J. Giromini

Form of Non-Qualified Stock Option Agreement under the 2007 Omnibus Incentive Plan

2007 Omnibus Incentive Plan, as amended

2011 Omnibus Incentive Plan

2017 Omnibus Incentive Plan

Change in Control Severance Pay Plan

Wabash National Corporation Executive Severance Plan

Term Loan Indebtedness Documents

Form of Indemnification Agreement with Directors and Executive Officers

Employment Transition Agreement, dated as of December 14, 2017, by and between Wabash National Corporation and Richard J. Giromini

Schedule 4.19

Permitted Indebtedness

Immediately after the Closing Date, Transcraft Corporation shall remain indebted under the Lease Agreement among Cadiz-Trigg County Industrial Development Authority, Inc. and Transcraft Corporation, dated February 7, 2012.  As of September 30, 2018, the balance of that capital lease liability was $1,086,599.

For the purposes of Clause (b) of the definition of Permitted Indebtedness, this Schedule 4.19 shall be deemed to include all indebtedness of each Loan Party and each of its Subsidiaries in an amount less than $5,000,000 with respect to any one transaction or series of related transactions outstanding on the Closing Date, but in no event in an aggregate amount in excess of $15,000,000.

Schedule 4.24

Employee and Labor Matters

Agreement, dated September 30, 2018, between Garsite/Progress LLC, UAW and its Local Union No. 710.

Schedule 4.29

Locations of Inventory and Equipment

Leased Locations

Frankfort Realty Partners LLC

        (Wabash National LP)
        901 W. Morrison
        Frankfort, IN 46041

Cadiz-Trigg County Industrial Development Authority

(Transcraft Corporation)
489 International Drive
Cadiz, KY 42211

Tate & Lyle Ingredients Americas LLC

(Wabash National, L.P.)
65 acres of Wabash Vacant Land south of US 52 and located on part of the Northwest and  (Northeast Quarters of Section 11, Township 22 North, Range 4 West of the Second Principal Meridian, Wea Township, Tippecanoe County, Indiana.

Cascada Properties LLC

(Wabash National, LP)
3900 McCarty Lane
Lafayette, Indiana 47905

David P. Reckell

(Walker Stainless Steel Equipment Company LLC)
27620 Highway 561
Travares, FL

RLK Properties, LLC

(Brenner Tank Services LLC)
2105 Donna Drive, Suite 5
Ashland, KY (currently on month-to-month basis)

TC Bellbrook Industrial, LLC

(Brenner Tank Services LLC)
3135-3139 Fleetbrook Drive
Memphis, TN

Uncle Bob's Self Storage

Walker Stainless Equipment Company LLC
2305 Manana Drive
Dallas, TX, Unit 316

Pantano Land Holdings, LLC

(Garsite/Progress LLC)
539 S. 10th Street
Kansas City, KS (includes 920 McAlpine Avenue, 500 S. Mill Street and 501 S. Boeke Street)

Scully Real Estate Company, II LLC
(Brenner Tank Services LLC)
3670 Hwy 12&16, Mauston, WI 53948

GSL Partners SUB ONE, L.P.

(Brenner Tank Services LLC)
2840 Appelt Road
Houston, TX

Ridge Road Associates

(Walker Stainless Equipment Company LLC)
950 Ridge Road
Claymont, DE

PSC Container Services, LLC, as sublessor

(Brenner Tank Services LLC)
400 Mound City Road
West Memphis, Arkansas

Qualawash Holdings LLC, as sublessor

(Brenner Tank Services LLC)
801 East 120th Street
Chicago, IL

Qualawash Holdings LLC, as sublessor

(Brenner Tank Services LLC)
6735 Airline Highway
Baton Rouge, LA

Brady Family Trust

        Supreme West Properties, Inc.
        14340 Veterans Way,
        Moreno Valley, CA 92553

Andland, LLC

        Supreme West Properties, Inc.
        21921 Alessandro Blvd
        Moreno Valley, CA 92553

George C. Motter Jr.

        Supreme Mid-Atlantic Corporation
        451 Jonestown Rd.
        Jonestown, PA 17038

Raylin Properties, LLC

        Supreme Mid-Atlantic Corporation
        1956 SR 22
        Jonestown, PA 17038

Wabash National Support Services (FedEx) Locations

6000 Riverside Dr.
Keasbey, NJ  08832

3410 S. 51st Ave.
Phoenix, AZ  85043

1525 Woodson Road
St. Louis, MO  63114

12501 NE 40th
Kansas City, MO 64161

7 Long Lake Road
St. Paul, MN  55115

330 Ruby Road
Willington, CT  06279

3779 Lake Shore Dr.
Blasdell, NY  14219

63 Stults Road
Dayton, NJ  08810

5959 W. Howard St.
Niles, IL  60714

        1049 Secaucus Rd.
        Jersey City, NJ  07307

        8951 Yosemite St.
        Henderson, CO 80640

        253 Troy Rd
        Rensselaer, NY  12144

        601 River Rd
        Bridgeport, PA  19405

        4350 Fortune Ave NW
        Concord, NC  28027

        450 Falling Creek Rd.
        Spartanburg, SC  29301

        650 Braselton Parkway
        Braselton, GA  30517

        9500 Sergo Dr.
        LaGrange, IL  60525

Owned Property
(Wabash National Trailer Centers, Inc.) 1525 Georgesville Road Columbus, OH
(Wabash Wood Products, Inc.) 339 West Industrial Park Road Harrison, AR
(Wabash National, L.P.) 3550 East Veterans Memorial Parkway (also known as 3550 & 3600 East County Road and 350 South & 3550 Concord Road Lafayette, IN
(Wabash National, L.P.) 1450 Navco Drive; 3459 McCarty Lane; and 3460 McCarty Lane Lafayette, IN

(Wabash National, L.P.)
3000 Main Street;
3288 Kossuth Street;
 1000 Sagamore Parkway South; and
3244 McCarty Lane
 Lafayette, IN

(Wabash National, L.P.)
700 Paul Larson Memorial Drive NW
Little Fallls, MN 56345

(Transcraft Corporation)
44 Industrial Drive
Cadiz, KY 42211

(Walker Stainless Equipment Company LLC)
618 W. State Street
New Lisbon, WI (with adjacent lot)

(Walker Stainless Equipment Company LLC)
625 W. State Street
New Lisbon, WI (includes 601 State Street)

(Walker Stainless Equipment Company LLC)
902 2nd Main Street
Elroy, WI

(Brenner Tank LLC)
450 Arlington Avenue,
Fond du Lac, WI (includes 727-739 Military Road)

(Brenner Tank LLC)
9200 East Ramsey
Portland, OR 97203

(Supreme Midwest Properties, Inc.)
2572-2592, 2581 East Kercher Road
Goshen, IN 46528

(SC Tower Structural Laminating, Inc.)
1491 Gerber Street, Ligonier, IN 46767

(Supreme Southeast Properties, Inc.)
2051 U.S. Highway 41
Griffin, GA 30224

(Supreme Southeast Properties, Inc.)
475 Liberty Road
Griffin, GA 30224

(Supreme Southeast Properties, Inc.)
3127 Etheridge Mill Road
Griffin, GA 30224

(Supreme Southeast Properties, Inc.)
3191 Etheridge Mill Road
Griffin, GA 30224

(Supreme Southeast Properties, Inc.)
Land Lots 134 and 155
Griffin, GA 30224

(Supreme Mid-Atlantic Corporation)
24 Howard Lane
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
401 Jonestown Road
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
411 Jonestown Road
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
NS Jonestown Road
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
2490 State Route 72
Jonestown, PA 17038

(Supreme Mid-Atlantic Corporation)
429 Jonestown Rd.
Jonestown, PA 17038

(Supreme Southwest Properties, Inc.)
500 Commerce Blvd.
Cleburne, TX 76033

(Supreme Southwest Properties, Inc.)
515 West Commerce Blvd.
Cleburne, TX 76031

(Supreme Southwest Properties, Inc.)
3001 N. Main St.
Cleburne, TX 76031

(Supreme West Properties, Inc.)
22135-22211 Alessandro Blvd.
Moreno Valley, CA 92553

Non-Owned Locations

 GC3 Logistics
3535 Brady Lane, Lafayette, IN

3D Machine
215 S Newton Street, Goodland, IN

Crossroads Galvanizing
4877 E Old 350 S, Lafayette, IN

Jay Manufacturing
2045 W 20th Ave, Oshkosh, WI

Oscar Winski Logistics
1451 Veterans Memorial Parkway East, Lafayette, IN 47905

Alterri Distribution
9002 Killam Industrial Blvd, Laredo, TX

CH Robinson
309 NAFTA Blvd
Laredo, TX

Roll Coater, Inc.

        (Wabash National, L.P.)
        1950 E. Main St.
         Greenfield, IN  46140

        (Wabash National, L.P.)
        858 E. Hupp Rd.
         LaPorte, IN  46350

        (Wabash National, L.P.)
        4502 Freedom Way
         Weirton, WV  26062

        (Wabash National, L.P.)
        2604 River Road
        Hawesville, KY  42348

        (Wabash National, L.P.)
        5888 CR East 180
         Blytheville, AR  72315

Greenbush Industries

(Wabash National, L.P.)
2000 Greenbush St.
Lafayette, IN  47904

AZZ Galvanizing

(Wabash National, L.P.)
2631 Jim Neu Drive
Plymouth, IN 46563

(Wabash National, L.P.)
625 Mills Rd.
Joliet, IL  60433

(Wabash National, L.P.)
7825 S. Homestead Dr.
Hamilton, IN  46742

(Wabash National, L.P.)
2415 S. Walnut St.
 Muncie, IN  47302

Schedule 5.1

Deliver to Agent each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent (it being understood that the items specified below in clauses (a), (c), (f) and (g) (to the extent any such documents are included in materials otherwise filed with the SEC) (i) will be deemed to have been delivered hereunder upon Administrative Borrower filing such documents with the SEC via the EDGAR filing system (or any successor system) to the extent such documents are publicly available and (ii) otherwise may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (A) on which Administrative Borrower posts such documents, or provides a link thereto, on Administrative Borrower's website on the Internet at www.wabashnational.com; or (B) on which such documents are posted on Administrative Borrower's behalf on an Internet or intranet website (such as Intralinks), if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that Administrative Borrower shall notify Agent (by facsimile or electronic mail) of the posting of any such documents (which shall notify each Lender), and if requested by Agent, Administrative Borrower shall provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Administrative Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

As soon as available, but in any event within 45 days after the end of each fiscal quarter of Administrative Borrower or, during an Increased Reporting Period, within 30 days after the end of each fiscal month of Administrative Borrower (or 45 days in the case of a fiscal month that is also the end of a fiscal quarter)

(a) an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Administrative Borrower's and its Subsidiaries' operations during such period, and
(b) a Compliance Certificate.

As soon as available, but in any event within 120 days after the end of each of Administrative Borrower's fiscal years
(c) consolidated financial statements of Administrative Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent (it being acknowledged and agreed that Ernst & Young LLP satisfies such standard) and certified, without any qualifications (including any (A) "going concern" or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Article 7), except for a qualification for a change in accounting principles with which the accountant concurs, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants' letter to management) and such report may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP), and
(d) a Compliance Certificate.

As soon as available, but in any event within 45 days after the start of each of Administrative Borrower's fiscal years,
(e) copies of Administrative Borrower's Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its Permitted Discretion, for the forthcoming 2 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Administrative Borrower as being such officer's good faith estimate of the financial performance of Administrative Borrower during the period covered thereby.

Promptly upon filing thereof by Administrative Borrower,
(f) notice of the filing of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(g) notice of any other filings made by Administrative Borrower with the SEC which have become publicly available, and
(h) any other information that is provided by Administrative Borrower to its shareholders generally.

Promptly, but in any event within 5 days after Administrative Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(i) notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.
Promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Administrative Borrower or any of its Subsidiaries,
(j) notice of all actions, suits, or proceedings brought by or against Administrative Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in liability in excess of $5,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage).

Upon the request of Agent,	(k) any other information reasonably requested relating to the financial condition of Administrative Borrower or its Subsidiaries.

Schedule 5.1 - Page 1

Schedule 5.2

Provide Agent with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 20th day of each month)	(a) if (i) Excess Availability is less than $100,000,000 or (ii) the outstanding principal balance of Advances exceeds $50,000,000, in each case at any time, a Borrowing Base Certificate.
Quarterly (no later than the 20th day of the first month in each fiscal quarter)
(b) if (i) Excess Availability is greater than or equal to $100,000,000  and (ii) the outstanding principal balance of Advances is less than $50,000,000, in each case at all times during such period, a Borrowing Base Certificate,

With each Borrowing Base Certificate
(c) a detailed aging, by total, of each Borrower's Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting).

Annually (together with annual financial statements)	(d) a detailed list of Borrower's and its Domestic Subsidiaries' customers, with address and contact information.
Upon request by Agent; provided that in the absence of a Default or Event of Default and when Excess Availability is not less than 12.5% of the Maximum Revolver Amount for 3 consecutive Business Days, Agent shall not request such information more than 4 times in any fiscal year

(e) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,
(f) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower's and its Domestic Subsidiaries' Accounts, and
(g) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the Permitted Discretion of Agent, from time to time.

Upon request by Agent	(h) such other reports as to the Collateral or the financial condition of each Borrower and its Domestic Subsidiaries, as Agent may reasonably request.

Schedule 5.2 - Page 1

Schedule 6.6

Nature of Business

Wabash National Corporation (and its Subsidiaries) is a diversified industrial manufacturer and a leading producer of semi-trailers, truck bodies and liquid transportation systems.  The Company manufactures a diverse range of products including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. The Company's innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Garsite, Progress Tank, Supreme®, Transcraft®, Walker Engineered Products, and Walker Transport.